Filed Pursuant to Rule 424(b)(4)
Registration File Nos. 333-192372
333-192801

3,720,000 Shares of Common Stock

We are offering 3,720,000 shares of our common stock pursuant to this prospectus. Concurrently with the pricing of this offering, we completed a 1-for-17 reverse stock split of our outstanding common stock.

Our common stock has been quoted on the OTCQB Marketplace, operated by the OTC Markets Group, under the symbol “ADMP.”  We have received approval to have our common stock listed on The Nasdaq Capital Market under the symbol “ADMP.”  On December 12, 2013, the last reported sale price for our common stock on the OTCQB was $0.46 per share.

Our business and an investment in our securities involves a high degree of risk.  See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$5.95	$22,134,000
Underwriting discount (1)	$0.4165	$1,549,380
Proceeds, before expenses, to us	$5.5335	$20,584,620
(1)
The underwriters will receive compensation in addition to the underwriting discount.  See “Underwriting” beginning on page 88 of this prospectus for a description of compensation payable to the underwriters.

The underwriters may also purchase up to an additional 558,000 shares of common stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments, if any.

The underwriters expect to deliver the shares against payment therefor on or about December 18, 2013.

Sole Book-Running Manager

 CRT Capital
Co- Manager
Newport Coast Securities, Inc.

December 12, 2013

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You should rely only on the information contained in this prospectus.  We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained in this prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This prospectus may only be used where it is legal to offer and sell shares of our securities.  The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock.  Our business, financial condition, results of operations and prospects may have changed since that date.  We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted.

For investors outside the United States:  We have not and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States.  Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is included as an exhibit to the registration statement of which this prospectus forms a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you.  Moreover, such representations, warranties or covenants were accurate only as of the date when made.  Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Some of the industry and other data contained in this prospectus may be derived from data from various third-party sources.  We have not independently verified any of that information and it may not be accurate or complete and may be subject to change based on various factors, including those discussed under the heading “Risk Factors” elsewhere in this prospectus.

The Adamis Pharmaceuticals logo and other trademarks or service marks of Adamis Pharmaceuticals Corporation appearing in this prospectus are the property of Adamis Pharmaceuticals Corporation. All other brand names or trademarks appearing in this prospectus are the property of their respective owners.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision.  Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case included elsewhere in this prospectus.

Unless otherwise stated or the context requires otherwise, references in this prospectus to “Adamis,” the “company,” or the “Company,” “we,” “us,” or “our” refer to Adamis Pharmaceuticals Corporation and our subsidiaries, taken together.

Company Overview

We are an emerging pharmaceutical company focused on combining specialty pharmaceuticals and biotechnology to provide innovative medicines for patients and physicians.  Within our group of specialty pharmaceutical products, we are currently developing four products in the allergy and respiratory markets, including a dry powder inhaler technology that we recently exclusively licensed and have the rights to acquire from 3M Company.  Our goal is to create low cost therapeutic alternatives to existing treatments.  Consistent across all specialty pharmaceuticals product lines, we intend to pursue section 505(b)(2) New Drug Application, or NDA, regulatory approval filings with the U.S. Food and Drug Administration, or FDA, whenever applicable in order to reduce the time needed to get to market and to save on costs, compared to Section 505(b)(1) NDA filings for new drug products.  Within our group of biotechnology products, we are focused on the development of therapeutic vaccine product candidates and cancer drugs for patients with unmet medical needs in the multi-billion dollar global cancer market.

Our general business strategy is to generate revenue through launch of our allergy and respiratory products in development, in order to generate cash flow to help fund expansion of our allergy and respiratory business.  To achieve our goals and support our overall strategy, we will need to raise a substantial amount of funding and make substantial investments in equipment, new product development and working capital.

The current status of our development programs is as follows:

Product Portfolio

Specialty Pharmaceutical Products	Target Indication	Development Status (1)
Epinephrine PFS	Anaphylaxis	Submit for regulatory approval to sell
APC-5000	Asthma/COPD	Phase 3 trial (2)
APC-1000	Asthma/COPD	Phase 3 trial (2)
APC-3000	Allergic Rhinitis	Phase 3 trial (2)

Biotechnology Products	Target Indication	Development Status (1)
TeloB-VAX (vaccine)	Prostate Cancer	Phase 2 trial
APC-100	Prostate Cancer	Phase 1 trial (3)
APC-200	Prostate Cancer	Preclinical
APC-300	Prostate Cancer	Preclinical

(1)
Represents the next development or regulatory stage that we intend to pursue.  We may not have the financial resources to pursue any of these opportunities even assuming the successful completion of this offering.

(2)	A single Phase 3 trial, without previous Phase 1 or Phase 2 trials, is anticipated.
(3)	Phase 1/2a clinical trial has commenced and is ongoing.

We have not received regulatory approval for, or since our fiscal 2010 year generated commercial revenues from marketing or selling, any drugs or other products.

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Anaphylaxis; Epinephrine Pre-Filled Syringe

Our most advanced product candidate, the Epinephrine Injection USP 1:1000 0.3mg Pre-filled Single Dose Syringe, or the Epinephrine PFS, is a simple syringe designed to deliver a premeasured 0.3 mg dose of epinephrine for the treatment of anaphylaxis.  The American Academy of Allergy Asthma and Immunology, or AAAAI, defines anaphylaxis as a serious life-threatening allergic reaction.  The most common anaphylactic reactions are to foods, insect stings, medications and latex.  According to information published by AAAAI, up to 8% of U.S. children under the age of 18 have a food allergy, and approximately 38% of those with a food allergy have a history of severe reactions. Anaphylaxis requires immediate medical treatment, including an injection of epinephrine.  The number of prescriptions for epinephrine products has grown annually, as the risk of anaphylaxis has become more widely understood.

We believe that there is an opportunity for a simple, low-cost, intuitive pre-filled syringe to compete in this market.  We are preparing a 505(b)(2) submission to the FDA for approval for sale of the Epinephrine PFS product.  We hope to make the submission within a few months after the closing of this offering and, assuming no unexpected regulatory delays, to receive an approval by the end of calendar year 2014 or early in 2015.

Asthma and COPD

Asthma is a chronic lung disease that inflames and narrows the airways.  Asthma causes recurring periods of wheezing, chest tightness, shortness of breath, and coughing.  Asthma affects people of all ages, but it most often starts during childhood.  The National Institute of Health, or NIH, has stated that more than 25 million people in the U.S. have been diagnosed with asthma, of which an estimated approximately 7 million are children.  COPD, or chronic obstructive pulmonary disease, is a progressive disease that makes it difficult to breathe.  COPD can cause coughing that produces large amounts of mucus, wheezing, shortness of breath, chest tightness, and other symptoms.  According to the NIH, cigarette smoking is the leading cause of COPD.  However, long-term exposure to other lung irritants such as air pollution, chemical fumes, or dust may also contribute to COPD.

Taper DPI.  On August 1, 2013, we entered into an agreement with 3M Company, or 3M, to exclusively license and, upon final payment acquire, assets relating to 3M’s patented Taper dry powder inhaler, or DPI, technology under development for the treatment of asthma and COPD.  The Taper DPI technology was under development as a device designed to efficiently deliver dry powder by utilizing a 3M proprietary microstructured carrier tape, to be supplied by 3M under a separate supply agreement to be negotiated with 3M.  We believe that, once developed, the device can be utilized to deliver a wide variety of different drug compounds.  We intend to utilize the Taper DPI assets initially to develop a pre-metered inhaler device for the treatment of asthma and COPD to deliver the same active ingredients as GlaxoSmithKline’s Advair Diskus®.  Advair Diskus®, marketed by GlaxoSmithKine, or GSK, for the treatment of asthma and COPD, generated more than $4 billion in U.S. sales in 2012, based on GSK’s publicly announced results.  The Advair Diskus® is a dry powder inhaler, or DPI, product that combines fluticasone propionate, or fluticasone and salmeterol xinafoate, or salmeterol.  Fluticasone belongs to the family of medicines known as corticosteroids or steroids.

Upon completion of product development and clinical trials and if required regulatory approvals are obtained, we intend to commercially market the inhaler product to compete for a share of the Advair Diskus market with a branded generic version utilizing the Taper DPI technology.  We believe that one advantage of the Taper DPI technology is that it can deliver drug particles without the need for lactose or formulation excipients.  The majority of current dry powder products use lactose carrier excipients to enhance flowability; however, they have the disadvantage of increased bulk and require a mechanism for detaching the drug from the surface of the lactose.  Lactose carrier formulations require a complicated blending process and delivery that is highly sensitive to excipient powder properties.  There are currently no excipient-free DPIs in the U.S. market.  Due to the design of theTaper DPI, it can efficiently deliver drug without the need for formulation excipients.  As such, it enables consistent dose metering and delivery across a broad dosing range.  In addition, high fine particle fractions are achievable, which could allow more active drug to be delivered deep into the patient’s lungs.

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We are currently preparing an investigational new drug application, or IND, to be submitted to the FDA for approval to begin human testing of Taper DPI delivering fluticasone/salmeterol for the treatment of asthma and COPD.  Assuming receipt of sufficient funding and if clinical trials are initiated and successfully completed, we intend to pursue a new drug application under Section 505(b)(2) of the Food, Drug & Cosmetic Act, as amended, or FDCA, to seek approval for sale in the U.S. market.  We also intend to seek to identify opportunities to market Taper DPI based products outside of the U.S.  Pursuant to the agreement with 3M, we made an initial payment of $3.0 million to 3M and acquired an exclusive license to the DPI assets, and upon a final payment to 3M of $7.0 million before December 31, 2013, and satisfaction of other customary closing conditions, the Taper DPI assets will be transferred to us.  We intend to use approximately $7.0 million of the net proceeds of this offering to make the final payment to 3M and acquire the Taper DPI assets.

Additional Allergy Products.  Additional product candidates in our allergy and respiratory product pipeline include a steroid hydrofluoroalkane, or HFA, metered dose inhaler product, referred to as APC-1000, for asthma and COPD and an HFA pressurized metered dose nasal steroid for the treatment of seasonal and perennial allergic rhinitis, referred to as APC-3000.  Inhaled nasal steroid, or INS, products are sold under prescription for seasonal allergic rhinitis.  Our product candidates, if developed and approved for marketing, will target a small niche within the larger market for INS products.

Cancer

We believe that there is a significant need for new products and therapies for the treatment of prostate cancer and other forms of cancer.

TeloB-VAX. In April 2011, we acquired exclusive rights to patented telomerase-based cancer vaccine technology from the Regents of the University of California and the Dana-Farber/Harvard Cancer Center.  We intend to pursue development of the technology initially for what we believe may be a novel cell-based vaccine product candidate for cancer, tentatively named TeloB-VAX.  The technology is intended to activate the body’s natural defense machinery to stimulate an immune response against one of nature’s most common tumor markers, telomerase reverse transcriptase, or telomerase.  We believe that a vaccine product, if developed, will utilize the patient’s own B cells as antigen producing and antigen presenting cells.  In a Phase 1 study completed at UCSD in castrate resistant prostate cancer patients, the vaccine product candidate was shown to be safe and well tolerated.  The vaccine was found to be immunogenic, and was shown to induce a specific CD8 T cell response.  More importantly, the T cells induced post-vaccination were shown to specifically kill prostate cancer cells.  We believe that if future trials are successful and a vaccine product is developed, such a vaccine product may have a number of competitively advantageous features, including:  prolonged antigen presentation by B cells; induction of an immune response after a single injection; no need for complicated culture procedures; fewer steps; and potentially lower cost than other competitive products.  This vaccine product candidate utilizes a cancer antigen marker, telomerase, that is increased in approximately 85% of all tumors.  We believe that this technology may represent one of the first concrete opportunities to program the immune system to mobilize killer lymphocytes to combat cancer cells, including progenitor cancer stem cells that were shown to also express telomerase.

Prostate Cancer.  According to the American Cancer Society, or ACS, and the National Cancer Institute, or NCI, prostate cancer is the second-most common cancer in American men and the second leading cause of cancer death in American men.  The ACS estimated that for 2013 in the United States, approximately 238,000 new cases of prostate cancer will be diagnosed and about 29,700 men will die of prostate cancer in 2013.  In 2010, we licensed patents and related intellectual property relating to three cancer drug candidates developed at the University of Wisconsin.  We believe these drug candidates, named APC-100, -200 and -300, may offer significant new treatment opportunities for prostate cancer.

APC-100 is the most advanced of the three drug candidates.  In animal studies conducted to date, APC-100 demonstrated anti-androgenic and anti-inflammatory activities against prostate tumors growing in animal models and showed a strong safety profile in preclinical safety studies.  In 2006, APC-100 was awarded the NCI Rapid Award.  The award is given for promising new drugs for the treatment of cancer and resulted in significant funding for research and development of APC-100.  APC-100 has demonstrated desirable pharmacological characteristics as an oral or injectable anti-inflammatory and anti-androgenic drug candidate with multiple mechanisms of action.  APC-100 significantly decreases secretion of human PSA by human prostate cancer cells growing in mice and also significantly increases the time-to-tumor progression and survival of mice with prostate sensitive and castrate resistant tumors.  In animal studies, APC-100 was found to be more effective than Casodex or Flutamide, which are leading prostate cancer treatments.  In August 2011, we announced the enrollment of the first patient in a Phase 1/2a prostate cancer clinical study relating to the use of the APC-100 product to treat men with castrate-resistant prostate cancer.  The study began at the University of Wisconsin Carbone Cancer Center and was extended to the Wayne State University Karmanos Cancer Institute.  In the trial, each patient will be assessed for toxicity, biochemical responses (PSA), radiographic and clinical responses.  After completion of the Phase 1/2a APC-100 trial, we expect that we would meet with the FDA to review the trial results and determine the continuation of the clinical development with Phase 2b studies.

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APC-200 is a drug candidate for both castrate-sensitive and castrate resistant prostate cancer.  In 2007, APC-200 was awarded the NCI Rapid Award.  APC-200 blocks androgen-induced hydrogen peroxide production and inflammation and inhibits mouse prostate cancer.  In animal studies conducted to date, APC-200 was an excellent inhibitor of chronic inflammation, also completely inhibiting oxidase mediated high rates of hydrogen peroxide production in vivo, and significantly delaying prostate cancer progression and death in the standard mouse prostate cancer model.  After conclusion of the pre-clinical development activities, such as GMP manufacturing of drug substance and drug product, as well as conclusion of the pre-clinical safety, pharmacology and toxicology studies, we anticipate filing and opening an Adamis-sponsored IND relating to the clinical investigation of oral APC-200 in PCa patients with castrate resistant prostate cancer, assuming adequate funding and no unexpected delays.

APC-300 is a multi-targeted small molecule therapeutic drug that we believe has the potential to demonstrate anti-inflammatory, pro-apoptotic anti-cancer activities for prostate cancer patients, including men with advanced metastatic castrate resistance prostate cancer.  In pre-clinical in vitro studies conducted to date, APC-300 inhibited human tumor cell growth and killed both castrate-sensitive and castrate-resistant human prostate cancer tumors.  It also materially decreased tumor volumes and suppressed local metastasis in human to mouse xenograft models, where malignant human prostate, pancreas, or melanoma tumor tissue was grafted onto athymic immunosuppressed experimental mice.  We have not yet developed a clinical protocol and other materials for submission of an IND, due to funding limitations, and we expect to begin that process once we have adequate funding.

Recent Developments

Reverse Stock Split.  At our annual meeting of stockholders held on October 15, 2013, our stockholders approved a proposal to authorize our board of directors to effect a reverse stock split of our outstanding common stock if our board of directors in its discretion determines to effect a reverse stock split, by a ratio of not less than 1-for-2 and not more than 1-for-25 with a possible reduction in the number of shares of common stock that are authorized in our certificate of incorporation, depending on the exact ratio of the reverse stock split.   Concurrently with the pricing of this offering, we completed a 1-for-17 reverse stock split of our outstanding common stock.

Private Placement Transaction.  On June 26, 2013, we completed a private placement financing transaction pursuant to which we issued secured convertible promissory notes, or the Secured Notes, and common stock purchase warrants, or the June Warrants, to a small number of institutional investors.  As of September 30, 2013, the Secured Notes have an aggregate principal amount of $6,502,158.  The maturity date of the Secured Notes is December 26, 2013.  The Secured Notes are convertible into shares of common stock at any time at the discretion of the investor at an initial conversion price per share of $8.50 (giving effect to the reverse stock split), subject to adjustment.  The June Warrants have a term of five years and have an initial exercise price of $12.16 (giving effect to the reverse stock split), subject to adjustment.  Our obligations under the Secured Notes and the other transaction documents are guaranteed by our principal subsidiaries, and are secured by a security interest in substantially all of our assets and those of the subsidiaries pursuant to a Security Agreement.  The investors may publicly sell shares that are issued upon conversion of the Secured Notes or exercise of the June Warrants pursuant to a registration statement that has been filed with, and declared effective by, the Securities and Exchange Commission; such shares may also be sold upon compliance with the applicable provisions of Rule 144.  The conversion prices of the Secured Notes and the June Warrants are subject to full-ratchet price anti-dilution downward adjustment, with certain exceptions, if we issue equity securities, including in this offering, at prices below the conversion price of the Secured Notes or the exercise price of the June Warrants.

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The Secured Notes will either be converted into common stock or paid in full following the closing of this offering.  Not later than three trading days before the closing of a Qualified Offering as defined in the transaction documents, including this offering, a holder must elect in writing to either (a) accelerate the maturity date to not later than 20 trading days after the final closing of such Qualified Offering and receive payment equal to 115% of the outstanding principal amount and interest, if any, on the Secured Note, or (b) exercise the holder’s conversion rights, with such conversion to be effective at the closing of the Qualified Offering, at a conversion price of 85% of the lowest sales, conversion, exercise or purchase price of any common stock or common stock equivalent issued in connection with the offering if such price is lower than the then-current conversion price.  As a result, following the completion of this offering and completion of the 20 trading day period described above, the Secured Notes will be either paid utilizing a portion of the net proceeds of this offering, or converted into common stock, and will not remain outstanding.  Upon conversion or payment of all Secured Notes, and provided that there are no outstanding events of default under the transaction documents, the security interest relating to the transaction documents will be terminated.

Under the transaction documents as amended, the investors have waived the right of any investor to convert the Secured Notes in connection with a Qualified Offering, including this offering, that is completed before December 26, 2013 if the price to public of common stock sold in such a Qualified Offering is at or below $10.03 per share ($.59 per share as adjusted by the 1-for-17 reverse stock split).  As of the date of this prospectus, approximately $193,687 of Secured Notes have been converted into common stock at a post-reverse stock split price of $8.50 per share.  As a result, if the price to the public of the common stock sold in this offering is at or below $10.03 per share, the outstanding Secured Notes will not be converted at the conversion price described in the preceding paragraph, and approximately $7,254,742 of the net proceeds from this offering will be used to pay all amounts owed under the Secured Notes, assuming that no additional Secured Notes are converted before this offering.  In addition, if our common stock is listed on The Nasdaq Capital Market or other national exchange in connection with the closing of this offering, then the exercise price of the June Warrants, but not the number of shares issuable upon exercise of the June Warrants, is subject to adjustments based on the anti-dilution provisions in the June Warrants.

Taper DPI.  As described above under the heading “Company Overview—Asthma and COPD,” on August 1, 2013, we entered into an agreement with 3M Company to exclusively license and, upon final payment acquire, assets relating to 3M Company’s patented Taper dry powder inhaler, technology under development under development for the treatment of asthma and COPD.

Corporate Background

Our principal executive offices are located at 11455 El Camino Real, Suite 310, San Diego, CA  92130, and our telephone number is (858) 997-2400.  Our website address is:  www.adamispharmaceuticals.com.  We have included our website address as a factual reference and do not intend it to be an active link to our website.  The information that can be accessed through our website is not part of this prospectus, and investors should not rely on any such information in deciding whether to purchase our common stock.

Risks

We are an early stage company.  We have not received regulatory approval for, or since our fiscal 2010 year generated commercial revenues from marketing or selling, any drugs or other products.  Since our inception, we have incurred substantial losses.  Our business and our ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to buy our common stock.  In particular, you should carefully consider the following risks, which are discussed more fully along with additional risks in “Risk Factors” beginning on page 9 of this prospectus.

●	We may never commercialize any of our products or earn a profit.

●	Our auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

●	Even assuming the successful completion of this offering, we may require additional financing to continue as a going concern.

●
Statements in this prospectus concerning our future plans and operations are dependent on our ability to secure adequate funding and the absence of unexpected delays or adverse developments.  We may not be able to secure required funding.

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●	We have incurred losses since our inception, and we anticipate that we will continue to incur losses. We may never achieve or sustain profitability.

●	Our limited operating history may make it difficult to evaluate our business and our future viability.

●	Many of our potential products and technologies are in early stages of development.

●	Delays in the commencement or completion of clinical testing of our product candidates could result in increased costs and delay our ability to generate significant revenues.

●
We intend to pursue Section 505(b)(2) regulatory approval filings with the FDA for our products where applicable.  Such filings involve significant costs, and we may also encounter difficulties or delays in obtaining regulatory approval for our products.

●
We are subject to substantial government regulation, which could materially adversely affect our business.  If we do not receive regulatory approvals, we may not be able to develop and commercialize our technologies.

●	If we fail to obtain acceptable prices or appropriate reimbursement for our products, our ability to successfully commercialize our products will be impaired.

●	Legislative or regulatory reform of the healthcare system may affect our ability to sell our products profitably.

●	We have limited sales, marketing and distribution experience.

●
Our failure to adequately protect or to enforce our intellectual property rights or secure rights to third party patents could materially harm our proprietary position in the marketplace or prevent the commercialization of our products.

●	We depend on our officers. If we are unable to retain our key employees or to attract additional qualified personnel, our product operations and development efforts may be seriously jeopardized.

●	The price of our common stock may be volatile.

●
Our principal stockholders have significant influence over us, they may have significant influence over actions requiring stockholder approval, and your interests as a stockholder may conflict with the interests of those persons.

●
In preparing our consolidated financial statements, our management determined that our disclosure controls and procedures and that our internal controls over financial reporting, were ineffective as of March 31, 2013, which could result in material misstatements in our financial statements.  If we continue to fail to comply with the rules under the Sarbanes-Oxley Act of 2002 related to disclosure controls and procedures, or if we discover additional material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult.

●	A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline and may impair our ability to raise capital in the future.

●	You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

●
Our stockholders approved a proposal at our annual meeting of stockholders held on October 15, 2013, to authorize our board of directors to effect a reverse stock split of our common stock.  Concurrently with the pricing of this offering, we completed a 1-for-17 reverse stock split of our outstanding common stock. There are risks associated with a reverse stock split.

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The Offering

Securities offered by us	3,720,000 shares of common stock (up to 4,278,000 shares if the underwriters exercise their over-allotment option in full).
Common Stock to be outstanding after this offering	9,911,987 shares. If the underwriters’ over-allotment option is exercised in full, the total number of shares of common stock outstanding after this offering would be 10,469,987 shares.
Use of Proceeds
We intend to use approximately $7 million of the net proceeds received from this offering to make our final payment to 3M to acquire the assets relating to the Taper dry powder inhaler technology.  We will also use a portion of the net proceeds to pay all amounts owed under any of the Secured Notes that the holders of the Secured Notes do not convert into common stock before this offering, or in connection with the closing of this offering.  The holders have waived their right to convert their Secured Notes in connection with this offering if the price to public of common stock sold in this offering is less than $10.03 per share ($.59 per share as adjusted by the 1-for-17 reverse stock split).  As a result, if the price to public of the shares sold in this offering is less than $10.03, we do not expect any of the holders of Secured Notes to convert into common stock in connection with this offering.  If no additional Secured Notes are converted, approximately $7,254,742 of the net proceeds would be used to pay the Secured Notes.  We may also use a portion of the net proceeds from this offering to pay any accrued interest owed and any unconverted balance of principal and interest owed under an outstanding convertible promissory note dated December 31, 2012, held by an individual investor in the principal amount of $600,000, which is due March 26, 2014, which accrues interest a rate of 10% per annum, and which is convertible at the option of the holder into shares of common stock at a price of $9.35 ($0.55 per share, as adjusted by the reverse stock split).  We intend to use the remaining net proceeds to fund our research and development activities and for working capital and general corporate purposes, including payment of outstanding obligations and indebtedness including transaction expenses of this offering, and seeking regulatory approval for and commercially launching our Epinephrine PFS syringe product.  See “Use of Proceeds” on page 29.

Risk Factors	See “Risk Factors” beginning on page 9 and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

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NASDAQ Capital Market Trading Symbol	ADMP
Unless we indicate otherwise, all information in this prospectus (i) except for our consolidated financial statements and notes thereto, reflects a 1-for-17 reverse stock split of our issued and outstanding shares of common stock (and proportional adjustment of options and warrants) completed concurrently with the pricing of this offering and the corresponding adjustment of all common stock price per share and stock option and warrant exercise price data; (ii) is based on 104,876,409 pre-reverse split shares of common stock issued and outstanding as of November 30, 2013 (approximately 6,169,201 shares giving effect to the reverse stock split), see “Description of Securities”; (iii) assumes no exercise by the underwriters of their option to purchase up to an additional 558,000 shares of common stock to cover over-allotments, if any; (iv) excludes approximately 64,171 post-reverse split shares of common stock issuable upon conversion of outstanding convertible notes and convertible debentures, other than the Secured Notes; (v) excludes approximately 404,622 post-reverse split shares of our common stock issuable upon exercise of outstanding stock options under our equity incentive plans with exercise prices ranging from $3.06 to $12.75 and having a weighted average exercise price of $5.78 per share as of November 30, 2013, and approximately 42,707 post-reverse split shares issuable upon the vesting of outstanding restricted stock units awarded under our equity incentive plans; (vi) excludes approximately 149,079 post-reverse split shares of our common stock issuable upon the exercise of outstanding warrants, other than the June Warrants, at a weighted average exercise price of $14.28 per share as of November 30, 2013; (vii) excludes approximately 764,960 post-reverse split shares of our common stock issuable upon exercise of the June Warrants at an exercise price of approximately $12.16 per share (subject to “full-ratchet” anti-dilution protection upon certain equity issuances, including the shares of common stock offered in this offering, at prices below $12.16 per share, as defined in the June Warrants); (viii) excludes approximately 764,960 post-reverse split shares of common stock issuable upon conversion of the Secured Notes if all Secured Notes were converted in connection with this offering; and (ix) excludes 186,000 shares of common stock underlying the warrants to be issued to the underwriters in connection with this offering.

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RISK FACTORS

Any investment in our common stock involves a high degree of risk.  Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock.  Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur.  This prospectus also contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

Risks Related to Our Business, Industry and Financial Condition

We may never commercialize any of our products or earn a profit.

We currently have no revenues from product sales, have not generated any revenue from operations for the last two fiscal years, and expect to incur substantial net losses for the foreseeable future to further develop and commercialize our product candidates and technologies.  We may never be able to commercialize any of our product candidates or be able to generate revenues from products sales.  Because of the risks and uncertainties associated with developing and commercializing our specialty pharmaceuticals, cancer and other product candidates, we are unable to predict when we may commercially introduce products, the extent of any future losses or when we will become profitable, if ever.  We may never successfully commercialize our product candidates, and our business may fail.

Our auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain further financing.

Our audited financial statements for the year ended March 31, 2013, were prepared under the assumption that we would continue our operations as a going concern.  Our independent registered public accounting firm has included a “going concern” explanatory paragraph in its report on our financial statements for the years ended March 31, 2013 and 2012, indicating that we have incurred recurring losses from operations and have limited working capital to pursue our business alternatives, and that these factors raise substantial doubt about our ability to continue as a going concern.  Uncertainty concerning our ability to continue as a going concern may hinder our ability to obtain future financing.  Continued operations and our ability to continue as a going concern are dependent on our ability to obtain additional funding in the near future and thereafter, and there are no assurances that such funding will be available at all or will be available in sufficient amounts or on reasonable terms.  Our financial statements do not include any adjustments that may result from the outcome of this uncertainty.  Without additional funds from debt or equity financing, sales of assets, sales or out-licenses of intellectual property or technologies, or other transaction, we will rapidly exhaust our resources and will be unable to continue operations.  If we cannot continue as a viable entity, our stockholders would likely lose most or all of their investment in us.

Even assuming the successful completion of this offering, we may require additional financing to continue as a going concern.

We incurred a net loss of approximately $7.2 million for the year ended March 31, 2013, and a net loss of approximately $1.1 million for the six months ended September 30, 2013.  At March 31 and September 30, 2013, we had cash and cash equivalents of $0 and approximately $120,000, respectively, no accounts receivable and significant liabilities and obligations.  Absent additional funding, we believe that our cash and cash equivalents will be sufficient to fund our operations only for a relatively short period of time, even assuming the successful completion of this offering.  The development of our business will require substantial additional capital in the future to commercialize our Epinephrine pre-filled syringe product, or Epinephrine PFS, proceed with development of the Taper inhaler technology, and conduct research and develop our cancer and vaccine technologies and other product candidates, as well as to fund our ongoing operations and satisfy our obligations and liabilities.  We have historically relied upon private sales of our equity or debt securities to fund our operations.  We currently have no credit facility or committed sources of capital.  Delays in obtaining funding could adversely affect our ability to develop and commercially introduce products and cause us to be unable to comply with our obligations under outstanding instruments.  For example, if we are not able to make the $7.0 million payment to 3M Company in order to complete the acquisition of Taper inhaler assets that we have licensed, we could lose the rights to acquire those assets.

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Our ability to obtain additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment.  If we are unable to raise additional capital when required or on acceptable terms, we may have to significantly delay, scale back or discontinue the development or commercialization of one or more of our product candidates, restrict our operations or obtain funds by entering into agreements on unattractive terms, which would likely have a material adverse effect on our business, stock price and our relationships with third parties with whom we have business relationships, at least until additional funding is obtained.  If we do not have sufficient funds to continue operations, we could be required to seek bankruptcy protection or other alternatives that would likely result in our stockholders losing some or all of their investment in us.

Statements in this prospectus concerning our future plans and operations are dependent on our ability to secure adequate funding and the absence of unexpected delays or adverse developments.  We may not be able to secure required funding.

The statements contained in this prospectus concerning future events or developments or our future activities, such as concerning current or planned clinical trials, anticipated research and development activities, anticipated dates for commencement of clinical trials, anticipated completion dates of clinical trials, anticipated meetings with the FDA or other regulatory authorities concerning our product candidates, anticipated dates for submissions to obtain required regulatory marketing approvals, anticipated dates for commercial introduction of products, and other statements concerning our future operations and activities, are forward-looking statements that in each instance assume that we are able to obtain sufficient funding in the near term and thereafter to support such activities and continue our operations and planned activities in a timely manner.  There can be no assurance that this will be the case.  Also, such statements assume that there are no significant unexpected developments or events that delay or prevent such activities from occurring.  Failure to timely obtain sufficient funding, or unexpected development or events, could delay the occurrence of such events or prevent the events described in any such statements from occurring which could adversely affect our business, financial condition and results of operations.

We have incurred losses since our inception, and we anticipate that we will continue to incur losses.  We may never achieve or sustain profitability.

We incurred net losses of approximately $7.2 and $1.1 million for our fiscal year ended March 31, 2013 and for the six months ended September 30, 2013, respectively.  From inception through September 30, 2013, we have an accumulated deficit of approximately $39.1 million.  These losses will increase as we continue our research and development activities, seek regulatory approvals for our product candidates and commercialize any approved products.  These losses will cause, among other things, our stockholders’ equity and working capital to decrease.  Any future earnings and cash flow from operations of our business are dependent on our ability to further develop our products and on revenues and profitability from sales of products.

There can be no assurance that we will be able to generate sufficient product revenue to become profitable at all or on a sustained basis.  Even if we generate revenues, we expect to have quarter-to-quarter fluctuations in revenues and expenses, some of which could be significant, due to research, development, clinical trial, marketing and manufacturing expenses and activities.  If our product candidates fail in clinical trials or do not gain regulatory approval, or if our products do not achieve market acceptance, we may never become profitable.  As we commercialize and market products, we will need to incur expenses for product marketing and brand awareness and conduct significant research, development, testing and regulatory compliance activities that, together with general and administrative expenses, could result in substantial operating losses for the foreseeable future.  Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Our limited operating history may make it difficult to evaluate our business and our future viability.

We are in the relatively early stage of operations and development and have only a limited operating history on which to base an evaluation of our business and prospects.  Even if we successfully obtain additional funding, we are subject to the risks associated with early stage companies with a limited operating history, including:  the need for additional financings; the uncertainty of research and development efforts resulting in successful commercial products, as well as the marketing and customer acceptance of such products; unexpected issues with the FDA or other federal or state regulatory authorities; regulatory setbacks and delays; competition from larger organizations; reliance on the proprietary technology of others; dependence on key personnel; uncertain patent protection; fluctuations in expenses; and dependence on corporate partners and collaborators.  Any failure to successfully address these risks and uncertainties could seriously harm our business and prospects.  We may not succeed given the technological, marketing, strategic and competitive challenges we will face.  The likelihood of our success must be considered in light of the expenses, difficulties, complications, problems and delays frequently encountered in connection with the growth of a new business, the continuing development of new drug technology, and the competitive and regulatory environment in which we operate or may choose to operate in the future.

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Many of our potential products and technologies are in early stages of development.

The development of new pharmaceutical products is a highly risky undertaking, and there can be no assurance that any future research and development efforts we might undertake will be successful.  Our potential products in the cancer and viral fields will require extensive additional research and development before any commercial introduction, as will research and development work on our allergy and respiratory products.  There can be no assurance that any future research, development or clinical trial efforts will result in viable products or meet efficacy standards.  Future clinical or preclinical results may be negative or insufficient to allow us to successfully market our product candidates.  Obtaining needed data and results may take longer than planned or may not be obtained at all.  Any such delays or setbacks could have an adverse effect on our ability to achieve our financial goals.

We rely on third parties to conduct our clinical trials.  If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be unable to obtain, or may experience delays in obtaining, regulatory approval, or may not be successful in commercializing our planned and future products.

Like many companies our size, we do not have the ability to conduct preclinical or clinical studies for our product candidates without the assistance of third parties who conduct the studies on our behalf.  These third parties are usually toxicology facilities and clinical research organizations, or CROs, that have significant resources and experience in the conduct of pre-clinical and clinical studies.  The toxicology facilities conduct the pre-clinical safety studies as well as associated tasks connected with these studies.  The CROs typically perform patient recruitment, project management, data management, statistical analysis, and other reporting functions.  We intend to rely on third parties to conduct clinical trials of our product candidates and to use third party toxicology facilities and CROs for our pre-clinical and clinical studies.  We may also rely on academic institutions or clinical research organizations to conduct, supervise or monitor some or all aspects of clinical trials involving our products.

Our reliance on these third parties for development activities will reduce our control over these activities.  If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or for other reasons, we may be required to replace them, and our clinical trials may be extended, delayed or terminated.  Although we believe there are a number of third-party contractors that we could engage to continue these activities, replacing a third-party contractor may result in a delay of the affected trial.

Delays in the commencement or completion of clinical testing of our product candidates could result in increased costs and delay our ability to generate significant revenues.

The actual timing of commencement and completion of clinical trials can vary dramatically from our anticipated timing due to factors such as funding limitations, scheduling conflicts with participating clinicians and clinical institutions, and the rate of patient enrollment.  Clinical trials involving our product candidates may not commence or be completed as forecast.  Delays in the commencement or completion of clinical testing could significantly impact our product development costs.  We do not know whether current or planned clinical trials will begin on time or be completed on schedule, if at all.  The commencement of clinical trials can be delayed for a variety of reasons, including delays in:

●	obtaining required funding;

●	obtaining regulatory approval to commence a clinical trial;

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●	reaching agreement on acceptable terms with prospective contract research organizations and clinical trial sites;

●	obtaining sufficient quantities of clinical trial materials for product candidates;

●	obtaining institutional review board approval to conduct a clinical trial at a prospective site; and

●	recruiting participants for a clinical trial.

In addition, once a clinical trial has begun, it may be suspended or terminated by us or the FDA or other regulatory authorities due to a number of factors, including:

●	failure to conduct the clinical trial in accordance with regulatory requirements;

●	inspection of the clinical trial operations or clinical trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold;

●	failure to achieve certain efficacy and/or safety standards; or

●	lack of adequate funding to continue the clinical trial.

Clinical trials require sufficient participant enrollment, which is a function of many factors, including the size of the target patient population, the nature of the trial protocol, the proximity of participants to clinical trial sites, the availability of effective treatments for the relevant disease, the eligibility criteria for our clinical trials and competing trials.  Delays in enrollment can result in increased costs and longer development times.  Our failure to enroll participants in our clinical trials could delay the completion of the clinical trials beyond current expectations.  In addition, the FDA could require us to conduct clinical trials with a larger number of participants than we may project for any of our product candidates.  As a result of these factors, we may not be able to enroll a sufficient number of participants in a timely or cost-effective manner.

Furthermore, enrolled participants may drop out of clinical trials, which could impair the validity or statistical significance of the clinical trials.  A number of factors can influence the discontinuation rate, including, but not limited to:  the inclusion of a placebo in a trial; possible lack of effect of the product candidate being tested at one or more of the dose levels being tested; adverse side effects experienced, whether or not related to the product candidate; and the availability of numerous alternative treatment options that may induce participants to discontinue from the trial.

We may be required to suspend, repeat or terminate our clinical trials if the trials are not well designed, do not meet regulatory requirements or the results are negative or inconclusive, which may result in significant negative repercussions on business and financial condition.

Before regulatory approval for a potential product can be obtained, we must undertake clinical testing on humans to demonstrate the tolerability and efficacy of the product.  We cannot assure you that we will obtain authorization to permit product candidates that are in the preclinical development phase to enter the human clinical testing phase.  In addition, we cannot assure you that any authorized preclinical or clinical testing will be completed successfully within any specified time period by us, or without significant additional resources or expertise to those originally expected to be necessary.  We cannot assure you that such testing will show potential products to be safe and efficacious or that any such product will be approved for a specific indication.  Further, the results from preclinical studies and early clinical trials may not be indicative of the results that will be obtained in later-stage clinical trials.  In addition, we or regulatory authorities may suspend clinical trials at any time on the basis that the participants are being exposed to unacceptable health risks.

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We are subject to the risk of clinical trial and product liability lawsuits.

The testing of human health care product candidates entails an inherent risk of allegations of clinical trial liability, while the marketing and sale of approved products entails an inherent risk of allegations of product liability and associated adverse publicity.  We currently maintain liability insurance coverage of $1,000,000.  Such insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, or at all.  As we conduct additional clinical trials and introduce products into the United States market, the risk of adverse events increases and our requirements for liability insurance coverage are likely to increase.  We are subject to the risk that substantial liability claims from the testing or marketing of pharmaceutical products could be asserted against us in the future.  There can be no assurance that we will be able to obtain or maintain insurance on acceptable terms, particularly in overseas locations, for clinical and commercial activities or that any insurance obtained will provide adequate protection against potential liabilities.  An inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could inhibit our business.

Moreover, our current and future coverages may not be adequate to protect us from all of the liabilities that we may incur.  If losses from liability claims exceed our insurance coverage, we may incur substantial liabilities that exceed our financial resources.  In addition, a product or clinical trial liability action against us would be expensive and time-consuming to defend, even if we ultimately prevailed.  If we are required to pay a claim, we may not have sufficient financial resources and our business and results of operations may be harmed.  A product liability claim brought against us in excess of our insurance coverage, if any, could have a material adverse effect upon our business, financial condition and results of operations.

We do not have commercial-scale manufacturing capability, and we lack commercial manufacturing experience.  We will likely rely on third parties to manufacture and supply our product candidates.

We do not own or operate manufacturing facilities for clinical or commercial production of product candidates.  We do not have any experience in drug formulation or manufacturing, and we lack the resources and the capability to manufacture any of our product candidates on a clinical or commercial scale.  Accordingly, we expect to depend on third-party contract manufacturers for the foreseeable future.  Any performance failure on the part of our contract manufacturers could delay clinical development, regulatory approval or commercialization of our current or future product candidates, depriving us of potential product revenue and resulting in additional losses.

The manufacture of pharmaceutical products requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls.  Manufacturers of pharmaceutical products often encounter difficulties in production, particularly in scaling up initial production.

These problems can include difficulties with production costs and yields, quality control (including stability of the product candidate and quality assurance testing), shortages of qualified personnel, and compliance with strictly enforced federal, state and foreign regulations.  If our third-party contract manufacturers were to encounter any of these difficulties or otherwise fail to comply with their obligations or under applicable regulations, our ability to provide product candidates to patients in our clinical trials or commercially would be jeopardized.  If we file an application for marketing approval of the product and the FDA grants marketing approval, any delay or interruption in the supply of product could delay the commercial launch of the product or impair our ability to meet demand for the product.  Difficulties in supplying products for clinical trials could increase the costs associated with our clinical trial programs and, depending upon the period of delay, require us to commence new trials or qualify new manufacturers at significant additional expense, possibly causing commercial delays or termination of the trials.

Our products can only be manufactured in a facility that has undergone a satisfactory inspection by the FDA and other relevant regulatory authorities.  For these reasons, we may not be able to replace manufacturing capacity for our products quickly if we or our contract manufacturer(s) were unable to use manufacturing facilities as a result of a fire, natural disaster (including an earthquake), equipment failure, or other difficulty, or if such facilities were deemed not in compliance with the regulatory requirements and such non-compliance could not be rapidly rectified.  An inability or reduced capacity to manufacture our products would have a material adverse effect on our business, financial condition, and results of operations.

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We are subject to substantial government regulation, which could materially adversely affect our business.  If we do not receive regulatory approvals, we may not be able to develop and commercialize our technologies.

We need FDA approval to market our proposed Epinephrine PFS product and other products in the United States, and similar approvals from foreign regulatory authorities to market products outside the United States.  We have not yet filed an application with the FDA to obtain approval to market any of our proposed products.  The production and marketing of our products and potential products and our ongoing research and development, pre-clinical testing and clinical trial activities are subject to extensive regulation and review by numerous governmental authorities in the United States and will face similar regulation and review for overseas approval and sales from governmental authorities outside of the United States.  The regulatory review and approval process, which may include evaluation of preclinical studies and clinical trials of our products, as well as the evaluation of manufacturing processes and contract manufacturers’ facilities, is lengthy, expensive and uncertain.  We have limited experience in filing and pursuing applications necessary to gain regulatory approvals.  Many of the product candidates that we are currently developing must undergo rigorous pre-clinical and clinical testing and an extensive regulatory approval process before they can be marketed.  This process makes it longer, more difficult and more costly to bring our potential products to market, and we cannot guarantee that any of our potential products will be approved.  Many products for which FDA approval has been sought by other companies have never been approved for marketing.  In addition to testing and approval procedures, extensive regulations also govern marketing, manufacturing, distribution, labeling, and record-keeping procedures.  If we or our collaboration partners do not comply with applicable regulatory requirements, such violations could result in non-approval, suspensions of regulatory approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions, and criminal prosecution.

Regulatory authorities generally have substantial discretion in the approval process and may either refuse to accept an application, or may decide after review of an application that the data submitted is insufficient to allow approval of the proposed product.  If regulatory authorities do not accept or approve our applications, they may require that we conduct additional clinical, preclinical or manufacturing studies and submit that data before regulatory authorities will reconsider such application.  We may need to expend substantial resources to conduct further studies to obtain data that regulatory authorities believe is sufficient.  Depending on the extent of these studies, approval of applications may be delayed by several years, or may require us to expend more resources than we may have available.  It is also possible that additional studies may not suffice to make applications approvable.  If any of these outcomes occur, we may be forced to abandon our applications for approval.

Failure to obtain FDA or other required regulatory approvals, or withdrawal of previous approvals, would adversely affect our business.  Even if regulatory approval of a product is granted, this approval may entail limitations on uses for which the product may be labeled and promoted, or may prevent us from broadening the uses of products for different applications.

We intend to pursue Section 505(b)(2) regulatory approval filings with the FDA for our products where applicable.  Such filings involve significant costs, and we may also encounter difficulties or delays in obtaining regulatory approval for our products.

We intend to pursue a Section 505(b)(2) regulatory filing with the FDA in connection with our Epinephrine PFS syringe product, our APC-1000 and APC-3000 inhalation and nasal products and, when developed, our inhaler product based on the Taper DPI technology.  A section 505(b)(2) NDA is a special type of NDA that enables the applicant to rely, in part, on the FDA’s findings of safety and efficacy of an existing previously approved product, or published literature, in support of its application.  Section 505(b)(2) NDAs often provide an alternate path to FDA approval for new or improved formulations or new uses of previously approved products.  Such filings involve significant filing costs, including filing fees.

To the extent that a Section 505(b)(2) NDA relies on clinical trials conducted for a previously approved drug product or the FDA’s prior findings of safety and effectiveness for a previously approved drug product, the Section 505(b)(2) applicant must submit patent certifications in its Section 505(b)(2) application with respect to any patents for the previously approved product on which the applicant’s application relies and that are listed in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book.  Specifically, the applicant must certify for each listed patent that, in relevant part, (1) the required patent information has not been filed; (2) the listed patent has expired; (3) the listed patent has not expired, but will expire on a particular date and approval is not sought until after patent expiration; or (4) the listed patent is invalid, unenforceable or will not be infringed by the proposed new product.  A certification that the new product will not infringe the previously approved product’s listed patent or that such patent is invalid or unenforceable is known as a Paragraph IV certification.  If the applicant does not challenge one or more listed patents through a Paragraph IV certification, the FDA will not approve the Section 505(b)(2) NDA application until all the listed patents claiming the referenced product have expired.

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If the Section 505(b)(2) NDA applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the owner of the referenced NDA for the previously approved product and relevant patent holders within 20 days after the Section 505(b)(2) NDA has been accepted for filing by the FDA.  The NDA and patent holders may then initiate a patent infringement suit against the Section 505(b)(2) applicant.  Under the FDCA, the filing of a patent infringement lawsuit within 45 days of receipt of the notification regarding a Paragraph IV certification automatically prevents the FDA from approving the Section 505(b)(2) NDA until the earliest to occur of 30 months beginning on the date the patent holder receives notice, expiration of the patent, settlement of the lawsuit, or until a court deems the patent unenforceable, invalid or not infringed.

If we rely in our Section 505(b)(2) regulatory filings on clinical trials conducted, or the FDA’s prior findings of safety and effectiveness, for a previously approved drug product that involves patents referenced in the Orange Book, then we will need to make the patent certifications or the Paragraph IV certification described above.  If we make a Paragraph IV certification and the holder of the previously approved product that we referenced in our application initiates patent litigation within the time periods described above, then any FDA approval of our 505(b)(2) application would be delayed until the earlier of 30 months, resolution of the lawsuit, or the other events described above.  Accordingly, our anticipated dates of commercial introduction of our Epinephrine PFS syringe product and or other products would be delayed.  In addition, we would incur the expenses, which could be material, involved with any such patent litigation.  As a result, we may invest a significant amount of time and expense in the development of our product only to be subject to significant delay and patent litigation before our product may be commercialized, if at all.

In addition, even if we submit a 505(b)(2) application for the Epinephrine PFS product, or other future product, that relies on clinical trials conducted for a previously approved product where there are no patents referenced in the Orange Book for such other product with respect to which we have to provide certifications, we are subject to the risk that the FDA could disagree with our reliance on the particular previously approved product that we chose to rely on, conclude that such previously approved product is not an acceptable reference product, and require us instead to rely as a reference product on another previously approved product that involves patents referenced in the Orange Book, requiring us to make the certifications described above and subjecting us to additional delay, expense and the other risks described above.

If we fail to obtain acceptable prices or appropriate reimbursement for our products, our ability to successfully commercialize our products will be impaired.

Government and insurance reimbursements for healthcare expenditures play an important role for all healthcare providers, including physicians and pharmaceutical companies such as Adamis, that plan to offer various products in the United States and other countries in the future.  Physicians and patients may decide not to order our products unless third-party payors, such as managed care organizations as well as government payors such as Medicare and Medicaid, pay a substantial portion of the price of the products.  Market acceptance and sales of our products and potential products will depend in part on the extent to which reimbursement for the costs of such products will be available from government health administration authorities, private health coverage insurers, managed care organizations, and other organizations.  In the United States, our ability to have our products eligible for Medicare, Medicaid or private insurance reimbursement will be an important factor in determining the ultimate success of our products.  If, for any reason, Medicare, Medicaid or the insurance companies decline to provide reimbursement for our products, our ability to commercialize our products would be adversely affected.

Third-party payors may challenge the price of medical and pharmaceutical products.  Reimbursement by a third-party payor may depend on a number of factors, including a payor’s determination that our product candidates are:

●	not experimental or investigational;

●	effective;

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●	medically necessary;

●	appropriate for the specific patient;

●	cost-effective;

●	supported by peer-reviewed publications; and

●	included in clinical practice guidelines.

If purchasers or users of our products and related treatments are not able to obtain appropriate reimbursement for the cost of using such products, they may forego or reduce such use.  Significant uncertainty exists as to the reimbursement status of newly approved pharmaceutical products, and there can be no assurance that adequate third-party coverage will be available for any of our products.  Even if our products are approved for reimbursement by Medicare, Medicaid and private insurers, of which there can be no assurance, the amount of reimbursement may be reduced at times or even eliminated.  This would have a material adverse effect on our business, financial condition and results of operations.

Legislative or regulatory reform of the healthcare system may affect our ability to sell our products profitably.

In both the United States and certain foreign jurisdictions, there have been and are expected to be a number of legislative and regulatory changes to the healthcare system in ways that could impact our ability to sell our products profitably, including the Patient Protection and Affordable Care Act signed into law in the United States in March 2010.  Given the enactment of these laws and other federal and state legislation and regulations relating to the healthcare system, it is still too early to determine their impact on the biotechnology and pharmaceutical industries and our business.  The U.S. Congress continues to consider issues relating to the healthcare system, and future legislation or regulations may affect our ability to market and sell products on favorable terms, which would affect our results of operations, as well as our ability to raise capital, obtain additional collaborators or profitably market our products.  Such legislation or regulation may reduce our revenues, increase our expenses or limit the markets for our products.  In particular, we expect to experience pricing pressures in connection with the sale of our products due to the influence of health maintenance and managed health care organizations and additional legislative proposals.

We have limited sales, marketing and distribution experience.

We have limited experience in the sales, marketing, and distribution of pharmaceutical products.  There can be no assurance that we will be able to establish sales, marketing, and distribution capabilities or make arrangements with our current collaborators or others to perform such activities or that such efforts will be successful.  If we decide to market any products directly, we must either acquire or internally develop a marketing and sales force with technical expertise and with supporting distribution capabilities.  The acquisition or development of a sales, marketing and distribution infrastructure would require substantial resources, which may not be available to us or, even if available, could divert the attention of our management and key personnel and have a negative impact on further product development efforts.

We may seek to enter into arrangements to develop and commercialize our products.  These collaborations, if secured, may not be successful.

We have entered into arrangements with third parties regarding development and commercialization of some of our products and may in the future seek to enter into collaborative arrangements to develop and commercialize some of our potential products both in North America and international markets.  There can be no assurance that we will be able to negotiate collaborative arrangements on favorable terms or at all or that our current or future collaborative arrangements will be successful.  The amount and timing of resources such third parties will devote to these activities may not be within our control.  There can be no assurance that such parties will perform their obligations as expected.  There can be no assurance that our collaborators will devote adequate resources to our products.

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If our potential products are unable to compete effectively with current and future products targeting similar markets as our potential products, our commercial opportunities will be reduced or eliminated.

The markets for epinephrine products, our proposed APC-5000 inhaler product and other allergy and respiratory products, and cancer and vaccine products, are intensely competitive and characterized by rapid technological progress.  We face competition from numerous sources, including major biotechnology and pharmaceutical companies worldwide.  Many of our competitors have substantially greater financial and technical resources, and development, production and marketing capabilities, than we do.  Certain companies have established technologies that may be competitive with our product candidates and any future products that we may develop or acquire.  Some of these products may use different approaches or means to obtain results, which could be more effective or less expensive than our products for similar indications.  In addition, many of these companies have more experience than we do in pre-clinical testing, clinical trials and manufacturing of compounds, obtaining FDA and foreign regulatory approvals, and brand name exposure and expertise in sales and marketing.  We also compete with academic institutions, governmental agencies and private organizations that are conducting research in the same fields.

Competition among these entities to recruit and retain highly qualified scientific, technical and professional personnel and consultants is also intense.  As a result, there is a risk that one or more of our competitors will develop a more effective product for the same indications for which we are developing a product or, alternatively, bring a similar product to market before we can do so.  Failure to successfully compete will adversely impact the ability to raise additional capital and ultimately achieve profitable operations.

If we suffer negative publicity concerning the safety of our products in development, our sales may be harmed and we may be forced to withdraw such products.

If concerns should arise about the safety of any of our products that are marketed, regardless of whether or not such concerns have a basis in generally accepted science or peer-reviewed scientific research, such concerns could adversely affect the market for these products.  Similarly, negative publicity could result in an increased number of product liability claims, whether or not these claims are supported by applicable law.

Our failure to adequately protect or to enforce our intellectual property rights or secure rights to third party patents could materially harm our proprietary position in the marketplace or prevent the commercialization of our products.

Our success depends in part on our ability to obtain and maintain protection in the United States and other countries for the intellectual property covering or incorporated into our technologies and products.  The patents and patent applications in our existing patent portfolio are either owned by us or licensed to us.  Our ability to protect our product candidates from unauthorized use or infringement by third parties depends substantially on our ability to obtain and maintain, or license, valid and enforceable patents.  Due to evolving legal standards relating to the patentability, validity and enforceability of patents covering pharmaceutical inventions and the scope of claims made under these patents, our ability to obtain and enforce patents is uncertain and involves complex legal and factual questions for which important legal principles are unresolved.

There is a substantial backlog of patent applications at the United States Patent and Trademark Office, or USPTO.  There can be no assurance that any patent applications relating to our products or methods will be issued as patents, or, if issued, that the patents will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide a competitive advantage.  We may not be able to obtain patent rights on products, treatment methods or manufacturing processes that we may develop or to which we may obtain license or other rights.  Even if we do obtain patents, rights under any issued patents may not provide us with sufficient protection for our product candidates or provide sufficient protection to afford us a commercial advantage against our competitors or their competitive products or processes.  It is possible that no patents will be issued from any pending or future patent applications owned by us or licensed to us.  Others may challenge, seek to invalidate, infringe or circumvent any patents we own or license.  Alternatively, we may in the future be required to initiate litigation against third parties to enforce our intellectual property rights.  The defense and prosecution of patent and intellectual property claims are both costly and time consuming, even if the outcome is favorable to us.  Any adverse outcome could subject us to significant liabilities, require us to license disputed rights from others, or require us to cease selling our future products.

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In addition, many other organizations are engaged in research and product development efforts that may overlap with our products.  Such organizations may currently have, or may obtain in the future, legally blocking proprietary rights, including patent rights, in one or more products or methods under development or consideration by us.  These rights may prevent us from commercializing technology, or may require us to obtain a license from the organizations to use the technology.  We may not be able to obtain any such licenses that may be required on reasonable financial terms, if at all, and we cannot be sure that the patents underlying any such licenses will be valid or enforceable.  As with other companies in the pharmaceutical industry, we are subject to the risk that persons located in other countries will engage in development, marketing or sales activities of products that would infringe our patent rights if such activities were conducted in the United States.

Our patents also may not afford protection against competitors with similar technology.  We may not have identified all patents, published applications or published literature that affect our business either by blocking our ability to commercialize our product candidates, by preventing the patentability of our products or by covering the same or similar technologies that may affect our ability to market or license our product candidates.  Many companies have encountered difficulties in protecting and defending their intellectual property rights in foreign jurisdictions.  If we encounter such difficulties or are otherwise precluded from effectively protecting our intellectual property rights in either the United States or foreign jurisdictions, our business prospects could be substantially harmed.  In addition, because of funding limitations and our limited cash resources, we may not be able to devote the resources that we might otherwise desire to prepare or pursue patent applications, either at all or in all jurisdictions in which we might desire to obtain patents, or to maintain already-issued patents.

We may become involved in patent litigations or other intellectual property proceedings relating to our future product approvals, which could result in liability for damages or delay or stop our development and commercialization efforts.

The pharmaceutical industry has been characterized by significant litigation and other proceedings regarding patents, patent applications, and other intellectual property rights.  The situations in which we may become parties to such litigation or proceedings may include any third parties initiating litigation claiming that our products infringe their patent or other intellectual property rights; in such case, we will need to defend against such proceedings.  For example, the field of generic pharmaceuticals is characterized by frequent litigation that occurs in connection with the regulatory filings under Section 505(b)(2) of the FFDCA and attempt to invalidate the patent of the reference drug.

The costs of resolving any patent litigation or other intellectual property proceeding, even if resolved in our favor, could be substantial.  Many of our potential competitors will be able to sustain the cost of such litigation and proceedings more effectively than we can because of their substantially greater resources.  Uncertainties resulting from the initiation and continuation of patent litigation or other intellectual property proceedings could have a material adverse effect on our ability to compete in the marketplace.  Patent litigation and other intellectual property proceedings may also consume significant management time.

In the event that a competitor infringes upon our patent or other intellectual property rights, enforcing those rights may be costly, difficult, and time-consuming.  Even if successful, litigation to enforce our intellectual property rights or to defend our patents against challenge could be expensive and time-consuming and could divert our management’s attention.  We may not have sufficient resources to enforce our intellectual property rights or to defend our patent or other intellectual property rights against a challenge.  If we are unsuccessful in enforcing and protecting our intellectual property rights and protecting our products, it could materially harm our business.

We depend on our officers.  If we are unable to retain our key employees or to attract additional qualified personnel, our product operations and development efforts may be seriously jeopardized.

Our success will be dependent upon the efforts of a small management team and staff, including Dennis J. Carlo, Ph.D., our chief executive officer.  The employment of Dr. Carlo may be terminated at any time by either us or Dr. Carlo.  We currently do not have key man life insurance policies covering any of our executive officers or key employees.  If key individuals leave us, we could be adversely affected if suitable replacement personnel are not quickly recruited.  There is competition for qualified personnel in all functional areas, which makes it difficult to attract and retain the qualified personnel necessary for the operation of our business.  Our success also depends in part on our ability to attract and retain highly qualified scientific, commercial and administrative personnel.  If we are unable to attract new employees and retain existing key employees, the development and commercialization of our product candidates could be delayed or negatively impacted.

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We may experience difficulties in managing growth.

We are a small company.  Future growth will impose significant added responsibilities on members of management, including the need to identify, attract, retain, motivate and integrate highly skilled personnel.  We may increase the number of employees in the future depending on the progress of our development of our Epinephrine PFS, Taper, cancer and vaccine, and other products and technologies.  Our future financial performance and our ability to compete effectively will depend, in part, on our ability to manage any future growth effectively.  To that end, we must be able to:

●	manage our clinical studies effectively;

●	integrate additional management, administrative, manufacturing and regulatory personnel;

●	maintain sufficient administrative, accounting and management information systems and controls; and

●	hire and train additional qualified personnel.

We may not be able to accomplish these tasks, and our failure to accomplish any of them could harm our financial results.

Risks Related to Our Common Stock and This Offering

Provisions of our charter documents could discourage an acquisition of our company that would benefit our stockholders and may have the effect of entrenching, and making it difficult to remove, management.

Provisions of our certificate of incorporation and bylaws may make it more difficult for a third party to acquire control of us, even if a change of control would benefit our stockholders.  For example, shares of our preferred stock may be issued in the future without further stockholder approval, and upon such terms and conditions, and having such rights, privileges and preferences, as our board of directors may determine, including, for example, rights to convert into our common stock.  The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any of our preferred stock that may be issued in the future.  The issuance of our preferred stock could have the effect of making it more difficult for a third party to acquire control of us.  This could limit the price that certain investors might be willing to pay in the future for shares of our common stock and discourage those investors from acquiring a majority of our common stock.  Similarly, our bylaws require that any stockholder proposals or nominations for election to our board of directors must meet specific advance notice requirements and procedures, which make it more difficult for our stockholders to make proposals or director nominations.  The existence of these charter provisions could have the effect of entrenching management and making it more difficult to change our management.  Furthermore, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law.  These provisions may prohibit or restrict large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us, unless one or more exemptions from such provisions apply.  These provisions under Delaware law could discourage potential takeover attempts and could reduce the price that investors might be willing to pay for shares of our common stock in the future.

The price of our common stock may be volatile.

The market price of our common stock may fluctuate substantially.  For example, from April 2012 to December 6, 2013, the pre-reverse split market price of our common stock has fluctuated between $0.23 and $1.05.  The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you have paid, depending on many factors, some of which are beyond our control and may not be related to our operating performance.  Market prices for securities of early-stage pharmaceutical, biotechnology and other life sciences companies have historically been particularly volatile.  Some of the factors that may cause the market price of our common stock to fluctuate include:

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●	relatively low trading volume, which can result in significant volatility in the market price of our common stock based on a relatively smaller number of trades and dollar amount of transactions;

●	the timing and results of our current and any future preclinical or clinical trials of our product candidates;

●	the entry into or termination of key agreements, including, among others, key collaboration and license agreements;

●	the results and timing of regulatory reviews relating to the approval of our product candidates;

●	the initiation of, material developments in, or conclusion of, litigation to enforce or defend any of our intellectual property rights;

●	failure of any of our product candidates, if approved, to achieve commercial success;

●	general and industry-specific economic conditions that may affect our research and development expenditures;

●	the results of clinical trials conducted by others on products that would compete with our product candidates;

●	issues in manufacturing our product candidates or any approved products;

●	the loss of key employees;

●	the introduction of technological innovations or new commercial products by our competitors;

●	changes in estimates or recommendations by securities analysts, if any, who cover our common stock;

●	future sales of our common stock;

●	period-to-period fluctuations in our financial results;

●	publicity or announcements regarding regulatory developments relating to our products;

●	period-to-period fluctuations in our financial results, including our cash and cash equivalents balance, operating expenses, cash burn rate or revenue levels;

●	common stock sales in the public market by one or more of our larger stockholders, officers or directors;

●	our filing for protection under federal bankruptcy laws;

●	a negative outcome in any litigation or potential legal proceeding; or

●
other potentially negative financial announcements, such as a review of any of our filings by the Securities and Exchange Commission, referred to as the Commission or the SEC, changes in accounting treatment or restatement of previously reported financial results or delays in our filings with the SEC.

The stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies.  These broad market fluctuations may also adversely affect the trading price of our common stock.  In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies.  Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm our profitability and reputation.

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Trading of our common stock is limited.

Trading of our common stock is limited, and trading restrictions imposed on us by applicable regulations may further reduce our trading, making it difficult for our stockholders to sell their shares.

Prior to the listing of our common stock on the NASDAQ Capital Market, trading of our common stock was conducted on the OTCQB.  The liquidity of our common stock is limited, not only in terms of the number of shares that can be bought and sold at a given price, but also as it may be adversely affected by delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of us, if at all.

The foregoing factors may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for our common stock.  In addition, without a large public float, our common stock is less liquid than the stock of companies with broader public ownership, and as a result, the trading price of our common stock may be more volatile.  In the absence of an active public trading market, an investor may be unable to liquidate his or her investment in our common stock.  Trading of a relatively small volume of our common stock may have a greater impact on the trading price of our stock than would be the case if our public float were larger.  We cannot predict the price at which our common stock will trade at any given time.

Our common stock may be subject to additional trading restrictions as a “penny stock,” which could adversely affect the liquidity and price of such stock.  If our common stock remains subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

Prior to the listing of our common stock on the NASDAQ Capital Market, our common stock was traded on the OTCQB.  The OTCQB, the OTC Bulletin Board and Pink Sheets are viewed by most investors as a less desirable, and less liquid, marketplace.  As a result, an investor may find it more difficult to purchase, dispose of or obtain accurate quotations as to the value of our common stock.

Unless our common stock is listed on a national securities exchange, such as the NASDAQ Capital Market, our common stock will also be subject to the regulations regarding trading in “penny stocks,” which are those securities trading for less than $5.00 per share, and that are not otherwise exempted from the definition of a penny stock under other exemptions provided for in the applicable regulations.  The following is a list of the general restrictions on the sale of penny stocks:

●
Before the sale of penny stock by a broker-dealer to a new purchaser, the broker-dealer must determine whether the purchaser is suitable to invest in penny stocks.  To make that determination, a broker-dealer must obtain, from a prospective investor, information regarding the purchaser’s financial condition and investment experience and objectives.  Subsequently, the broker-dealer must deliver to the purchaser a written statement setting forth the basis of the suitability finding and obtain the purchaser’s signature on such statement.

●	A broker-dealer must obtain from the purchaser an agreement to purchase the securities. This agreement must be obtained for every purchase until the purchaser becomes an “established customer.”

●
The Securities Exchange Act of 1934, or the Exchange Act, requires that before effecting any transaction in any penny stock, a broker-dealer must provide the purchaser with a “risk disclosure document” that contains, among other things, a description of the penny stock market and how it functions and the risks associated with such investment.  These disclosure rules are applicable to both purchases and sales by investors.

●	A dealer that sells penny stock must send to the purchaser, within 10 days after the end of each calendar month, a written account statement including prescribed information relating to the security.

These requirements can severely limit the liquidity of securities in the secondary market because fewer brokers or dealers are likely to be willing to undertake these compliance activities.  If our common stock is not listed on a national securities exchange, the rules and restrictions regarding penny stock transactions may limit an investor’s ability to sell to a third party and our ability to raise additional capital.  We make no guarantee that market-makers will make a market in our common stock, or that any market for our common stock will continue.

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Our stockholders have approved a reverse stock split that is intended to increase the price per share of our common stock such that it would not be subject to the “penny stock” rules, and the common stock has been approved for listing on The Nasdaq Capital Market.  However, no assurance can be given that we will be able to maintain any listing of the common stock on The Nasdaq Capital Market or other national securities exchange, or that the per share price of our common stock will improve following the reverse stock split such that our common stock will no longer be subject to these rules.

Our principal stockholders have significant influence over us, they may have significant influence over actions requiring stockholder approval, and your interests as a stockholder may conflict with the interests of those persons.

Based on the number of outstanding shares of our common stock held by our stockholders as of November 30, 2013, our directors, executive officers and their respective affiliates owned approximately 41.5% of our outstanding shares of common stock and our largest stockholder owned approximately 28.2% of the outstanding shares of our common stock.  As a result, those stockholders have the ability to exert a significant degree of influence with respect to the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets.  The interests of these persons may not always coincide with our interests or the interests of our other stockholders.  This concentration of ownership could harm the market price of our common stock by (i) delaying, deferring or preventing a change in corporate control, (ii) impeding a merger, consolidation, takeover or other business combination involving us, or (iii) discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.  The significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise.

In preparing our consolidated financial statements, our management determined that our disclosure controls and procedures, and that our internal controls over financial reporting, were ineffective as of March 31, 2013, which could result in material misstatements in our financial statements.  If we continue to fail to comply with the rules under the Sarbanes-Oxley Act of 2002 related to disclosure controls and procedures, or, if we discover additional material weaknesses and other deficiencies in our internal controls over financial reporting, our stock price could decline and raising capital could be more difficult.

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) under the Exchange Act.  As of March 31, 2013, our management determined that our disclosure controls and procedures were ineffective, and that there was a material weakness in our internal controls over financial reporting, due to insufficient segregation of duties in our finance and accounting function because of limited personnel, based on the absence of finance and accounting personnel other than the Chief Financial Officer.  This resulted in not ensuring appropriate segregation of duties between incompatible functions, and made it more difficult to ensure review of financial reporting issues sufficiently in advance of the dates on which filings are required to be made with the SEC and to ensure that financial information is adequately analyzed and reviewed on a timely basis to detect misstatements.  These above deficiencies represent a material weakness in our internal control over financial reporting given that they result in a reasonable possibility that a material misstatement to the annual or interim financial statements would not have been prevented or detected.  In addition, management determined that our disclosure controls and procedures, and that our internal controls over financial reporting had several significant deficiencies which did not rise to the level of material weakness.

Because the material weaknesses and significant deficiencies identified by our management will require significant financial resources to address, we expect to continue to experience these material weaknesses and significant deficiencies for the foreseeable future.  For example, in order to remediate our material weakness related in part to our limited personnel, we will need to hire additional finance and accounting personnel.  Even after applying the net proceeds from this offering, we may not have enough financial resources to remedy our current material weaknesses and significant deficiencies.

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If remedial measures that we intend to take are insufficient to address the ineffectiveness of our disclosure controls and procedures and our internal controls over financial reporting, or if other material weaknesses or significant deficiencies in our internal controls are discovered or occur in the future and the ineffectiveness of our disclosure controls and procedures continues, we may fail to meet our future reporting obligations on a timely basis, our consolidated financial statements may contain material misstatements, we could be required to restate our prior period financial results, our operating results may be harmed, and we could become subject to class action litigation.  Internal control deficiencies and ineffective disclosure controls and procedures could also cause investors to lose confidence in our reported financial information.  We can give no assurance that the measures we plan to take in the future will remediate the ineffectiveness of our disclosure controls and procedures or that any material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or adequate disclosure controls and procedures or circumvention of these controls.  In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our consolidated financial statements.  If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock could decline.

Our stockholders may experience significant dilution as a result of any additional financing using our securities, as the result of the securities that we issued in our June 2013 private placement transaction, or as a result of anti-dilution provisions in our Secured Notes and June Warrants.

We will need to raise significant additional capital in order to maintain and continue our operations.  To the extent that we raise additional funds by issuing equity securities or securities convertible into or exercisable for equity securities, our stockholders may experience significant dilution.  In addition, conversion of the Secured Notes or exercise of the June Warrants that we issued in our June 2013 private placement transaction, or exercise of other outstanding options or warrants, could result in there being a significant number of additional shares outstanding and dilution to our stockholders.  Moreover, the Secured Notes and related June Warrants include anti-dilution provision providing that, with certain exceptions, if we issue shares of common stock or options, warrants, convertible securities or other common stock equivalents, at an effective price per share less than the conversion price of the Secured Notes or the exercise price of the June Warrants (as applicable), the conversion price of the Secured Notes or the exercise price of the June Warrants (and, in certain circumstances, the number of shares issuable upon exercise of the June Warrants) will be adjusted downward to equal the per share price of the securities issued in such transaction, entitling the holders to acquire a larger number of shares upon conversion of the Secured Notes or exercise of the June Warrants, which could result in dilution to our stockholders.

We have not paid dividends on our common stock in the past and do not expect to pay dividends on our common stock for the foreseeable future.  Any return on investment may be limited to the value of our common stock.

No cash dividends have been paid on our common stock, and we do not expect to pay cash dividends on our common stock in the foreseeable future.  Payment of dividends would depend upon our profitability at the time, cash available for those dividends, and other factors as our board of directors may consider relevant.  If we do not pay dividends, our common stock may be less valuable because a return on a stockholder’s investment will only occur if our stock price appreciates.

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline and may impair our ability to raise capital in the future.

There have been and may continue to be periods when our common stock could be considered “thinly-traded,” meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent.  Finance transactions resulting in a large amount of newly issued shares that become readily tradable, conversion of outstanding convertible notes or debentures and sale of the shares issuable upon conversion of such notes or debentures, or other events that cause stockholders to sell shares, could place downward pressure on the trading price of our stock.  In addition, the lack of a robust resale market may require a stockholder who desires to sell a large number of shares of common stock to sell the shares in increments over time to mitigate any adverse impact of the sales on the market price of our stock.  If our stockholders sell, or the market perceives that our stockholders intend to sell for various reasons, substantial amounts of our common stock in the public market, the market price of our common stock could decline.  Sales of a substantial number of shares of our common stock may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

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Sales of additional equity securities may adversely affect the market price of our common stock.

We expect to incur research, development and selling, general and administrative costs, and to satisfy our funding requirements we will need to sell additional equity securities, which may be subject to registration rights, and warrants with anti-dilutive protective provisions.  The sale or the proposed sale of substantial amounts of our common stock or other equity securities in the public markets may adversely affect the market price of our common stock, and our stock price may decline substantially.  Our stockholders may experience substantial dilution and a reduction in the price that they are able to obtain upon the sale of their shares.  Also, new equity securities issued may have greater rights, preferences or privileges than our existing common stock.

Our obligations to the holders of our secured convertible promissory notes are secured by a security interest in substantially all of our assets.  If we default on those obligations, the Secured Note holders could foreclose on our assets.

As described elsewhere in this prospectus under the heading “Description of Securities,” on June 26, 2013, we completed a private placement transaction in which we issued the Secured Notes with an aggregate principal amount of $6,502,158, and related June Warrants.  Our obligations under the Secured Notes and the related transaction documents are secured by a security interest in substantially all of our assets and those of our principal subsidiaries.  As a result, upon an event of default of our obligations under the Secured Notes or the transaction documents, the holders of the Secured Notes could foreclose on their security interest and liquidate some or all of these assets, which would materially harm our business, financial condition and results of operations and could require us to reduce or cease operations.

Because we will have broad discretion and flexibility in how the net proceeds from this offering are used, we may use the net proceeds in ways in which you disagree.

We currently intend to use a portion of the net proceeds from this offering to pay amounts to 3M to complete our acquisition of the Taper DPI assets, pay any Secured Notes that are not converted into common stock in connection with this offering, support the launch of our PFS Syringe product, fund our research and development activities and for working capital and other general corporate purposes.  See “Use of Proceeds” on page 29 of this prospectus.  Other than as described in the “Use of Proceeds” section, we have not allocated specific amounts of the net proceeds from this offering for any of the foregoing purposes.  Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering.  You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately.  It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us.  The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business.  We do not currently have and may never obtain research coverage by industry or financial analysts.  If no or few analysts commence coverage of us, the trading price of our stock would likely decrease.  Even if we do obtain analyst coverage, if one or more of the analysts who cover us downgrade our stock, our stock price would likely decline.  If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

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You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering.  After giving effect to the sale by us of up to 3,720,000  shares offered in this offering a public offering price of $5.95 per share, and after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $4.39 per post-reverse split share.  In addition, in the past, we issued options, warrants and convertible notes to acquire shares of common stock.  To the extent these securities are ultimately exercised or converted, you will sustain future dilution.

The accounting treatment for the Secured Notes and the June Warrants is complex and subject to judgments concerning the valuation of embedded derivative rights within the applicable securities.  Fluctuations in the valuation of these rights could cause us to record expenses on our financial statements and make our financial results unpredictable.

Our outstanding Secured Notes and June Warrants contain, or may be deemed to contain from time to time, embedded derivative rights in accordance with U.S. Generally Accepted Accounting Principles, or GAAP.  These derivative rights, or similar rights in securities that we may issue in the future, need to be, or may need to be, separately valued as of the end of each accounting period in accordance with GAAP.  We record these embedded derivatives as liabilities at issuance, valued using the Binomial option pricing model and subject to re-valuation at each reporting date.  Any change in fair value between reporting periods is reported on our statement of operations.  For the year ended March 31, 2013, we recorded a change in fair value derivative liability of $(122,945) and a change in fair value of conversion feature liability of $(1,390,292), and for the six months ended September 30, 2013, we recorded a change in fair value derivative liabilities of $(203,653), a change in fair value of conversion feature liability of $2,603,981, and a change in fair value of warrants liability of $1,404,466.  Changes in the valuation of these rights, the valuation methodology or the assumptions on which the valuations are based, could cause us to take charges to our earnings, which would adversely impact our results of operations.  Moreover, the methodologies, assumptions and related interpretations of accounting or regulatory authorities associated with these embedded derivatives are complex and in some cases uncertain, which could cause our accounting for these derivatives, and as a result, our financial results, to fluctuate.  There is a risk that questions could arise from investors or regulatory authorities concerning the appropriate accounting treatment of these instruments, which could require us to restate previous financial statements, which in turn could adversely affect our reputation, as well as our results of operations.

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Risks Associated with Our Reverse Stock Split

Our stockholders approved a proposal at our annual meeting of stockholders held on October 15, 2013, to authorize our board of directors to effect a reverse stock split of our common stock.  There are risks associated with a reverse stock split.

At our annual meeting of stockholders held on October 15, 2013, our stockholders approved a proposal to effect a reverse stock split of our issued and outstanding common stock, if our board of directors, or the Board, in its discretion determines to effect a reverse stock split, by a ratio of not less than 1-for-2 and not more than 1-for-25 at any time within 18 months after the date of the meeting, with the exact ratio to be set at a whole number within this range as determined by the Board in its sole discretion, referred to as the Reverse Stock Split, with a possible reduction in the number of shares of common stock authorized in our amended and restated certificate of incorporation, or the Restated Certificate, depending on the exact ratio of the Reverse Stock Split. Concurrently with the pricing of this offering, we completed 1-for-17 reverse stock split of our issued and outstanding common stock.

There are certain risks associated with the Reverse Stock Split, including the following:

●
We will have additional authorized shares of common stock that the Board could issue in future without stockholder approval, and such additional shares could be issued, among other purposes, in financing transactions or to resist or frustrate a third-party transaction that is favored by a majority of the independent stockholders.  This could have an anti-takeover effect, in that additional shares could be issued, within the limits imposed by applicable law, in one or more transactions that could make a change in control or takeover of us more difficult.

●
There can be no assurance that the Reverse Stock Split will achieve the benefits that we hope it will achieve.  The total market capitalization of our common stock and the company after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

The Reverse Stock Split may not increase our stock price sufficiently and we may not be able to maintain the listing of our common stock on The Nasdaq Capital Market, in which case this offering may not be completed.

We expect that the 1-for-17 Reverse Stock Split of our outstanding common stock will increase the market price of our common stock so that we will be able to meet the minimum bid price requirement of the Listing Rules of The Nasdaq Capital Market.  However, the effect of a reverse stock split upon the market price of our common stock cannot be predicted with certainty, and the results of reverse stock splits by companies in similar circumstances have been varied.  It is possible that the market price of our common stock following the Reverse Stock Split will not permit us to be in compliance with the applicable minimum bid or price requirements.  If we are unable meet the minimum bid or price requirements, we may be unable to list our shares on The Nasdaq Capital Market, in which case this offering may not be completed.

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Even if the Reverse Stock Split achieves the requisite increase in the market price of our common stock, we cannot assure you that we will be able to continue to comply with the minimum bid price requirement of The Nasdaq Capital Market.

Even if the Reverse Stock Split achieves the requisite increase in the market price of our common stock to be in compliance with the minimum bid price of The Nasdaq Capital Market, there can be no assurance that the market price of our common stock following the Reverse Stock Split will remain at the level required for continuing compliance with that requirement.  It is not uncommon for the market price of a company’s common stock to decline in the period following a reverse stock split.  If the market price of our common stock declines following the effectuation of the Reverse Stock Split, the percentage decline may be greater than would occur in the absence of a Reverse Stock Split.  In any event, other factors unrelated to the number of shares of our common stock outstanding, such as negative financial or operational results, could adversely affect the market price of our common stock and jeopardize our ability to meet or maintain The Nasdaq Capital Market’s minimum bid price requirement.  In addition to specific listing and maintenance standards, The Nasdaq Capital Market has broad discretionary authority over the initial and continued listing of securities, which it could exercise with respect to the listing of our common stock.

Even if the Reverse Stock Split increases the market price of our common stock, there can be no assurance that we will be able to comply with other continued listing standards of The Nasdaq Capital Market.

Even if the market price of our common stock increases sufficiently so that we comply with the minimum bid price requirement, we cannot assure you that we will be able to comply with the other standards that we are required to meet in order to maintain a listing of our common stock on The Nasdaq Capital Market.  Our failure to meet these requirements may result in our common stock being delisted from The Nasdaq Capital Market, irrespective of our compliance with the minimum bid price requirement.

The Reverse Stock Split may decrease the liquidity of the shares of our common stock.

The liquidity of the shares of our common stock may be affected adversely by the Reverse Stock Split given the reduced number of shares that will be outstanding following the Reverse Stock Split, especially if the market price of our common stock does not increase as a result of the Reverse Stock Split.  In addition, the Reverse Stock Split may increase the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

Following the Reverse Stock Split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors.  Consequently, the trading liquidity of our common stock may not improve.

Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, there can be no assurance that the Reverse Stock Split will result in a share price that will attract new investors, including institutional investors.  In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors.  As a result, the trading liquidity of our common stock may not necessarily improve.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements.  Forward looking statements give our current expectations or forecasts of future events.  These forward-looking statements are not historical facts, but are based on current expectations, estimates and projections about our industry, our beliefs and our assumptions.  Forward looking statements involve risks and uncertainties and include statements regarding, among other things, our expectations for revenues and profitability, prospective products, market acceptance, future performance results, expenses, the outcome of contingencies such as legal proceedings, our strategies and opportunities, anticipated trends in our market, our anticipated needs for working capital, current or planned clinical trials, anticipated research and development activities, anticipated dates for commencement of clinical trials, anticipated completion dates of clinical trials, anticipated meetings with the FDA or other regulatory matters concerning our product candidates, anticipated dates for submissions to obtain required regulatory marketing approvals, anticipated dates for commercial introduction of products, and other statements concerning our future operations and activities.  These statements are often, but not always, made through the use of word or phrases such as “believe,” “will,” “expect,” “anticipate,” “estimate,” “ongoing,” “intend,” “plan,” or “would,” or the negative of these words or other variations on these words or comparable terminology.  These statements may be found under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally.  These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information.  These forward-looking statements are not guarantees of future performance and concern matters that could subsequently differ materially from those described in the forward-looking statements.  Actual events or results may differ materially from those discussed in this prospectus.  We operate in a very competitive and rapidly changing environment.  New factors emerge from time to time.  It is not possible for us to predict all of those factors, nor can we assess the impact of all of those factors on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statements.  The forward-looking statements in this prospectus are based on assumptions management believes are reasonable as of the date on the front cover of this prospectus.  Except as may be required by applicable law, we undertake no obligation to update any forward-looking statements or to reflect events or circumstances arising after the date of this prospectus.  In addition, the statements contained throughout this prospectus concerning future events or developments or our future activities in each instance assume that we are able to obtain sufficient funding to support such activities and continue our operations and planned activities in a timely manner.  There can be no assurance that this will be the case.  Also, such statements assume that there are no significant unexpected developments or events that delay or prevent such activities from occurring.  Failure to timely obtain sufficient funding, or unexpected developments or events, could delay the occurrence of such events or prevent the events described in any such statements from occurring.  You should not place undue reliance on any forward-looking statements.

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USE OF PROCEEDS

We estimate that our net proceeds from the sale of the common stock offered pursuant to this prospectus will be approximately $20,363,280 million, or approximately $23,417,772 million if the underwriters exercise in full their option to purchase 558,000 additional shares of common stock, after deducting the underwriting discount and the estimated offering expenses that are payable by us.

We intend to use approximately $7 million of the net proceeds received from this offering to make our final payment to 3M to acquire the assets relating to the Taper dry powder inhaler technology.  We will also use a portion of the net proceeds received from this offering to pay all amounts owed under any of the Secured Notes that the holders of the Secured Notes do not convert into common stock before this offering or in connection with the closing of this offering.  The Secured Notes have an original aggregate principal amount of $6,502,158.  Approximately $3 million of the proceeds from the Secured Notes was used to make the initial $3 million payment to 3M under the agreement to acquire the assets relating to the Taper dry power inhaler technology, and the balance was used for general corporate purposes.  The Secured Notes have a maturity date of December 26, 2013; however, as described elsewhere in this prospectus under the heading “Description of Securities—The Secured Notes and the June Warrants—The Secured Notes,” in connection with the closing of this offering, the holders of the Secured Notes must elect either to convert the Secured Notes or accelerate the maturity date of the Secured Notes to a date not later than 20 trading days after the final closing of this offering and receive payment equal to 115% of the outstanding principal amount and interest, if any, on the Secured Note.  As described elsewhere in this prospectus under the heading Prospectus Summary—Recent Developments,” the holders of the Secured Notes have amended the transaction documents relating to the Secured Notes to waive the right of any holder to convert the Secured Notes in connection with this offering if completed before December 26, 2013 and if the price to public of common stock sold in this offering is at or below $10.03 per post-reverse split share ($.59 per share as adjusted by the 1-for-17 reverse stock split).  As a result, if the price to public of the common stock sold in this offering is at or below $10.03 per share, the previously unconverted Secured Notes will not be converted, and approximately $7,254,742 of the net proceeds from this offering will be used to pay amounts owed under the Secured Notes, representing 115% of the aggregate amount of the unconverted Secured Notes.

We may also use a portion of the net proceeds from this offering to pay obligations and liabilities in the ordinary course of business, including those liabilities reflected on our balance sheets included in our financial statements appearing elsewhere herein.  In addition, we may use a portion of the net proceeds from this offering to pay any accrued interest owed and any unconverted balance of principal and interest owed under an outstanding convertible promissory note dated December 31, 2012, held by an individual investor in the principal amount of $600,000, which is due March 26, 2014, which accrues interest a rate of 10% per annum, and which is convertible at the option of the holder into shares of common stock at a price of $9.35 per share ($0.55 per share, as adjusted by the reverse stock split).  We intend to use the remaining net proceeds received from this offering to fund our research and development activities and for working capital and general corporate purposes, including payment of outstanding obligations and indebtedness including transaction expenses of this offering, and seeking regulatory approval for and commercially launching our Epinephrine PFS syringe product.

Other than as described above, we have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes.  Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from this offering.  Pending any use as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities.

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MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market and Other Information

Our common stock was quoted on the OTCQB quotation platform under the symbol “ADMP.”  Our common stock is currently listed on The Nasdaq Capital Market was under the symbol “ADMP.”

Our stockholders have authorized our board of directors to approve the Reverse Stock Split in a range of not less than 1-for-2 and not more than 1-for-25.  All share and per share information in the table below does not reflect the Reverse Stock Split (which was completed concurrently with the pricing of this offering).

Immediately following the offering, we expect to have one class of common stock and no classes of preferred stock outstanding.  As of November 1, 2013, there were approximately 105 registered holders of record of our common stock. As of December 12, 2013, the last reported sale price of our common stock on the OTCQB on that date was $0.46 per share.

The following table sets forth the high and low sales price of our common stock on the OTCQB for each quarterly period during the fiscal years ended March 31, 2013 and 2012, for the first two quarters of our fiscal 2014 year, and after the end of our second quarter, as quoted in U.S. dollars.  These prices do not reflect the expected reverse stock split that we intend to effect in connection with this offering.

PERIOD	High	Low
Fiscal Year Ended March 31, 2012:
First Quarter (April 2011 - June 2011)	$0.25	$0.18
Second Quarter (July 2011 - September 2011)	$0.26	$0.17
Third Quarter (October 2011 - December 2011)	$0.30	$0.15
Fourth Quarter (January 2012 - March 2012)	$0.25	$0.15
Fiscal Year Ended March 31, 2013:
First Quarter (April 2012 - June 2012)	$0.77	$0.23
Second Quarter (July 2012 - September 2012)	$0.70	$0.48
Third Quarter (October 2012 - December 2012)	$1.05	$0.57
Fourth Quarter (January 2013 - March 2013)	$0.95	$0.58
Fiscal Year Ended March 31, 2014:
First Quarter (April 2013 - June 2013)	$0.76	$0.38
Second Quarter (July 2013 – September 2013)	$0.67	$0.38
Third Quarter (October 2013 – December 12, 2013)	$0.70	$0.22

Dividend Policy

We have not previously declared or paid any dividends on our common stock.  The payment of dividends on our common stock in the future will depend on our profitability at the time, cash available for those dividends, and such other factors as our board of directors may consider appropriate.  Under the terms of our transaction documents relating to the Secured Notes and June Warrants issued in our June 2013 private placement transaction, as long as the Secured Notes are outstanding we are prohibited from paying cash dividends without the prior written consent of a majority in interest of the holders of such Secured Notes.  We do not anticipate paying dividends on our common stock in the foreseeable future.

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DILUTION

If you invest in our common stock, your investment will be diluted immediately to the extent of the difference between the public offering price per share of common stock you pay in this offering, and the pro forma net tangible book value per share of common stock immediately after this offering.  Unless otherwise indicated, share and per share amounts below reflect the 1-for-17 reverse stock split of our issued and outstanding common stock.

Pro forma net tangible book value represents the amount of our total tangible assets reduced by our total liabilities.  Tangible assets equal our total assets less goodwill and intangible assets.  Pro forma net tangible book value per share represents our pro forma net tangible book value divided by the number of shares of common stock outstanding, after giving effect to our 1-for-17 reverse stock split. As of September 30, 2013, our actual net tangible book value was $(4,933,024) and our net tangible book value per post-reverse split share was $(0.80).

After giving effect to the sale of the shares in this offering at the public offering price of $5.95, and after deducting the underwriting discount and commission and estimated offering expenses, our pro forma as adjusted net tangible book value as of September 30, 2013 would have been $15,430,256 or $1.56 per post-reverse split share.  This represents an immediate increase in pro forma net tangible book value of $2.36 per share to existing stockholders and immediate dilution of $4.39 per share to new investors purchasing shares in the offering.

The following table illustrates this per share dilution, giving effect to the reverse stock split:

	As of September 30, 2013	Pro Forma, as Adjusted
Assumed public offering price per share		$5.95
Net tangible book value per share as of September 30, 2013 (1)	$(0.05)	(0.80)
Increase in pro forma net tangible book value per share attributable to new investors		$2.36

Pro forma net tangible book value per share after giving effect to this offering		$1.56

Dilution in net tangible book value per share to new investors		$4.39

(1)
The calculation of net tangible book value as of  September 30, 2013, assumes no exercise by the underwriters of their option to purchase up to an additional 558,000 shares of common stock to cover over-allotments, if any, and excludes the following:  (i) approximately 64,171 post-reverse split shares of common stock issuable upon conversion of outstanding convertible notes and convertible debentures, other than the Secured Notes; (ii) approximately 404,622 post-reverse split shares of our common stock issuable upon exercise of outstanding stock options under our equity incentive plans with exercise prices ranging from $3.06 to $12.75 and having a weighted average exercise price of $5.78 per share as of November 30, 2013, and approximately 42,707 post-reverse split shares issuable upon the vesting of outstanding restricted stock units awarded under our equity incentive plans;; (iii) approximately 149,079 post-reverse split shares of our common stock issuable upon the exercise of outstanding warrants, other than the June Warrants, at a weighted average exercise price of $14.28 per share as of November 30, 2013; (iv) approximately 764,960 post-reverse split shares of our common stock issuable upon exercise of the June Warrants at an exercise price of approximately $12.16 per share (subject to “full-ratchet” anti-dilution protection upon certain equity issuances, including the shares of common stock offered in this offering, at prices below $12.16 per share, as defined in the June Warrants); (v) approximately 764,960 post-reverse split shares of common stock issuable upon conversion of the Secured Notes if all Secured Notes were converted in connection with this offering; and (vi) 186,000 shares of common stock underlying the warrants to be issued to the underwriters in connection with this offering.

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If the underwriters’ overallotment option is exercised, our adjusted pro forma net tangible book value following the offering will be $1.77 per share, and the dilution to new investors in the offering will be $4.18 per share.  If any shares are issued upon exercise of outstanding options, warrants or convertible notes, new investors will experience further dilution.

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CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2013.  Such information is set forth on the following basis:

●	on an actual basis;

●
on a pro forma basis, giving effect to the 1-for-17 reverse stock split completed concurrently with the pricing of this offering and the issuance of common stock, convertible notes, and warrants from September 30, 2013 through November 30, 2013; and

●
on a pro forma as adjusted basis, giving effect to the (i) pro forma adjustments set forth in the immediately preceding bullet, and (ii) sale of the securities in this offering at a public offering price of $ 5.95 per share, after deducting underwriting discounts and commissions and estimated offering expenses.

The pro forma as adjusted information below is illustrative only. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of September 30, 2013
	Actual	Pro Forma	Pro Forma as Adjusted (1)
	(in thousands, except per share amounts)
Cash and cash equivalents	$120	$120	$20,128

Total indebtedness	8,456	8,456	8,456
Stockholders’ equity:
Preferred Stock, par value $0.0001 per share; 10,000,000 shares authorized; 0 shares issued	—	—	—
Common Stock, par value $0.0001 per share; authorized, 200,000,000 shares authorized; 110,104,597 shares; 104,876,409 shares issued and outstanding, 6,169,201 and 9,889,201 shares issued and outstanding pro forma and pro forma as adjusted, respectively	11	1	1
Additional paid-in capital	34,113	34,123	56,257

Total stockholders’ equity (deficit)	(4,933)	(4,933)	15,075

Total capitalization	3,523	3,523	23,531

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis should be read together with our financial statements and the related notes appearing elsewhere in this prospectus.  This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties.  See “Special Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.  Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

General

Company Overview

We are an emerging pharmaceutical company focused on combining specialty pharmaceuticals and biotechnology to provide innovative medicines for patients and physicians.  Within our group of specialty pharmaceutical products, we are currently developing four products in the allergy and respiratory markets, including a dry powder inhaler technology that we recently exclusively licensed and have rights to acquire from 3M Company.  Our goal is to create low cost therapeutic alternatives to existing treatments.  Consistent across all specialty pharmaceuticals product lines, Adamis intends to pursue section 505(b)(2) NDA regulatory approval filings with the FDA whenever applicable in order to reduce the time needed to get to market and to save on costs, compared to section 505(b)(1) NDA filings for new drug products.  Within our group of biotechnology products, we are focused on the development of therapeutic vaccine product candidates and cancer drugs for patients with unmet medical needs in the multi-billion dollar global cancer market.

Our general business strategy is to generate revenue through launch of our allergy and respiratory products in development, in order to generate cash flow to help fund expansion of our allergy and respiratory business, as well as support our future cancer and vaccine product development efforts.  To achieve our goals and support our overall strategy, we will need to raise a substantial amount of funding and make substantial investments in equipment, new product development and working capital.

Recent Developments

On August 1, 2013, we entered into an agreement to exclusively license and, upon final payment and a closing before December 31, 2013 or, in certain circumstances June 30, 2014, acquire assets relating to 3M Company’s patented Taper dry powder inhaler, or DPI, platform technology under development for the treatment of asthma and chronic obstructive pulmonary disease, or COPD.  The Taper DPI technology was being developed by 3M to compete with other dry powder inhalers such as GlaxoSmithKline’s Advair Diskus.  We intend to utilize the Taper DPI assets initially to develop a pre-metered inhaler device for the treatment of asthma and COPD, to deliver the same active ingredients as GlaxoSmithKline’s Advair Diskus.  Upon completion of product development and clinical trials and if required regulatory approvals are obtained, we intend to commercially market the inhaler product to compete for a share of the Advair market with a branded generic version utilizing the acquired technology.  Pursuant to the agreement, we made an initial payment of $3.0 million to 3M and acquired an exclusive license to the DPI assets, and upon a final payment to 3M of $7.0 million before December 31, 2013 or, in certain circumstances $8.0 million before June 30, 2014, and satisfaction of other customary closing conditions, the DPI assets will be transferred to us.  If we do not make the final payment before the required dates, 3M may terminate the license and the agreement.

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Going Concern and Management’s Plan

Our independent registered public accounting firm has included a “going concern” explanatory paragraph in its report on our financial statements for the years ended March 31, 2013 and 2012 indicating that we have incurred recurring losses from operations and have limited working capital to pursue our business alternatives, and that these factors raise substantial doubt about our ability to continue as a going concern.  As of March 31, 2013 and September 30, 2013, we had cash and cash equivalents of $0 and approximately $120,000, respectively, an accumulated deficit as of September 30, 2013 of approximately $39.1 million, no accounts receivable and substantial liabilities and obligations.  We incurred net losses of approximately $7.2 million and $1.1 million for the year ended March 31, 2013 and the six months ended September 30, 2013, respectively.  We will need significant funding to continue operations, satisfy our obligations and fund the future expenditures that will be required to conduct the clinical and regulatory work to develop our product candidates.  Such additional funding may not be available, may not be available on reasonable terms, and could result in significant additional dilution to our stockholders.  If we do not obtain required additional equity or debt funding, our cash resources will be depleted and we could be required to materially reduce or suspend operations, which would likely have a material adverse effect on our business, stock price and our relationships with third parties with whom we have business relationships, at least until additional funding is obtained.

The above conditions raise substantial doubt about our ability to continue as a going concern.  The financial statements included elsewhere herein were prepared under the assumption that we would continue our operations as a going concern, which contemplates the realization of assets and the satisfaction of liabilities during the normal course of business.  In preparing these consolidated financial statements, consideration was given to our future business as described elsewhere herein, which may preclude us from realizing the value of certain assets.  Our financial statements do not include any adjustments that may result from the outcome of this uncertainty.  This basis of accounting contemplates the recovery of our assets and the satisfaction of liabilities in the normal course of business.  Without additional funds from debt or equity financing, sales of assets, sales or out-licenses of intellectual property or technologies, or from a business combination or a similar transaction, we will soon exhaust our resources and will be unable to continue operations.  If we cannot continue as a viable entity, our stockholders may lose some or all of their investment in us.

Our management intends to attempt to secure additional required funding primarily through additional equity or debt financings, including through this offering.  We may also seek to secure required funding through sales or out-licensing of intellectual property assets, seeking partnerships with other pharmaceutical companies or third parties to co-develop and fund research and development efforts, or similar transactions.  However, there can be no assurance that we will be able to obtain required funding.  If we are unsuccessful in securing funding from any of these sources, we will defer, reduce or eliminate certain planned expenditures and delay development or commercialization of some or all of our products.  If we do not have sufficient funds to continue operations, we could be required to seek bankruptcy protection or other alternatives that could result in our stockholders losing some or all of their investment in us.

Results of Operations

Our consolidated results of operations are presented for the fiscal years ending March 31, 2013 and 2012, and for the six months ending September 30, 2013 and 2012.

Year Ended March 31, 2013 and Year Ended March 31, 2012

Revenues.  Adamis had no revenues during the year ending March 31, 2013 and 2012, respectively.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses for fiscal 2013 and 2012 were approximately $2.0 million and $2.6 million, respectively.  Selling, general and administrative expenses consist primarily of legal fees, accounting and audit fees, consulting expenses, and employee salaries.  The elimination of a reserve for product returns accounted for approximately $168,000 of the decrease in selling, general and administrative expenses.  Reductions in salaries and consulting expenses accounted for approximately $168,000 and $261,000, respectively, of the decrease during the 12 months ended March 31, 2013.

Research and Development Expenses.  Our research and development costs are expensed as incurred.  Non-refundable advance payments for goods and services to be used in future research and development activities are recorded as an asset and are expensed when the research and development activities are performed.  Research and development expenses were approximately $1.2 million and $2.2 million for the fiscal years ended March 31, 2013 and 2012, respectively, which were expensed.  The decrease in research and development expenses for fiscal 2013 compared to fiscal 2012 was primarily due to reduced availability of capital in fiscal 2013 compared to fiscal 2012.

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Other Income (Expenses).  Other income (expense) for fiscal 2013 and 2012 was approximately $(3,800,000) and $(30,000), respectively.  Other income (expense) consist primarily of changes in the fair value of derivative and conversion features of our convertible notes, as well as interest expense paid in connection with various notes payable.  The increase in the value of derivative and conversion features of our convertible notes, as well as interest expense for fiscal 2013, in comparison to fiscal 2012 was due to the issuance of convertible notes in fiscal 2013.

Six Months Ended September 30, 2013 and 2012

Revenues. Adamis had no revenues during the six month periods ending September 30, 2013 and 2012, respectively.

Research and Development Expenses. Our research and development costs are expensed as incurred. Non-refundable advance payments for goods and services to be used in future research and development activities are recorded as an asset and are expensed when the research and development activities are performed. Research and development costs were approximately $419,000 and $529,000 for the six months ending September 30, 2013 and 2012, respectively.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for the six months ending September 30, 2013 and 2012 were approximately $1,278,000 and $1,047,000, respectively. Selling, general and administrative expenses consist primarily of legal fees, accounting and audit fees, professional/consulting fees and employee salaries.

Other Income (Expense). Interest expense for the six month period ending September 30, 2013 and 2012 was approximately $(3,182,000) and approximately $(874,000), respectively. Interest consists primarily of interest expense in connection with various notes outstanding at September 30, 2013, and the amortization of debt issuance costs as well as the amortization of the discounts on the notes for the six months ended September 30, 2013. The increase in interest expense for the six month period ended September 30, 2013, in comparison to the same period for fiscal 2013 was due to the new notes payable entered into during the first quarter of fiscal 2014. The change in fair value of the derivative liability for the period was approximately $(204,000) and the change in the fair value of the conversion feature was approximately $2,604,000. The change in fair value of warrants liability was approximately $1,404,000. The June 26, 2013 notes contain full ratchet anti-dilution provisions and the corresponding changes in fair value are recorded in Other Income (Expense).

Financial Position

Total assets, all of which are classified as current, were approximately $3,523,000 at September 30, 2013, an increase of approximately $3,172,000 from March 31, 2013.  Liabilities, all of which are classified as current, exceed current assets by approximately $4,930,000 at September 30, 2013.

The most significant change in assets resulted from the payment of a $3,000,000 non-refundable deposit to initially license and acquire certain intellectually property and assets from 3M Company and 3M Innovative Properties Company.

The most significant change in liabilities results in the amortization of note payable discounts recorded in conjunction with the Secured Notes issued with the June 26, 2013 private placement transaction.  Amortization of these discounts was approximately $2,456,000.

Liquidity and Capital Resources

We have incurred net losses of approximately $7.2 million and $4.9 million for the years ended March 31, 2013 and 2012, respectively, and net losses of approximately $1.1 million and $3.6 million for the six months ended September 30, 2013 and 2012, respectively.  Since our inception, June 6, 2006, and through September 30, 2013, we have an accumulated deficit of approximately $39.1 million.  Since inception and through September 30, 2013, we have financed our operations principally through debt financing and through private issuances of common stock.  Since inception, we have raised a total of approximately $29.1 million in debt and equity financing transactions, consisting of approximately $15.7 million in debt financing and approximately $13.4 million in equity financing transactions.  We expect to finance future cash needs primarily through proceeds from equity or debt financings, loans, sales of assets, out-licensing transactions, and/or collaborative agreements with corporate partners.  We have used the net proceeds from debt and equity financings for general corporate purposes, which have included funding for research and development, selling, general and administrative expenses, working capital, reducing indebtedness, pursuing and completing licenses, acquisitions or investments in other businesses, products or technologies, and for capital expenditures.

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Net cash used in operating activities from continuing operations for fiscal 2013 and 2012 was approximately $2.6 million and $3.3 million, respectively.  The decrease in the use of cash was due primarily to an increase in accounts payable and accrued other expenses.  We expect net cash used in operating activities to increase going forward as we continue product development and other business activities, assuming that we are able to obtain sufficient funding.

Net cash provided by financing activities from continuing operations was approximately $2.6 million in fiscal 2013 and approximately $2.1 million in fiscal 2012.  Results for fiscal 2013 were affected by proceeds from the issuance of five notes.

Net cash used in operating activities for the six months ended September 30, 2013 and 2012, was approximately $(2.0) million and $(1.9) million, respectively.  We expect net cash used in operating activities to increase going forward as we engage in additional product research and development and other business activities, assuming that we are able to obtain sufficient funding.

Net cash used in investing activities for the six months ended September 30, 2013 and 2012 was $3,000,000 and $0, respectively. Results for the six months ended September 30, 2013 represents the payment of the non-refundable deposit to 3M described in Note 4 to the condensed consolidated financial statements for the six months ended September 30, 2013, included elsewhere herein.

Net cash provided by financing activities was approximately $5.1 million and $1.9 million for the six months ended September 30, 2013 and 2012. Results for the six months ended September 30, 2013, were affected primarily by $5.3 million of proceeds received from the a private placement completed in June 2013 and the reduction of a promissory note from a related party.

On December 31, 2012, we issued a convertible promissory note in the principal amount of $600,000 and 600,000 shares of common stock to a private investor, and received gross proceeds of $600,000, excluding transaction costs and expenses.  Interest on the outstanding principal balance of the note accrues at a rate of 10% per annum compounded monthly and is payable monthly commencing February 1, 2013 with an original maturity date of September 30, 2013.  The maturity date of the note is extended to March 26, 2014 as a result of the June 2013 financing transaction.  In consideration for the amendment of the maturity date, the company granted the private investor warrants to purchase 22,059 post-reverse split shares of common stock.  At any time on or before the maturity date, the investor has the right to convert part or all of the principal and interest owed under the note into common stock at a conversion price equal to $9.35 per post-reverse split share, subject to adjustment for stock dividends, stock splits, reverse stock splits, or other similar events.  The proceeds from the note were used to retire the October 25, 2012 note.

On June 26, 2013, we completed the closing of a private placement financing transaction with a small number of accredited institutional investors.  Pursuant to a subscription agreement and other transaction documents, we issued the Secured Notes and June Warrants, and received gross cash proceeds of $5,300,000, of which approximately $286,300 was used to pay for transaction costs, fees and expenses.  The Secured Notes have an original aggregate principal amount of $6,502,158, including a $613,271 principal amount Secured Note issued to a previous investor in exchange for its previously outstanding June 2012 convertible note, which is no longer outstanding.  The maturity date of the Secured Notes is December 26, 2013.  Our obligations under the Secured Notes and the other transaction documents are guaranteed by our principal subsidiaries and, pursuant to a Security Agreement entered into with the investors, are secured by a security interest in substantially all of our assets and those of the subsidiaries.  The Secured Notes are convertible into shares of common stock at any time at the discretion of the investor at an initial conversion price per share of $0.50 ($8.50 per post-reverse split share).  The initial exercise price of the June Warrants is $0.715 per pre-reverse split share ($12.16 per post-reverse split share).  The June Warrants are exercisable for a period of five years from the date of issuance.

As noted above under the heading “Going Concern and Management’s Plan,” Adamis has substantial liabilities and obligations.  If we do not obtain additional equity or debt funding, our cash resources will be depleted and we will be required to materially reduce or suspend operations.  Even if are successful in obtaining additional funding to permit us to continue operations at the levels that we desire, substantial time will pass before we obtain regulatory marketing approval for any products and begin to realize revenues from product sales, and during this period Adamis will require additional funds.  No assurance can be given as to the timing or ultimate success of obtaining future funding.

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Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based on our audited consolidated financial statements, and our unaudited condensed consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles.  The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosure of contingent assets and liabilities.  We evaluate our estimates on an ongoing basis.  We base our estimates on historical experience and on other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

We believe the following accounting policies and estimates are most critical to aid in understanding and evaluating our reported financial results.  For further discussion of our accounting policies, see Note 3 in the accompanying notes to our audited consolidated financial statements appearing elsewhere in this prospectus.

Stock-Based Compensation.  We account for stock-based compensation transactions in which we receive employee services in exchange for options to purchase common stock.  Stock-based compensation cost for restricted stock units, or RSUs, is measured based on the closing fair market value of our common stock on the date of grant.  Stock-based compensation cost for stock options is estimated at the grant date based on each option’s fair-value as calculated by the Black-Scholes option-pricing model.  We recognize stock-based compensation cost as expense ratably on a straight-line basis over the requisite service period.

Derivative Financial Instruments.  Derivatives are recognized as either assets or liabilities in the consolidated balance sheets and are measured at fair value.  The treatment of gains and losses resulting from changes in the fair values of derivative instruments is dependent on the use of the respective derivative instrument and whether they qualify for hedge accounting.  As of March 31, 2013 and September 30, 2013, no derivative instruments qualified for hedge accounting.

Accounting Standards Codification (ASC) 815 - Derivatives and Hedging provides guidance to determine what types of instruments, or embedded features in an instrument, are considered derivatives.  This guidance can affect the accounting for convertible instruments that contain provisions to protect holders from a decline in the stock price, or down-round provisions.  Down-round provisions reduce the exercise price of a convertible instrument if a company either issues equity share for a price that is lower than the exercise price of those instruments, or issues new convertible instruments that have a lower exercise price.

We recognize the derivative assets and liabilities at their respective fair values at inception and on each reporting date.  We utilized a binomial option pricing model to develop our assumptions for determining the fair value of the conversion and anti-dilution features of its notes.  See Note 8 in the accompanying audited financial statements for further discussion of derivative instruments.

Off Balance Sheet Arrangements

At March 31, 2013 and September 30, 2013, we did not have any off balance sheet arrangements.

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Recent Accounting Pronouncements

In July 2013, the Financial Accounting Standards Board (FASB) issued accounting guidance on the presentation of an unrecognized tax benefit when a net operating loss carryforward exists.  Under this guidance, an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward.  This guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013.  Other than a potential change in presentation within a potential consolidated balance sheet, this accounting guidance will not have an impact on our consolidated financial position, results of operations or cash flows.

Inflation

It is our opinion that inflation has not had a material effect on our operations.

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BUSINESS

Our general business strategy is to generate revenue through launch of our allergy and respiratory products in development, in order to generate cash flow to help fund expansion of our allergy and respiratory business.  To achieve our goals and support our overall strategy, we may need to raise a substantial amount of funding and make substantial investments in equipment, new product development and working capital.

Overview and Business Strategy

We are an emerging pharmaceutical company focused on combining specialty pharmaceuticals and biotechnology to provide innovative medicines for patients and physicians.  Within our group of specialty pharmaceutical products, we are currently developing four products in the allergy and respiratory markets, including a dry powder inhaler technology that we recently exclusively licensed and have the rights to acquire from 3M Company.  Our goal is to create low cost therapeutic alternatives to existing treatments.  Consistent across all specialty pharmaceuticals product lines, we intend to pursue section 505(b)(2) New Drug Application (NDA) regulatory approval filings with the FDA whenever possible in order to reduce the time needed to get to market and to save on costs, compared to 505(b)(1) NDA filings for new drug products.  Within our group of biotechnology products, we are focused on the development of therapeutic vaccine product candidates and cancer drugs for patients with unmet medical needs in the multi-billion dollar global cancer market.  The current status of our development programs is as follows:

Product Portfolio

Specialty Pharmaceutical Products	Target Indication	Development Status (1)
Epinephrine PFS	Anaphylaxis	Submit for regulatory approval to sell
APC-5000	Asthma/COPD	Phase 3 trial (2)
APC-1000	Asthma/COPD	Phase 3 trial (2)
APC-3000	Allergic Rhinitis	Phase 3 trial (2)

Biotechnology Products	Target Indication	Development Status (1)
TeloB-VAX (vaccine)	Prostate Cancer	Phase 2 trial
APC-100	Prostate Cancer	Phase 1 trial (3)
APC-200	Prostate Cancer	Preclinical
APC-300	Prostate Cancer	Preclinical

(1)	Represents the next development or regulatory stage that Adamis intends to pursue.
(2)	A single Phase 3 trial, without previous Phase 1 or Phase 2 trials, is anticipated.
(3)	Phase 1/2a clinical trial has commenced and is ongoing.

Anaphylaxis

American Academy of Allergy Asthma and Immunology, or AAAAI, defines anaphylaxis as a serious, life-threatening allergic reaction.  The most common anaphylactic reactions are to foods, insect stings, medications and latex.  According to information published by AAAAI, up to 8% of U.S. children under the age of 18 have a food allergy, and approximately 38% of those with a food allergy have a history of severe reactions.

Anaphylaxis requires immediate medical treatment, including an injection of epinephrine.  The number of prescriptions for epinephrine products has grown annually, as the risk of anaphylaxis has become more widely understood.  We estimate that sales of prescription epinephrine products in 2012 were at least $800 million, based on industry data. We cannot provide any assurances concerning any possible future rates of annual growth or whether annual prescriptions will decline or grow.

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Epinephrine Pre-Filled Syringe

Our most advanced product candidate, Epinephrine Injection USP 1:1000 0.3mg Pre-filled Single Dose Syringe, or the Epinephrine PFS, is a simple syringe designed to deliver a premeasured 0.3 mg dose of epinephrine for the treatment of anaphylaxis.  The syringe is protected in a hard plastic carrying case small enough to fit, for example, in a shirt pocket.

We believe that there is an opportunity for a simple, low-cost, intuitive pre-filled syringe to compete in this market.  We believe that our Epinephrine PFS has the potential to compete against other marketed products based on the following:

Lower Price.  We expect to introduce the Epinephrine PFS product at a price point reflecting a discount to the price of the leading products.  A lower-priced option may be attractive to individuals that pay cash for their epinephrine products, professional users such as hospitals and first responders, and military and prison systems.

Ease of Use.  Auto-injectors, such as EpiPen, Twinject and Auvi-Q, are powerful spring-loaded auto-injector devices.  If not administered properly, they can misfire or be misused.  Our Epinephrine PFS product will allow users to administer a pre-measured epinephrine dose quickly with a simple syringe that we believe will be familiar to many potential users.

We believe that the Epinephrine PFS product, if introduced, may acquire a share of the market based on the price differential between the expected price of the Epinephrine PFS product and the price at which the market-leading product is currently sold, which may motivate purchasers and reimbursing payors to choose the lower cost alternative.  We believe that the Epinephrine PFS product has the potential to compete successfully, although there can be no assurance that this will be the case.

With the help of our contract manufacturer, we have accumulated what we believe is all of the required data, and are preparing a 505(b)(2) submission to the FDA for approval for sale of the Epinephrine PFS product.  We hope to make the submission within a few months after the closing of this offering and, assuming no unexpected regulatory delays, to receive an approval by the end of calendar year 2014 or early in 2015.  Under goals established in connection with the Prescription Drug User Fee Act, or PDUFA, the FDA’s guidance for the review and acting on standard NDA submissions that do not relate to new molecular entities, which we believe will be the case with our Epinephrine PFS product, is 10 months from the date of receipt of the submission.  However, the FDA’s review processes can extend beyond, and in some cases significantly beyond, anticipated completion dates due to FDA requests for additional information or clarification, difficulties scheduling an advisory committee meeting, FDA workload issues or other reasons.  See “Government Regulation—Regulation in the United States.”  As a result, the dates of regulatory approval, if obtained, and commercial introduction of our product could be delayed beyond our expectations.  We estimate that approximately $2.0 million to $2.5 million, which includes anticipated required regulatory filings fees, will be required over the next 12 months to support the regulatory application and a commercial launch of the Epinephrine PFS product following marketing approval, assuming no unexpected delays or expenses.  The Federal Food, Drug, and Cosmetic Act, as amended by the Prescription Drug User Fee Amendments of 2012, authorizes the FDA to collect user fees for certain applications for approval of drug and biological products.  The stated fee for the government’s fiscal 2014 year for an application requiring clinical data is $2,169,100.  For an application not requiring new clinical data, such as we believe will be the case with our Eprinephrine PFS product, or a supplement requiring clinical data, the application fee is $1,084,550.  These fees are effective commencing October 1, 2013 and will remain in effect at least through September 30, 2014.  Fee rates are reviewed and adjusted annually and are published in the Federal Register, typically in August for the subsequent fiscal year.

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Asthma and COPD

According to the National Institute of Health, or NIH, asthma is a chronic lung disease that inflames and narrows the airways.  Asthma causes recurring periods of wheezing, chest tightness, shortness of breath, and coughing.  Asthma affects people of all ages, but it most often starts during childhood.  According to information published by AAAAI, the number of people in the U.S. with asthma is approximately 25 million and growing.

COPD, or chronic obstructive pulmonary disease, is a progressive disease that makes it difficult to breathe.  COPD can cause coughing that produces large amounts of mucus, wheezing, shortness of breath, chest tightness, and other symptoms.  According to the NIH, cigarette smoking is the leading cause of COPD.  Most people who have COPD smoke or used to smoke.  However, long-term exposure to other lung irritants such as air pollution, chemical fumes, or dust may also contribute to COPD.

We estimate that global sales of asthma and COPD prescription products was approximately $14 billion in 2012, based on industry data. Within the global asthma and COPD market, one product in particular, we estimate that Advair Diskus marketed by GlaxoSmithKine, generated more than $4 billion in U.S. sales and $8 billion in global sales in 2012, based on GSK’s publicly announced results.  The Advair Diskus is a dry powder inhaler, or DPI, product that combines fluticasone propionate, or fluticasone and salmeterol xinafoate, or salmeterol.  Inhaled fluticasone belongs to the family of medicines known as corticosteroids or steroids.  It works by preventing certain cells in the lungs and breathing passages from releasing substances that cause asthma symptoms.  Inhaled salmeterol is a long-acting bronchodilator.  Bronchodilators are medicines that are breathed in through the mouth to open up the bronchial tubes (air passages) in the lungs.  It relieves cough, wheezing, shortness of breath, and troubled breathing by increasing the flow of air through the bronchial tubes.  The combination of the two medicines, as in the Advair Diskus, is used when a patient’s asthma has not been controlled sufficiently on other asthma medicines, or when a patient’s condition is so severe that more than one medicine is needed every

Taper DPI

Adamis entered into an agreement dated as of August 1, 2013 with 3M Company to exclusively license and, upon final payment acquire, assets relating to 3M Company’s patented Taper dry powder inhaler, or DPI, technology under development by 3M.  The Taper DPI technology was under development as a device designed to efficiently deliver dry powder by utilizing a 3M proprietary microstructured carrier tape, to be supplied by 3M under a separate supply agreement to be negotiated with 3M.  We believe that, once developed, the device can be utilized to deliver a wide variety of different drug compounds.  We intend to utilize the Taper DPI assets initially to develop a pre-metered inhaler device for the treatment of asthma and chronic obstructive pulmonary disorder, or COPD, to deliver the same active ingredients as GlaxoSmithKline’s Advair Diskus.  Upon completion of product development and clinical trials and if required regulatory approvals are obtained, we intend to commercially market the inhaler product to compete for a share of the Advair market with a branded generic version utilizing the Taper technology.

We believe that one advantage of the Taper DPI technology is that it can deliver drug particles without the need for lactose or formulation excipients.  The majority of current dry powder products use lactose carrier excipients to enhance flowability; however, they have the disadvantage of increased bulk and require a mechanism for detaching the drug from the surface of the lactose.  Lactose carrier formulations require a complicated blending process and delivery that is highly sensitive to excipient powder properties.  There are currently no excipient-free dry powder inhalers in the U.S. market.

Due to the design of Taper DPI, it can efficiently deliver drug without the need for formulation excipients.  As such, it enables consistent dose metering and delivery across a broad dosing range.  In addition, high fine particle fractions are achievable, which could allow more active drug to be delivered deep into the patient’s lungs.

We are currently preparing an investigational new drug application, or IND, to be submitted to the FDA for approval to begin human testing of Taper DPI.  Assuming receipt of sufficient funding and if clinical trials are initiated and successfully completed, we intend to pursue an NDA under Section 505(b)(2) of the FDCA to seek approval for sale in the U.S. market. Assuming no unforeseen delays and if we successfully complete product development and trials and receive regulatory approval, we estimate that we could commence sales of the product in 2016 or 2017, although there are no assurances that this will be the case. We also intend to seek to identify opportunities to market Taper DPI based products outside of the U.S.

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Additional Allergy Products

Additional product candidates in our allergy and respiratory product pipeline include a steroid hydrofluoroalkane, or HFA, metered dose inhaler product, referred to as APC-1000, for asthma and COPD and an HFA pressurized metered dose nasal steroid for the treatment of seasonal and perennial allergic rhinitis, referred to as APC-3000. We estimate that the market for inhaled oral steroids, and the market for inhaled nasal steroids, or INS, as estimated by us based on industry data is approximately $3 billion and $1.3 billion annually, respectively. INS products are sold under prescription for seasonal allergic rhinitis. Our product candidates, if developed and approved for marketing, will target small niches within these markets.
During fiscal 2011, we entered into a strategic manufacturing, supply, and product development agreement with Beximco Pharmaceuticals Ltd.  Beximco is a leading manufacturer of pharmaceutical formulations and active pharmaceutical ingredients in Bangladesh.  Beximco has a large number of products covering broad therapeutic categories, including asthma and allergy inhalers, antibiotics, anti-hypertensives, anti-diabetics, and anti-retrovirals.  We intend to develop the APC-1000 product with Beximco.  Once developed, we anticipate that we will transfer the specifications to Beximco for manufacturing.  Adamis and Beximco intend to introduce a number of separate drugs into the U.S. over the next several years in the allergy and respiratory areas and may co-develop certain drugs.  The anticipated dates of development and introduction of APC-1000 and APC-3000 will depend on a number of factors, including the availability of adequate funding to support product development efforts.  We expect APC-1000 and APC-3000 to be considered “new” drugs by the FDA, and accordingly we believe that we will be required to submit data for an application for approval to market both products pursuant to Section 505(b)(2) of the Food Drug and Cosmetics Act, or FDCA, although there are no assurances that this will be the case.  We intend to conduct a Phase 3 pivotal trial for APC-1000 and APC-3000 but do not believe that Phase 1 or Phase 2 trials will be required.  Total time to develop the APC-1000 and APC-3000 products, including manufacture of the products, clinical trials and FDA review, is expected to be approximately 24-30 months from inception of full product development efforts, assuming no unforeseen regulatory or other delays.  Factors that could affect the actual launch date for our allergy and respiratory product candidates, as well as our other product candidates, include the outcome of discussions with the FDA concerning the number and kind of clinical trials that the FDA will require before the FDA will consider regulatory approval of the applicable product, any unexpected difficulties in licensing or sublicensing intellectual property rights for other components of the product such as the inhaler, patent infringement lawsuits relating to Paragraph IV certifications as part of any Section 505(b)(2) filings, see “Government Regulation—Regulation in the United States—Section 505(b)(2) New Drug Applications,” any unexpected difficulties in the ability of our suppliers to timely supply quantities for commercial launch of the product, any unexpected delays or difficulties in assembling and deploying an adequate sales force to market the product, unexpected events affecting Beximco’s participation in developing and manufacturing products, and receipt of adequate funding to support product development and sales and marketing efforts.

Cancer

Cancer is a group of diseases in which malignant cells grow out of control and spread to other parts of the body. Normally, your body forms new cells as you need them, replacing old cells that die.  Sometimes this process goes afoul, new cells grow when you don’t need them, and old cells do not die when they should.  Extra cells can form a mass called a tumor.  Those tumors can be benign or malignant (cancerous).  Cells from malignant tumors can invade nearby tissues and can spread to other parts of the body, called metastasis.  Most treatment plans include surgery, radiation or chemotherapy.  Some may involve hormone therapy, biologic therapy, or stem cell transplantation.

We believe that there is a significant market opportunity for our product candidates, should they be successfully developed, approved and commercialized.  We believe that there is a significant need for new products and that there is growing interest in targeted therapies for the treatment of cancer.

TeloB-VAX

In April 2011, we acquired exclusive rights to patented telomerase-based cancer vaccine technology from the Regents of the University of California and the Dana-Farber/Harvard Cancer Center.  We intend to pursue development of the technology initially for what we believe may be a novel cell-based vaccine product candidate for cancer, tentatively named TeloB-VAX.  The technology is intended to activate the body’s natural defense machinery to stimulate an immune response against one of nature’s most common tumor markers, telomerase reverse transcriptase, or telomerase.  We believe that a vaccine product, if developed, will utilize the patient’s own B cells as antigen producing and antigen presenting cells.

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In a Phase 1 study completed at UCSD in castrate resistant prostate cancer patients, the vaccine product candidate was shown to be safe and well tolerated.  The vaccine was found to be immunogenic, and was shown to induce a specific CD8 T cell response.  More important, the T cells induced post-vaccination were shown to specifically kill prostate cancer cells.  We believe that if future trials are successful and a vaccine product is developed, such a vaccine product may have a number of competitively advantageous features, including:  prolonged antigen presentation by B cells; induction of an immune response after a single injection; no need for complicated culture procedures; much fewer steps; and potentially lower cost than other competitive products.  This vaccine product candidate is covered by what we believe is a unique patented platform technology using a cancer antigen marker, telomerase, that is increased in approximately 85% of all tumors.

We believe that this technology may represent one of the first concrete opportunities to program the immune system to mobilize killer lymphocytes to combat cancer cells, including progenitor cancer stem cells that were shown to also express telomerase.

Prostate Cancer

According to the American Cancer Society, prostate cancer is the second-most common cancer in American men and the second leading cause of cancer death in American men.  The ACS estimated that for 2013 in the United States, approximately 238,000 new cases of prostate cancer will be diagnosed and about 29,700 men will die of prostate cancer in 2013.

The Human Prostate and Prostate Cancer; Disease and Market Background

The prostate is a walnut-sized gland located in front of the rectum and underneath the urinary bladder.  It is found only in men.  The prostate starts to develop before birth and continues to grow until a man reaches adulthood.  This growth is fueled by male hormones, the so-called androgens.  The main androgen produced by men is the hormone testosterone.  Testosterone can be converted by the body into dihydrotestosterone, which in turn signals the prostate to grow.  The prostate stays at adult size in adult males as long as the male hormone is present at physiological levels.

A prostate cancer develops when cells in the prostate begin to grow out of control, and a cancerous tumor can form.  Several types of cells are found in the prostate, but most prostate cancers develop from gland cells within the prostate.  Prostate cancer, or PCa, is one of the most invasive malignancies and a leading cause of cancer related deaths in many countries.  Metastatic prostate cancer is advanced prostate cancer that has spread beyond the prostate and surrounding tissues into distant organs and tissues.  The majority of men who die from prostate cancer die from the consequences of metastatic disease.  According to the National Cancer Institute, the five-year survival rate of patients with prostate cancer that has metastasized to distant organs is only about 28%.  Metastatic prostate cancer is generally divided into two states:  the androgen hormone-sensitive, androgen-dependent or castrate sensitive PCa state, referred to as CS-PCa; and the castrate-resistant PCa state, or CR-PCa, also referred to as the androgen hormone-refractory, androgen-independent, or the Androgen Deprivation Therapy, or ADT, resistant state.

Testosterone and other male sex hormones, known collectively as androgens, can fuel the growth of prostate cancer cells.  Androgens exert their effects on prostate cancer cells by binding to and activating the Androgen Receptor, which is expressed in prostate cancer and other cells.  When they first metastasize to distant sites, most prostate cancers depend on androgen hormone for tumor growth.  These prostate cancers are CS-PCa prostate cancers.

For patients with advanced, metastatic CS-PCa prostate cancer, the standard of care is treatment with hormonal ablation therapy, also known as ADT.  ADT is used to suppress production or block the action of androgens.  Accordingly, the leading therapies currently used for the treatment of prostate cancer, after it recurs following radiation or surgery, are focused on diminishing the production of androgens, or antagonizing the effects of androgens by blocking the Androgen Ligand Binding Domain on the Androgen Receptor inside prostate cancer cells with drugs known as anti-androgens.  Thus, these two different effects are achieved through two separate therapeutic approaches.  The first approach is often to reduce the amount of androgens produced in the body, primarily in the testes.  This can be achieved by surgical castration by removal of both testicles, or alternatively through use of one or two different kinds of ADT drugs, called chemical castration.

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Adamis, collaborators, and many others now commonly recognize that androgen deprivation therapy causes prostate cancer cell programmed cell death, referred to as apoptosis, and can also contribute to pathophysiological chronic inflammation in men with CS-PCa.  There is significant published data supporting the important role of chronic inflammation in the change from CS-PCa to CR-PCa.

In summary, the standard treatment for localized advanced, recurrent, and metastatic prostate cancer is ADT, which blocks the growth promoting effects of androgens and activates apoptosis.  After an initial favorable response, progression to androgen-independence or castration resistance is the usual outcome for which there are currently no curative treatment options.  Some survival extensions can sometimes be achieved using current Taxol-based chemotherapy protocols, or recently approved therapies such as Provenge and ZYTIGA.

In 2010, Adamis licensed patents and related intellectual property relating to three cancer drug candidates developed at the University of Wisconsin.  We believe these drug candidates, named APC-100, -200 and -300, may offer significant new treatment opportunities for prostate cancer.

APC-100

APC-100 is the most advanced of the three drug candidates.  In animal studies conducted to date, APC-100 demonstrated anti-androgenic and anti-inflammatory activities against prostate tumors growing in animal models and showed a strong safety profile in preclinical safety studies.  In 2006, APC-100 was awarded the National Cancer Institute, or NCI, Rapid Award.  The award is given for promising new drugs for the treatment of cancer and resulted in significant funding for research and development of APC-100.  APC-100 has demonstrated desirable pharmacological characteristics as an oral or injectable anti-inflammatory and anti-androgenic drug candidate with multiple mechanisms of action.  APC-100 decreases secretion of human PSA by human prostate cancer cells growing in mice and also increases the time-to-tumor progression and survival of mice with prostate sensitive and castrate resistant tumors.  In animal studies, APC-100 was found to be more effective than Casodex or Flutamide, which are leading prostate cancer treatments.

In August 2011, we announced the enrollment of the first patient in a Phase 1/2a prostate cancer clinical study relating to the use of the APC-100 product to treat men with castrate-resistant prostate cancer.  The study began at the University of Wisconsin Carbone Cancer Center and was extended to the Wayne State University Karmanos Cancer Institute.  In the trial, each patient will be assessed for toxicity, biochemical responses (PSA), radiographic and clinical responses.  After completion of the Phase 1/2a APC-100 trial, we expect that we would meet with the FDA to review the trial results and determine the continuation of the clinical development with Phase 2b studies.

Additional Cancer Products

APC-200 is a drug candidate for both castrate-sensitive and castrate resistant prostate cancer.  In 2007, APC-200 was awarded the NCI Rapid Award.  APC-200 blocks androgen-induced hydrogen peroxide production and inflammation and inhibits mouse prostate cancer.  In animal studies conducted to date, APC-200 was an excellent inhibitor of chronic inflammation, also completely inhibiting oxidase mediated high rates of hydrogen peroxide production in vivo, and delaying prostate cancer progression and death in the standard mouse prostate cancer model.  After conclusion of the pre-clinical development activities, such as GMP manufacturing of drug substance and drug product, as well as conclusion of the pre-clinical safety, pharmacology and toxicology studies, we anticipate filing and opening an Adamis-sponsored IND relating to the clinical investigation of oral APC-200 in PCa patients with castrate resistant prostate cancer, assuming adequate funding and no unexpected delays.

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APC-300 is a multi-targeted small molecule therapeutic drug that we believe has the potential to demonstrate anti-inflammatory, pro-apoptotic anti-cancer activities for prostate cancer patients, including men with advanced metastatic castrate resistance prostate cancer.  In pre-clinical in vitro studies conducted to date, APC-300 repeatedly demonstrated inhibition of human tumor cell growth and the ability to kill both castrate-sensitive and castrate-resistant human prostate cancer tumors.  It also materially decreased tumor volumes and suppressed local metastasis in human to mouse xenograft models, where malignant human prostate, pancreas, or melanoma tumor tissue was grafted onto athymic immunosuppressed experimental mice.  We have not yet developed a clinical protocol and other materials for submission of an IND, due to funding limitations, and we expect to begin that process once we have adequate funding.

Other Technologies

STI Technology

In addition, we have licensed patented vaccine technology that we believe has the potential to provide protection against a number of different viral infectious agents. This novel vaccination strategy, which employs DNA plasmids, appears, based on preclinical studies conducted to date, to have the ability to “train” a person’s immune system to recognize and mount a defense against particular aspects of a virus’s structure.  If successful, we believe this technology will give physicians a new tool in generating immunity against a number of viral infections that have been difficult to target in the past.

The first target indication for this technology has yet to be determined, but will be based on market, technology, and patent position considerations. Disease targets might include therapeutic vaccines for Influenza, Hepatitis B and C, which are known to be involved in hepatocellular carcinomas, Human Papillomavirus, which is known to be involved in head and neck squamous cell carcinomas, and prostate cancer.

The licensed technology was developed by Dr. Maurizio Zanetti, M.D., a professor at the Department of Medicine at UCSD.  Dr. Zanetti has developed and patented a method of DNA vaccination by somatic transgene immunization, or STI.  We have entered into a worldwide exclusive license with Dr. Zanetti, through a company of which he is the sole owner, Nevagen, LLC, to utilize the technology within the field of viral infectious agents.  We believe that the technology may have broad applications and intend to target viral disease indications for its initial proof of concept.

STI, also sometimes called TLI, has already been tested in Phase I studies in humans for other vaccine applications.  An immune response was elicited in the study, and the results suggested that the procedure was safe and well tolerated.  We have conducted certain experiments in mice utilizing the STI technology, but our testing is currently at the preclinical stage.

We currently intend to focus initially on the development of one or more of the other licensed prostate cancer product candidates and technologies, and as a result the timing of development of this viral vaccine technology is subject to uncertainty.

Savvy/C31G

We also have a microbicide product candidate, named Savvy (C31G).  On December 7, 2010, we announced the successful completion of a Phase 3 contraceptive trial of C31G.  The study met its primary endpoint and was conducted by the Eunice Kennedy Shriver National Institute of Child Health and Human Development (NICHD), National Institutes of Health (NIH), in the Contraceptive Clinical Trials Network at 14 sites in the United States.  The clinical investigators found that C31G was not inferior in contraceptive efficacy to the comparator drug Conceptrol.  Moreover, the gel was well-tolerated and had a high degree of acceptability in women who completed the study.  No drug-related serious adverse events were observed with C31G.  Drug-related side effects of C31G were generally mild and did not lead to discontinuation.  Currently, to our knowledge all spermicides commercially available in the U.S., including Conceptrol, contain the active ingredient nonoxynol-9, or N-9, in a carrier such as a gel, film, cream, foam, suppository, or tablet.  N-9 has been reported in some studies to cause irritant and allergic reactions in some users.  Although the Conceptrol® product was effective and well-tolerated in the trial, there were a lower number of drug-related events with the C31G gel and fewer women discontinued the study due to drug-related side effects.  C31G does not contain N-9 and, if commercialized, may offer an alternative for women who seek a non-hormonal method of contraception.  In addition, on September 9, 2013, we announced that a recently published study conducted by university researchers at Louisiana State University Health Science Center found that C31G was effective in treating Herpes Simplex Virus, or HSV, in an eye infection, ocular keratitis, animal model using live rabbits.  The rabbit eye model utilized for the study mimics the disease in humans.  In the same study the researchers also reported that ocular administration of C31G was safe and well tolerated, confirming earlier clinical studies that established C31G safety and tolerability in other applications.  HSV-1 is the same virus that causes cold sores and is common in humans.  In the eye, it usually causes an infection of the cornea, and that infection is the most common cause of cornea-derived blindness.  In previous animal studies, C31G was also active against HSV-2, the cause of genital herpes.

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Before considering any actions to seek regulatory approval for a C31G product, further meetings with the FDA would likely be required to discuss the regulatory pathways for submitting an NDA for marketing approval, including whether any additional trials will be required before an NDA is submitted.  In considering commercialization alternatives, we would likely seek to enter into an out-licensing or similar transaction with organizations that have a focus or business unit in the area of antimicrobials or contraception, or in other fields where C31G may have potential as a product candidate.  The C31G product candidate is held by our Biosyn, Inc. subsidiary, which we acquired in 2004.  Provisions in the agreement pursuant to which we acquired Biosyn, and/or in certain of the funding agreements and other agreements relating to the C31G product, provide for payments to the former Biosyn shareholders upon marketing approval by the FDA (or, in certain circumstances, certain foreign regulatory authorities) of C31G for one or more indications, for payments to certain other third parties in the event of sales or other revenues relating to C31G or certain other events, and include limitations on certain activities of Biosyn including payment of dividends.  In addition, sale or out-licensing of the C31G product candidate may require the consent of one or more such third parties.  As a result, commercialization of the product may require renegotiation of the provisions relating to the former Biosyn shareholders and such third parties.  Accordingly, there can be no assurances that we will be able to successfully conclude a transaction involving C31G or concerning the amounts that we might receive from any such transaction, or that any C31G product will be submitted for regulatory approval or will be approved or marketed.

For our fiscal 2013 and fiscal 2012 years, we estimate that we have spent approximately $1.2 million and $2.2 million, respectively, on research and development activities.

Clinical Supplies and Manufacturing

We have no in-house manufacturing capabilities.  We rely on third-party contract manufacturers to make the material used to support the development of our product candidates.  We purchase the material used in our clinical trial activities from various companies and suppliers.

Sales and Marketing

We do not currently have sales or marketing capabilities.  In order to commercially market any pharmaceutical product that we successfully advance through preclinical and clinical development and for which we obtain regulatory approval, we must either develop a sales and marketing infrastructure or collaborate with third parties with sales and marketing capabilities.  We have not yet developed a sales and marketing strategy for any pharmaceutical products that we may successfully develop.

Customers and Distribution

We do not currently sell or distribute pharmaceutical products.

Competition

The biotechnology and pharmaceutical industries are extremely competitive.  Our potential competitors in the field are many in number and include major pharmaceutical and specialized biotechnology companies.  Many of our potential competitors have significantly more financial, technical and other resources than we do, which may give them a competitive advantage.  In addition, they may have substantially more experience in effecting strategic combinations, in-licensing technology, developing drugs, obtaining regulatory approvals and manufacturing and marketing products.  We cannot give any assurances that we can compete effectively with these other biotechnology and pharmaceutical companies.  Our potential competitors in these markets may succeed in developing products that could render our products and those of our collaborators obsolete or non-competitive.  In addition, many of our competitors have significantly greater experience than we do in the fields in which we compete.

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Our allergy and respiratory products and inhaled nasal steroid product, if developed and launched, will compete with numerous prescription and non-prescription over-the-counter products targeting similar conditions, including, in the seasonal or perennial rhinitis areas, cough and cold, as well as prescription generic products, and with other inhaled nasal steroid products.  In addition, a number of large pharmaceuticals companies produce pharmaceutical products, such as antihistamines, corticosteroids and anti-leukotriene agents, which manage allergy and respiratory symptoms.  The Epinephrine PFS product, if commercialized, will compete against other self-administered epinephrine products, including EpiPen, EpiPen Jr., Auvi-Q and Twinject.  Our APC-5000 product, if developed and commercialized, is expected to compete with allergy inhaler products offered by several companies, including GlaxoSmithKline.  The development and commercialization of new drugs for cancer, and of vaccine products for viral infections, is highly competitive.  Most of the larger pharmaceutical companies, and many smaller public and private companies, have products or are engaged in research and development activities in these fields.

Intellectual Property

Our success will depend in large part on our ability to:

●	obtain and maintain international and domestic patent and other legal protections for the proprietary technology, inventions and improvements we consider important to our business;

●	prosecute and defend our patents;

●	preserve our trade secrets; and

●	operate without infringing the patents and proprietary rights of other parties.

We intend to continue to seek appropriate patent protection for product candidates in our research and development programs where applicable and their uses by filing patent applications in the United States and other selected countries.  We intend for these patent applications to cover, where possible, claims for composition of matter, medical uses, processes for preparation and formulations.

We own or are the licensees of a total of thirteen issued United States patents, and related U.S. applications and foreign patents and patent applications, relating to our APC-100, APC-200, APC-300, telomerase, STI, Taper DPI and C31G technologies and product candidates.

Although we believe that our rights under patents and patent applications provide a competitive advantage, the patent positions of pharmaceutical and biotechnology companies are highly uncertain and involve complex legal and factual questions.  We may not be able to develop patentable products or processes, and may not be able to obtain patents from pending applications.  Even if patent claims are allowed, the claims may not issue, or in the event of issuance, may not be sufficient to protect the technology owned by or licensed to us.  Any patents or patent rights that we obtain may be circumvented, challenged or invalidated by our competitors.

We also rely on trade secrets, proprietary know-how and continuing innovation to develop and maintain our competitive position, especially when we do not believe that patent protection is appropriate or can be obtained.  We seek protection of these trade secrets, proprietary know-how and any continuing innovation, in part, through confidentiality and proprietary information agreements.  However, these agreements may not provide meaningful protection for, or adequate remedies to protect, our technology in the event of unauthorized use or disclosure of information.  Furthermore, our trade secrets may otherwise become known to, or be independently developed by, our competitors.

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Government Regulation

Pharmaceutical Regulation

If and when we market any pharmaceutical products in the United States, they will be subject to extensive government regulation.  Likewise, if we seek to market and distribute any such products abroad, they would also be subject to extensive foreign government regulation.

In the United States, the FDA regulates pharmaceutical products.  FDA regulations govern the testing, manufacturing, advertising, promotion, labeling, sale and distribution of pharmaceutical products, and generally require a rigorous process for the approval of new drugs.  We also may be subject to foreign regulatory requirements governing clinical trials and drug product sales if products are tested or marketed abroad.  The approval process outside the United States varies from jurisdiction to jurisdiction and the time required may be longer or shorter than that required for FDA approval.

Regulation in the United States

The FDA testing and approval process requires substantial time, effort and money.  We cannot assure you that any of our products will ever obtain approval.  Our potential products will be regulated either as biological products or as drugs.  In the United States, drugs are subject to regulation under the FDCA.  Biological products, in addition to being subject to provisions of the FDCA, are regulated under the Public Health Service Act, or PSHA.  Both statutes and related regulations govern, among other things, testing, manufacturing, safety, efficacy, labeling, storage, record keeping, advertising, and other promotional practices.  The FDA approval process for new drugs and biologics includes, without limitation:

●	preclinical studies;

●	submission of an Investigational New Drug application, or IND, for clinical trials;

●	adequate and well-controlled human clinical trials to establish safety and efficacy of the product;

●	review of a New Drug Application, or NDA, or review of a Biologics License Application, or BLA; and

●	inspection of the facilities used in the manufacturing of the drug to assess compliance with the FDA’s current Good Manufacturing Practices, or cGMP, regulations.

Preclinical studies include laboratory evaluation of the product, as well as animal studies to assess the potential safety and effectiveness of the product.  Most of these studies must be performed according to good laboratory practices, a system of management controls for laboratories and research organizations to ensure the consistency and reliability of results.  The results of the preclinical studies, existing clinical and/or human use data (if applicable) together with manufacturing information and analytical data, are submitted to the FDA as part of an IND, which we are required to file before we can commence any clinical trials for our product candidates in the United States.  Clinical trials may begin 30 days after an IND is received, unless the FDA raises concerns or questions about the conduct of the clinical trials.  If concerns or questions are raised, an IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can proceed.  We cannot assure you that submission of any additional IND for any of our preclinical product candidates will result in authorization to commence clinical trials.

Clinical trials involve the administration of the product candidate that is the subject of the trial to volunteers or patients under the supervision of a qualified principal investigator.  Each clinical trial must be reviewed and approved by an independent institutional review board, or IRB, at each institution at which the study will be conducted.  The IRB will consider, among other things, ethical factors, safety of human subjects and the possible liability of the institution arising from the conduct of the proposed clinical trial.  Also, clinical trials must be performed according to good clinical practices, which are enumerated in FDA regulations and guidance documents.

Clinical trials typically are conducted in sequential phases:  Phases 1, 2 and 3.  The phases may overlap.  The FDA may require that we suspend clinical trials at any time on various grounds, including if the FDA makes a finding that the subjects participating in the trial are being exposed to an unacceptable health risk.

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In Phase 1 clinical trials, a drug is usually tested on patients to determine safety, any adverse effects, proper dosage, absorption, metabolism, distribution, excretion and other drug effects.

In Phase 2 clinical trials, a drug is usually tested on a limited number of subjects to preliminarily evaluate the efficacy of the drug for specific, targeted indications, determine dosage tolerance and optimal dosage, and identify possible adverse effects and safety risks.

In Phase 3 clinical trials, a drug is usually tested on a larger number of subjects in an expanded patient population and at multiple clinical sites.

We cannot assure you that any of our current or future clinical trials will result in approval to market our products.

A NDA or BLA must include comprehensive and complete descriptions of the preclinical testing, clinical trials and the chemical, manufacturing and control requirements of a drug that enable the FDA to determine the drug’s or biologic’s safety and efficacy.  A NDA or BLA must be submitted, filed and approved by the FDA before any product that we may successfully develop can be marketed commercially in the United States.

The facilities, procedures and operations for any of our contract manufacturers must be determined to be adequate by the FDA before product approval.  Manufacturing facilities are subject to inspections by the FDA for compliance with cGMP, licensing specifications and other FDA regulations before and after an NDA or BLA has been approved.  Foreign manufacturing facilities are also subject to periodic FDA inspections or inspections by foreign regulatory authorities.  Among other things, the FDA may withhold approval of NDAs, BLAs or other product applications if deficiencies are found at the facility.  Vendors that may supply us with finished products or components used to manufacture, package and label products are also subject to similar regulations and periodic inspections.

In addition, the FDA imposes a number of complex regulatory requirements on entities that advertise and promote pharmaceuticals, including, but not limited to, standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities, and promotional activities involving the Internet.

Failure to comply with FDA and other governmental regulations can result in fines, unanticipated compliance expenditures, recall or seizure of products, total or partial suspension of production and/or distribution, suspension of the FDA’s review of NDAs or BLAs, injunctions and criminal prosecution.  Any of these actions could have a material adverse effect on us.

Some of our cancer and vaccine product candidates may involve biological products, which are subject to regulation under the PHSA.  In addition to the FDA requirements, the NIH has established guidelines for research involving human genetic materials, including recombinant DNA molecules.  The FDA cooperates in the enforcement of these guidelines, which apply to all recombinant DNA research that is conducted at facilities supported by the NIH, including proposals to conduct clinical research involving gene therapies.  The NIH review of clinical trial proposals and safety information is a public process and often involves review and approval by the Recombinant DNA Advisory Committee, or RAC, of the NIH.  Some of our cancer and vaccine product candidates may be subject to NIH RAC review.

The results of product development, preclinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests, proposed labeling and other relevant information are submitted to the FDA in the form of a BLA, requesting approval to market the product for one or more specified indications.  The submission of a BLA is subject to the payment of substantial user fees.

Once the FDA receives an NDA or BLA, it has 60 days to review the application to determine if it is substantially complete and the data is readable, before it accepts the NDA or BLA for filing.  Once the submission is accepted for filing, the FDA begins an in-depth review of the submission to determine, among other things, whether the proposed product is safe and effective for its intended use, and whether the product is being manufactured in accordance with cGMP to assure and preserve the product’s identity, strength, quality and purity.

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Under the goals and policies agreed to by the FDA under PDUFA, the FDA agrees to specific goals for NDA review time through a two-tiered classification system, Priority Review and Standard Review.  A Priority Review designation is given to drugs that offer major advances in treatment, or provide a treatment where no adequate therapy exists.  For a Priority Review application, the FDA aims to complete the initial review cycle for New Molecular Entities, or NMEs, within six months of the 60 day filing date, and for non-NMEs within six months of the date of receipt. Standard Review applies to all applications that are not eligible for Priority Review. The FDA aims to complete Standard Review NDAs for NMEs within ten months of the 60 day filing date, and for Non-NMEs within ten months of the date of receipt.  Such dates are often referred to as the PDUFA dates.  The FDA does not always meet its PDUFA dates for either Standard Reviews or Priority Reviews of NDAs or BLAs.  The review process and the PDUFA date may be extended by three months if the FDA requests or the sponsor otherwise provides additional information or clarification regarding information already provided in the submission within the last three months before the PDUFA date.  In addition, the FDA’s review processes can extend beyond, and in some cases significantly beyond, anticipated completion dates due to FDA requests for additional information or clarification, difficulties scheduling an advisory committee meeting, negotiations regarding any required risk evaluation and mitigation strategies, FDA workload issues or other reasons. The FDA may refer the application to an advisory committee for review, evaluation and recommendation as to the application’s approval.  The amount of time taken for the approval process is a function of a number of variables, including whether the product has received priority review, the quality of the submission and studies presented, the potential contribution that the compound will make in improving the treatment of the disease in question, and the workload at the FDA.

The FDA may, during its review of a NDA or BLA, ask for additional test data or the conducting of additional clinical trials.  If the FDA does ultimately approve the product, it may require post-marketing testing to monitor the safety and effectiveness of the product.  In addition, the FDA may in some circumstances impose restrictions on the use of the product, which may be difficult and expensive to administer and may require prior approval of promotional materials.

Prior to regulatory approval, the FDA may elect to obtain advice from outside experts regarding scientific issues and/or marketing applications under FDA review.  These outside experts are convened through the FDA’s Advisory Committee process.  An Advisory Committee will report to the FDA and make recommendations.  Views of the Advisory Committee may differ from those of the FDA, and the FDA is not bound by the recommendations of an Advisory Committee.

Before approving an NDA or BLA, the FDA can inspect the facilities at which the product is manufactured.  The FDA will not approve the submission unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications.  Additionally, before approving an NDA or BLA, the FDA will typically inspect one or more clinical sites to assure that the clinical studies were conducted in compliance with GCP requirements.  If the FDA determines that the processes and procedures used are not acceptable, it will outline the deficiencies in the submission and often will request additional clinical testing or information before an NDA or BLA can be approved.  The FDA may also inspect one or more of the preclinical toxicology research sites to assure that the preclinical studies were conducted in compliance with GLP requirements.  If the FDA determines that the studies were not performed in compliance with applicable GLP rules and regulations, the FDA may request additional preclinical testing or information before an NDA or BLA can be approved.

The FDA will issue a complete response letter if the agency decides not to approve the NDA or BLA.  The complete response letter describes all of the specific deficiencies in the submission identified by the FDA.  The deficiencies identified may be minor, for example, requiring labeling changes, or major, for example, requiring additional clinical trials.  Additionally, the complete response letter may include recommended actions that the applicant might take to place the application in a condition for approval.  If a complete response letter is issued, the applicant may either resubmit the NDA or BLA, addressing all of the deficiencies identified in the letter, or withdraw the application.

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If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product.  Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling.  In addition, the FDA may require post marketing studies, sometimes referred to as Phase 4 testing, which involves clinical trials designed to further assess drug safety and effectiveness and may require testing and surveillance programs to monitor the safety of approved products that have been commercialized.  After approval, certain changes to the approved drug or biologic, such as adding new indications, manufacturing changes or additional labeling claims, are subject to further FDA review and approval.  Depending on the nature of the change proposed, an NDA or BLA supplement must be filed and approved before the change may be implemented.  For many proposed post-approval changes to an NDA or BLA, the FDA has up to 180 days to review the application.  As with new NDAs or BLAs, the review process is often significantly extended by FDA requests for additional information or clarification.

Any drug or biologic products for which we or our collaborators receive FDA approvals are subject to continuing regulation by the FDA, including, among other things, record-keeping requirements, reporting of adverse experiences with the product, providing the FDA with updated safety and efficacy information, product storage, sampling and distribution requirements, complying with certain electronic records and signature requirements and complying with FDA promotion and advertising requirements, which include, among others, restrictions on direct-to-consumer advertising, promoting biologics for uses or in patient populations that are not described in the product’s approved labeling, known as “off-label use, industry-sponsored scientific and educational activities and promotional activities involving the internet.  The FDA closely regulates the post-approval marketing and promotion of biologics, and although physicians may prescribe legally available drugs for off-label uses, manufacturers may not market or promote such off-label uses.  Failure to comply with these or other FDA requirements can subject a manufacturer to possible legal or regulatory action, such as warning letters, suspension of manufacturing, seizure of product, injunctive action, mandated corrective advertising or communications with healthcare professionals, possible civil or criminal penalties or other negative consequences, including adverse publicity.

We will rely, and expect to continue to rely, on third-parties for the production of clinical and commercial quantities of our products.  Our collaborators may also utilize third-parties for some or all of a product we are developing with such collaborator.  Manufacturers are required to comply with applicable FDA manufacturing requirements contained in the FDA’s cGMP regulations.  cGMP regulations require among other things, quality control and quality assurance as well as the corresponding maintenance of records and documentation.  Drug manufacturers and other entities involved in the manufacture and distribution of approved biologics are required to register their establishments with the FDA and certain state agencies and are subject to periodic inspections by the FDA and certain state agencies for compliance with cGMP and other laws.  Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance.

Section 505(b)(2) New Drug Applications

Most drug products obtain FDA marketing approval pursuant to a Section 505(b)(1) NDA filing or an Abbreviated NDA, or ANDA.  A third alternative is a special type of NDA, commonly referred to as a Section 505(b)(2) NDA, which enables the applicant to rely, in part, on the FDA’s findings of safety and efficacy of an existing product, or published literature, in support of its application.  Section 505(b)(2) NDAs often provide an alternate path to FDA approval for new or improved formulations or new uses of previously approved products.  Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference.  The applicant may rely upon the FDA’s findings with respect to certain pre-clinical or clinical studies conducted for an approved product.  The FDA may also require companies to perform additional studies or measurements to support the change from the approved product.  The FDA may then approve the new product candidate for all or some of the label indications for which the referenced product has been approved, as well as for any new indication sought by the Section 505(b)(2) applicant.

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In seeking approval for a drug through an NDA, applicants are required to list with the FDA each patent whose claims cover the applicant’s product or a method of using the product.  Upon approval of a drug, each of the patents listed in the application for the drug is then published in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book.  For some drugs, the FDA may require risk evaluation and mitigation strategies, or REMS, which could include medication guides, physician communication plans, or restrictions on distribution and use, such as limitations on who may prescribe the drug or where it may be dispensed or administered.

To the extent that a Section 505(b)(2) NDA relies on clinical trials conducted for a previously approved drug product or the FDA’s prior findings of safety and effectiveness for a previously approved drug product, the Section 505(b)(2) applicant must submit patent certifications in its Section 505(b)(2) application with respect to any patents for the previously approved product on which the applicant’s application relies that are listed in the Orange Book.  Specifically, the applicant must certify for each listed patent that, in relevant part, (1) the required patent information has not been filed; (2) the listed patent has expired; (3) the listed patent has not expired, but will expire on a particular date and approval is not sought until after patent expiration; or (4) the listed patent is invalid, unenforceable or will not be infringed by the proposed new product.  A certification that the new product will not infringe the previously approved product’s listed patent or that such patent is invalid or unenforceable is known as a Paragraph IV certification.  If the applicant does not challenge one or more listed patents through a Paragraph IV certification, the FDA will not approve the Section 505(b)(2) NDA application until all the listed patents claiming the referenced product have expired.  Further, the FDA will also not approve, as applicable, a Section 505(b)(2) NDA application until any non-patent exclusivity, such as, for example, five-year exclusivity for obtaining approval of a new chemical entity, three year exclusivity for an approval based on new clinical trials, or pediatric exclusivity, listed in the Orange Book for the referenced product, has expired.

If the Section 505(b)(2) NDA applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the owner of the referenced NDA for the previously approved product and relevant patent holders within 20 days after the Section 505(b)(2) NDA has been accepted for filing by the FDA.  The NDA and patent holders may then initiate a patent infringement suit against the Section 505(b)(2) applicant.  Under the FDCA, the filing of a patent infringement lawsuit within 45 days of receipt of the notification regarding a Paragraph IV certification automatically prevents the FDA from approving the Section 505(b)(2) NDA until the earliest to occur of 30 months beginning on the date the patent holder receives notice, expiration of the patent, settlement of the lawsuit, or until a court deems the patent unenforceable, invalid or not infringed.  Even if a patent infringement claim is not brought within the 45-day period, a patent infringement claim may be brought under traditional patent law, but it does not invoke the 30-month stay.  Moreover, in cases where a Section 505(b)(2) application containing a Paragraph IV certification is submitted after the fourth year of a previously approved drug’s five year exclusivity period and the patent holder brings suit within 45 days of notice of certification, the 30-month period is automatically extended to prevent approval of the Section 505(b)(2) application until the date that is seven and one-half years after approval of the previously approved reference product.  The court also has the ability to shorten or lengthen either the 30 month or the seven and one-half year period if either party is found not to be reasonably cooperating in expediting the litigation.

As a result, we may invest a significant amount of time and expense in the development of a product and our Section 505(b)(2) applications only to be subject to significant delay and patent litigation before our product may be commercialized.  Alternatively, if the prior NDA applicant or relevant patent holder does not file a patent infringement lawsuit within the specified 45 day period, the FDA may approve the Section 505(b)(2) application at any time, assuming the application is otherwise approvable.

Notwithstanding the approval of many products by the FDA pursuant to Section 505(b)(2), over the last few years, some pharmaceutical companies and others have objected to the FDA’s interpretation of Section 505(b)(2).  If the FDA changes its interpretation of Section 505(b)(2), or if the FDA’s interpretation is successfully challenged in court, this could delay or even prevent the FDA from approving any Section 505(b)(2) NDA that we submit.

We intend to pursue a Section 505(b)(2) regulatory filing in connection with our Epinephrine PFS syringe product, APC-1000 and APC-3000 and, when developed, our inhaler product based on the Taper DPI technology.  Accordingly, if we rely in our regulatory filing on clinical trials conducted, or the FDA’s prior findings of safety and effectiveness, for a previously approved drug product that involves patents referenced in the Orange Book, then we will need to make the patent certifications or the Paragraph IV certification described above.  If we make a Paragraph IV certification and the holder of the previously approved product that we referenced in our application initiates patent litigation within the time periods described above, then we will be subject to the risks of patent litigation, with the accompanying delay described above and potentially material expense of patent litigation, before we could commercially market our product.

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In addition, even if we submit a 505(b)(2) application for the Epinephrine PFS product, or other future product, that relies on clinical trials conducted for a previously approved product where there are no patents for such other product with respect to which we have to provide certifications, we are subject to the risk that the FDA could disagree with our reliance on the particular previously approved product that we chose to rely on, conclude that such previously approved product is not an acceptable reference product,  and require us instead to reference another previously approved product that involves patents referenced in the Orange Book, requiring us to make the certifications described above and subjecting us to the risks of delay and expense described above.

Regulation Outside the United States

If we market our products in foreign countries, we also will be subject to foreign regulatory requirements governing human clinical trials and marketing approval for pharmaceutical products.  The requirements governing the conduct of clinical trials, product approval, pricing and reimbursement vary widely from country to country.  Whether or not FDA approval has been obtained, approval of a product by the comparable regulatory authorities of foreign countries must be obtained before manufacturing or marketing the product in those countries.  The approval process varies from country to country and the time required for such approvals may differ substantially from that required for FDA approval.  There is no assurance that any future FDA approval of any of our clinical trials or drugs will result in similar foreign approvals or vice versa.

Additional Regulation

Third-Party Reimbursement

In the United States, physicians, hospitals and other healthcare providers that purchase pharmaceutical products generally rely on third-party payors, principally private health insurance plans, Medicare and, to a lesser extent, Medicaid, to reimburse all or part of the cost of the product and procedure for which the product is being used.  Even if a product is approved for marketing by the FDA, there is no assurance that third-party payors will cover the cost of the product and related medical procedures.  If they do not, end-users of the drug would not be eligible for any reimbursement of the cost, and our ability to successfully market any such drug would be materially and adversely impacted.

Reimbursement systems in international markets vary significantly by country and, within some countries, by region.  Reimbursement approvals must be obtained on a country-by-country basis.  In many foreign markets, including markets in which we hope to sell our products, the pricing of prescription pharmaceuticals is subject to government pricing control.  In these markets, once marketing approval is received, pricing negotiations could take significant additional time.  As in the United States, the lack of satisfactory reimbursement or inadequate government pricing of any of our products would limit their widespread use and lower potential product revenues.

Fraud and Abuse Laws

Federal and state anti-kickback and anti-fraud and abuse laws, as well as the federal Civil False Claims Act may apply to certain drug and device research and marketing practices.  The Civil False Claims Act prohibits knowingly presenting or causing to be presented a false, fictitious or fraudulent claim for payment to the United States.  Actions under the Civil False Claims Act may be brought by the Attorney General or by a private individual acting as an informer or whistleblower in the name of the government.  Violations of the Civil False Claims Act can result in significant monetary penalties.  The federal government is using the Civil False Claims Act, and the threat of significant liability, in its investigations of healthcare providers, suppliers and drug and device manufacturers throughout the country for a wide variety of drug and device marketing and research practices, and has obtained multi-million dollar settlements.  The federal government may continue to devote substantial resources toward investigating healthcare providers’, suppliers’ and drug and device manufacturers’ compliance with the Civil False Claims Act and other fraud and abuse laws.  We may have to expend significant financial resources and management attention if we ever become the focus of such an investigation, even if we are not guilty of any wrong doings.

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HIPAA

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, requires the use of standard transactions, privacy and security standards and other administrative simplification provisions, by covered entities which include many healthcare providers, health plans and healthcare clearinghouses.  HIPAA instructs the Secretary of the Department of Health and Human Services to promulgate regulations implementing these standards in the United States.

Other Laws

We are also subject to other federal, state and local laws of general applicability, such as laws regulating working conditions, and various federal, state and local environmental protection laws and regulations, including laws such as the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other similar federal and state laws regarding, among other things, occupational safety, the use and handling of radioisotopes, environmental protection and hazardous substance control.  Although we believe that we have complied with these laws and regulations in all material respects and have not been required to take any action to correct any noncompliance, there can be no assurance that we will not be required to incur significant costs to comply with environmental and health and safety regulations in the future.  Our research and development activities may involve the controlled use of hazardous materials, including chemicals that cause cancer, volatile solvents, radioactive materials and biological materials that have the potential to transmit disease, and our operations may produce hazardous waste products.  If we fail to comply with these laws and regulations we could be subjected to criminal sanctions and substantial financial liability or be required to suspend or modify our operations.  Although we believe that our safety procedures for handling and disposing of these materials comply in all material respects with legally prescribed standards, we cannot completely eliminate the risk of accidental contamination or injury from these materials.  In the event of contamination or injury, we could be held liable for damages or penalized with fines in an amount exceeding our resources.

License Agreements

Agreement Relating to Taper DPI Technology

On August 1, 2013, we entered into an agreement to initially license and, with an additional payment, fully acquire from 3M Company certain intellectual property and assets relating to 3M’s Taper Dry Powder Inhaler, or DPI, technology under development for the treatment of asthma and COPD.  The intellectual property includes patents, patent applications and other intellectual property relating to the Taper assets.

Pursuant to the terms of the agreement, Adamis made an initial non-refundable payment to 3M of $3.0 million and obtained an exclusive worldwide license to the assets and intellectual property in all indications in the dry powder inhalation field through December 31, 2013.  Upon a subsequent closing payment by Adamis of an additional $7.0 million before December 31, 2013, and satisfaction of other customary closing conditions, ownership of the assets and intellectual property will be transferred to Adamis, with Adamis granting back to 3M a license to the intellectual property assets outside of the dry powder inhalation field.

Under the agreement, if Adamis has not made the closing payment and the closing has not occurred by December 15, 2013, then 3M may in its discretion elect to accept payment of the closing payment by delivery of a number of shares of Adamis common stock equal to $14,000,000 divided by the average of the closing prices of the Adamis common stock for the 30 trading days preceding the business day before the closing date.

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If the closing does not occur by December 31, 2013, then the exclusive license converts to a non-exclusive license, and 3M can license, transfer, assign or otherwise enter into any transaction involving the assets with any third party.  If after December 31, 2013, 3M sells or enters into an agreement with a third party to sell or exclusively license in any territory any of the assets, then 3M may terminate the agreement with us.  If at any time prior to June 30, 2014 3M has not entered into such an agreement with a third party and Adamis tenders the closing payment in cash plus a premium of $1,000,000, and the other closing conditions are satisfied or waived, then the assets will be transferred to Adamis with the same effect as if the closing had occurred before December 31, 2013.  If the closing does not occur by June 30, 2014, 3M may terminate the agreement.  Pursuant to the agreement, after full payment of the purchase price 3M has agreed to provide certain services to assist with transfer and transition of the assets to us.  The agreement includes certain other customary provisions, including representations and warranties, warranty disclaimers and indemnification provisions.

The design of the Taper DPI inhaler uses proprietary 3M technology to store the active pharmaceutical ingredients on a microstructured carrier tape.  Under the agreement, 3M and Adamis have agreed to work in good faith to negotiate and enter into a separate supply agreement before the closing providing for the supply of the drug delivery tape to be used with the product.

License Agreements Relating to APC-100, APC-200 and APC-300

Pursuant to an agreement entered into in February 2010, a privately held company assigned to us all of its rights under exclusive license agreements relating to the APC-100, APC-200 and APC-300 product candidates, in return for consideration consisting of shares of our common stock.  Under the license agreement, Wisconsin Alumni Research Foundation, or WARF, is the licensor of the patents, patent applications and related intellectual property relating to the compounds.  Under each separate agreement, WARF grants to us, as the licensee, an exclusive license, with rights of sublicense, under the patents and patent applications identified in the agreement, for the fields of human nutraceuticals, preventatives, therapeutics and diagnostics and for all territories worldwide that are covered by any of the licensed patents.

The license agreements include milestones that we, as the licensee, agree to meet by certain dates, relating to obtaining cumulative funding by certain dates, the filing of an IND relating to a covered product, enrollment of a first patient under a Phase II clinical trial by certain dates, and filing of an NDA with the FDA relating to a covered product by certain dates.  WARF has the right to terminate the license agreement with advance notice if we fail to meet any of the funding milestones or commercialization milestones.  Under each agreement, we agree to pay WARF a milestone payment of $25,000 upon the filing of the first IND or comparable regulatory filing for a covered product, and additional payments upon the achievement of the additional milestones, aggregating approximately $600,000.

Under all of the agreements, we agree to pay product royalties to WARF based on net sales of covered products, at a rate of 5% of net sales.  The agreements include customary stacking provisions providing for a reduction in royalties if we become obligated to pay royalties to other third parties on sales of covered products, but in all events the rate will be not less than 2.5% of net sales.  In addition, if we receive any fees or other payments in consideration for any rights granted under a sublicense, and the fees or payments are not based directly on the amount or value of products sold by the sublicensee or provided as reimbursement for research and development costs incurred by us, then we are obligated to pay to WARF a percentage of such payments, ranging from 10% to 40% depending on what the stage of regulatory approval and clinical trial development at the time the payments are received.  Each agreement provides that we will reimburse WARF for legal fees and other costs incurred in filing, prosecuting and maintaining the licensed patents during the term of the agreement.  These amounts will accrue for a period of four years after the date of the agreement, after which time the accrued amounts will be paid in four annual installments.

The term of each agreement continues until the date that none of the licensed patents under the agreement remains an enforceable patent.  We may terminate the agreement at any time with 90 days prior notice to WARF.  WARF may terminate the agreement if the date of first commercial sale of a covered product does not occur by December 31, 2020 under the APC-100 and APC-200 agreements and December 31, 2021 under the APC-300 agreement.  WARF may also terminate the agreement following our failure to meet a funding or commercialization milestone, or if we fail to pay amounts when due or deliver a development report or commits a material breach of the agreement and fail to cure the default within 90 days.

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Telomerase Vaccine Technology

Our telomerase vaccine technology was licensed pursuant to exclusive license agreements entered into in April 2011 with the Regents of the University of California and the Dana-Farber Cancer Institute, Inc.  Pursuant to the agreement with the University of California, we acquired a license to certain patents and related intellectual property rights relating to a telomerase-based cancer vaccine technology.  We licensed a complementary patent based on technology from the Dana-Farber Cancer Institute, Inc.  Under the terms of the license agreement, we licensed the patents and related intellectual property for a field that includes therapeutic and preventive cancer vaccines in humans, and for a territory that includes the United States.  The term of the license extends through the expiration date of the longest-lived patent rights covered by the agreement.  Under the agreement, we paid to the universities a small upfront license issue fee in connection with the execution of the license agreement.  We will pay the universities a small annual maintenance fee on the first three anniversaries of the date of the agreement, increasing in an immaterial amount thereafter, until we or a permitted sublicensee is commercially selling a licensed product.

For the first indication of a licensed product, we will make payments upon reaching specified milestones in clinical development and obtaining U.S. regulatory approval for a licensed product, potentially aggregating approximately $1.87 million if all milestone payments are made, including obtaining U.S. regulatory approval for a licensed product.  Similar payments apply to the second indication of a licensed product.  The agreement also provides that we will pay the universities royalties, in the low single digits, payable on net sales of licensed products.  The agreement includes customary provisions for adjusting the royalty rate in the case of a combination product that includes a licensed product and other products or product components.  The agreement includes customary royalty stacking provisions providing for a reduction in the royalty rate if we are required to pay royalties to other third parties to acquire patent rights necessary to make, use or sell licensed products, up to one-half of the amounts otherwise due to the universities.

If we enter into sublicenses of the licensed technology, then a portion of the sublicense fees received by us from the sublicensee is payable to the universities, with the exact percentage depending on the time during the product development, clinical trials and regulatory approval process that the sublicense is entered into.  If we receive product royalty payments from sublicensees, we are obligated to pay a percentage of those fees to the universities, with the exact percentage depending on the status of product development and commercialization.  Following commercial sales of a licensed product, the agreement provides for minimum annual royalties to the universities, with an increased amount starting with the third full year of sales.  We are responsible for payment of patent costs relating to the licensed patents, including patent costs previously incurred by the universities.  In the agreement, we agree to diligently proceed with the development, manufacture and sale of licensed products, and to satisfy certain development and regulatory submission milestones by certain dates.  Failure to satisfy these obligations permits the universities to either terminate the license agreement or convert the license to a non-exclusive license.  The universities may terminate the agreement if we fail to perform or violate any term of the agreement and do not cure the default within 60 days of notice.  We may terminate the agreement upon 90 days’ notice to the universities.

License Agreement Relating to Vaccine Technologies

On July 28, 2006, for consideration consisting of shares of our common stock and a $55,000 initial license fee, we entered into a worldwide exclusive license agreement with Nevagen, LLC, an entity owned by Dr. Zanetti, to utilize technology held by Nevagen within the field of viral infectious agents.  The licensed intellectual property includes the use of the technology known as “Transgenic Lymphocyte Technology” covered by certain U.S. and foreign patents and patent applications.  The license will terminate with the expiration of the U.S. patent for the intellectual property.

For the first product, we will make payments upon reaching specified milestones in clinical development and submission of an application regulatory approval, potentially aggregating $900,000 if all milestone payments are made.  As of the date of this prospectus, no milestones have been achieved and no milestone payments have been made.  The agreement also provides that we will pay Nevagen royalties, in the low single digits, payable on net sales received by us of covered products.  If additional technologies are required to be licensed to produce a functional product, the royalty rate will be reduced by the amount of the royalty paid to the other licensor, but not more than one-half the specified royalty rate.  Royalties and incremental payments with respect to influenza will continue until reaching a cumulative total of $10.0 million.

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Adamis and Nevagen have the right to sublicense with written permission of the other party.  In the event that Nevagen sublicenses or sells the improved technology to a third party, then a portion of the total payments, to be decided by mutual agreement, will be due to us.  If we sublicense the intellectual property for use in influenza to a third party, Nevagen will be paid a fixed percentage of all license fees, royalties, and milestone payments, in addition to royalties due and payable based on net sales.

If we grant a sublicense to another company for any indication in the field covered by the license agreement other than with respect to influenza, Nevagen will be paid a portion of all license fees, royalties and milestone payments, with the percentage declining over time based on the year in which the sublicense is granted.  Certain incremental non-flu virus related sublicensing payments described in the license agreement are specifically excluded from the royalty cap.

All improvements of the intellectual property conceived of, or reduced to practice by us, or made jointly by us and Nevagen, will be owned solely by us.  We granted Nevagen a royalty-free nonexclusive license to use any improvements made on the existing technology for research purposes only, but not for any commercial purposes of any kind.  We have agreed to grant to Nevagen a royalty-free license for any improvement needed for the commercialization of the intellectual property for Nevagen’s use outside the field licensed to us.  If Nevagen sublicenses or sells the improved technology to a third party, then a portion of the total payments, to be decided by mutual agreement, will be due to us.  We also have the right of first offer to license certain related technologies from Nevagen, if and when it becomes available.

We have the right to terminate the agreement if it is determined that no viable product can come from the licensed technology.  Upon such termination, we would be required to transfer and assign to Nevagen all filings, rights and other information in our control.  We would retain the same royalty rights for license, or sublicense, agreements if the technology is later developed into a product.  Either party may terminate the license agreement in the event of a material breach of the agreement by the other party that has not been cured or corrected within 90 days of notice of the breach.

Employees

As of November 30, 2013, we employed 8 regular full-time employees and no part-time employees.  None of our employees are subject to a collective bargaining agreement or represented by a labor or trade union, and we believe that our relations with our employees is good.  We believe that we have been successful in attracting skilled and experienced personnel, but competition for personnel is intense and there can be no assurance that we will be able to attract and retain the individuals needed.

Properties

In April 2011, we leased approximately 2,400 square feet of office space in San Diego, California.  The term of the lease is three years.  The rent for the remaining months of the lease term is approximately $5,528 per month.  There are no options to extend the lease term.  Total rent expense was $64,948 and $71,050 for the years ended March 31, 2013 and 2012, respectively.

Legal Proceedings

In addition to the matters described below, we may become involved in or subject to, routine litigation, claims, disputes, proceedings and investigations in the ordinary course of business, which in our opinion will not have a material adverse effect on our financial condition, cash flows or results of operations.

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Curtis Leahy, et. al. v. Dennis J. Carlo, et al.

Adamis and certain of its officers and/or directors, including Dennis Carlo, David Marguglio and Robert Hopkins, were named as defendants in May 2010 in a lawsuit entitled Curtis Leahy, et. al. v. Dennis J. Carlo, et al., filed in the San Diego superior court.  The plaintiffs – Antaeus Capital Partners, Curtis Leahy, and David Amron – were Adamis shareholders.  Plaintiffs asserted claims for violations of the California Corporations Code and claims for common law fraud and negligent misrepresentation, based on allegations that defendants misrepresented and omitted material information in private placement memoranda distributed by Adamis (before it was a public company) in 2006 and 2008 regarding, among other things, Adamis’ license rights with respect to certain patented anti-viral technology.

In 2011, the plaintiffs unsuccessfully attempted to have the lawsuit certified as a class action on behalf of a putative class of shareholders who purchased stock pursuant to either or both of Adamis’ 2006 and 2008 private placement memoranda.  The court denied the plaintiff’s motion, and plaintiffs appealed the court’s order denying class certification.

Adamis filed a motion for summary judgment in March 2012.  At the plaintiffs’ request, in June 2013 the parties entered into preliminary settlement negotiations.  Although Adamis believes that the plaintiffs’ allegations were without merit, Adamis and its insurance carrier agreed to a settlement of the litigation with two of the plaintiffs, including the plaintiff who had sought to be certified as the class representative, with all amounts under the settlement paid by our insurance carrier.  In August 2013, the court dismissed the remainder of the case without prejudice.

Agape World, Inc.

Agape World, Inc. is a company involved in an involuntary bankruptcy proceeding filed in 2009.  Its principal, Nicholas Cosmo, was indicted on many counts of wire fraud and other claims, based on allegations that he operated a Ponzi scheme through Agape and other entities.  Mr. Cosmo pled guilty in 2010 and to the company’s knowledge is serving his sentence in prison.  More than three years before the date of this prospectus, the bankruptcy trustee of Agape contacted Adamis by telephone, asserting that Agape World paid $1.0 million to Adamis for two million shares of common stock of Adamis, but that the stock was issued not to Agape World but instead to Mr. Cosmo, a principal of Agape World, and claiming that this constituted a fraudulent transfer.  The company believes that the trustee has recovered the stock from the principal.  The company responded to the trustee denying any fraudulent transfer or any other basis for a claim by the trustee.  There has been no further communication between the trustee and Adamis for more than three years, and no suit or any action has been filed against Adamis.  Management believes that the trustee has no basis for any fraudulent transfer or other claims against Adamis.  Due to the limited nature of discussions with Agape, the early stage of this matter and the facts in this case, the outcome of this matter cannot be determined at this time.

The litigation described above could divert management time and attention from Adamis, could involve significant amounts of legal fees and other fees and expenses.  An adverse outcome in any such litigation could have a material adverse effect on Adamis.

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MANAGEMENT

Executive Officers, Directors and Key Employees

The following table sets forth the names and ages of the members of our board of directors, or the Board, and our executive officers and the positions held by each as of September 30, 2013.

NAME	AGE	PRINCIPAL OCCUPATION/POSITION WITH ADAMIS
Dennis J. Carlo, Ph.D.	70	President, Chief Executive Officer and Director
Kenneth M. Cohen	58	Consultant, Director
Craig A. Johnson	51	Consultant, Director
David J. Marguglio	43	Senior Vice President of Corporate Development, Director
Tina S. Nova, Ph.D.	59	President of Genoptix, Inc., Director
Robert O. Hopkins	53	Vice President, Finance and Chief Financial Officer
Karen K. Daniels	60	Vice President of Operations
Thomas Moll, Ph.D.	48	Vice President of Research

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors.  Officers are elected annually by the board of directors and serve at the discretion of the board.

Executive Biographies

The principal occupations for the past five years (and, in some instances, for prior years) of each of our directors and executive officers are as follows:

Dennis J. Carlo, Ph.D.  Dr. Carlo became President, Chief Executive Officer and a director of Adamis in April 2009 in connection with the closing of the merger transaction between Cellegy Pharmaceuticals, Inc. and Adamis Corporation, which was formerly known as Adamis Pharmaceuticals Corporation, or Old Adamis; pursuant to the merger, Cellegy was the surviving corporation in the merger and changed its name to Adamis Pharmaceuticals Corporation.  Dr. Carlo was a co-founder of Old Adamis and served as its President and Chief Executive Officer, and a director, from October 2006 to April 2009.  From 2003 to 2006, he served as president of Telos Pharmaceuticals, a private biotechnology company, from 2003 to 2006.  From 1982 to 1987, he served as Vice President of Research and Development and Therapeutic Manufacturing at Hybritech Inc., a pharmaceutical and life science company which was acquired by Eli Lilly & Co in 1985.  After the sale to Lilly, Dr. Carlo, along with Dr. Jonas Salk, James Glavin and Kevin Kimberland, founded Immune Response Corporation, a public biotechnology company, where he served as its President and Chief Executive Officer from 1994 to 2002.  Before then, he held various positions with life science companies, including Merck & Co.  Dr. Carlo received a B.S. degree in microbiology from Ohio State University and has a Ph.D. in Immunology and Medical Microbiology from Ohio State University.  In 1991, Dr. Carlo received the Ernst & Young entrepreneur of the year award.

Kenneth M. Cohen.  Mr. Cohen has served as one of our directors since January 2011.  He is an advisor to companies, entrepreneurs and investors in the life sciences area.  He was a co-founder of publicly held Somaxon Pharmaceuticals and served as its President and Chief Executive Officer from August 2003 through December 2007 and continued as a director until June 2008.  Previously, he was an independent advisor to various biotechnology and pharmaceutical companies, entrepreneurs and investors, including Synbiotics Corporation, Applied NeuroSolutions, Inc. and Highbridge Capital Management.  From May 1996 to April 2001, he was President and Chief Executive Officer of Synbiotics Corporation, a veterinary diagnostics company.  From March 1995 to February 1996, Mr. Cohen was Executive Vice President and Chief Operating Officer for Canji Incorporated, a human gene-therapy company, until its acquisition by Schering-Plough Corporation in February 1996.  Prior to joining Canji, he was Vice President of Business Affairs at Argus Pharmaceuticals, Inc. and Vice President of Marketing and Business Development for LifeCell Corporation.  Mr. Cohen began his career at Eli Lilly and Company in 1978, where, among many different responsibilities over 10 years, he directed business planning for the Medical Instrument Systems Division and managed the launch of Prozac.  He received an A.B. in biology and chemistry from Dartmouth College and an M.B.A. from the Wharton School of The University of Pennsylvania.

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Craig A. Johnson.  Mr. Johnson has served as one of our directors since February 2011.  He served as Chief Financial Officer of PURE Bioscience, Inc. from August 2011 to May 2012, and Senior Vice President and Chief Financial Officer of NovaDel Pharma Inc. from 2010 to 2011.  Mr. Johnson served as Vice President and Chief Financial Officer of TorreyPines Therapeutics, Inc. from 2004 until the company’s acquisition by Raptor Pharmaceuticals Corp. in October 2009, and then as Vice President of TPTX, Inc., a wholly owned subsidiary of Raptor Pharmaceutical Corp. through March 2010.  From 1994 to 2004, he was employed by MitoKor, Inc. and last held the position of Chief Financial Officer and Senior Vice President of Operations.  Prior to joining MitoKor, Mr. Johnson served as a senior financial executive for several early-stage technology companies, and he also practiced as a Certified Public Accountant with Price Waterhouse.  Mr. Johnson served as a director and the chairman of the audit committee for Ardea Biosciences, Inc., from 2008 until the company’s acquisition by AstraZeneca PLC in June 2012.  Mr. Johnson received his B.B.A. in accounting from the University of Michigan and is a certified public accountant.

David J. Marguglio.  Mr. Marguglio joined Adamis as Vice President, Business Development and Investor Relations, and a director in April 2009 in connection with the closing of the merger transaction between Cellegy and Old Adamis.  Mr. Marguglio was a co-founder of Old Adamis and served as its Vice President of Business Development and Investor Relations, and a director, since its inception in June 2006 until April 2009.  From 1996 to 2006, he held various positions with Citigroup Global Markets, Smith Barney and Merrill Lynch.  Before entering the financial industry, from 1994 to 1996, he founded and ran two different startup companies, the latter of which was eventually acquired by a Fortune 100 company.  From 1993 to 1994, he served as financial counsel for the commercial litigation division of a national law firm.  He received a degree in finance and business management from the Hankamer School of Business at Baylor University.

Tina S. Nova, Ph.D.  Dr. Nova has served as a member of our Board of Directors since February 2011.  Dr. Nova is a co-founder of Genoptix, Inc., a medical laboratory diagnostics company, and has served as its President since 2000.  Dr. Nova also served as Genoptix’ Chief Executive Officer and as a member of its board of directors from 2000 until Novartis AG acquired Genoptix in February 2011.  Dr. Nova was a co-founder of Nanogen, Inc., a provider of molecular diagnostic tests, and she served as its Chief Operating Officer and President from 1994 to 2000.  Dr. Nova served as Chief Operating Officer of Selective Genetics, a targeted therapy, biotechnology company, from 1992 to 1994, and in various director-level positions with Ligand Pharmaceuticals Incorporated, a drug discovery and development company, from 1988 to 1992, most recently as Executive Director of New Leads Discovery.  Dr. Nova has also held various research and management positions with Hybritech, Inc., a former subsidiary of Eli Lilly & Company, a pharmaceutical company.  Dr. Nova also served as a member of the board of directors of Cypress Bioscience, Inc., a company focused on developing drugs for functional somatic syndromes.  Dr. Nova was the Chair of the board of directors of BIOCOM from March 2001 to March 2002.  Dr. Nova holds a B.S. in Biological Sciences from the University of California, Irvine and a Ph.D. in Biochemistry from the University of California, Riverside.

Robert O. Hopkins.  Mr. Hopkins became Vice President, Finance and Chief Financial Officer of Adamis in April 2009 in connection with the closing of the merger transaction between Cellegy and Old Adamis.  He joined Old Adamis in April 2007 as Vice President, Finance and Chief Financial Officer.  From 2000 to 2004, he was an Executive Vice President and the Chief Financial Officer of Chatham Capital Corp.  In that position he managed financial operations for a corporation that held several hospitals, an extensive life sciences operation and a number of other business units within its portfolio.  Mr. Hopkins served as Chief Financial Officer of Veritel Corp. from 1999 and 2000, a biometric software company.  He has also served as Chief Operating Officer for Circle Trust Company from 2004 to 2005, during which time he was responsible for corporate reorganization after acquiring a troubled trust company.  From 2005 until Mr. Hopkins joined Old Adamis in April 2007, he consulted for Acumen Enterprises providing analysis and business plans for the various projects with which the company was involved.  From 1997 to 1999, Mr. Hopkins was Senior Vice President for Finance for the Mariner Post-Acute Network, Atlanta, Georgia.  In this position he was responsible for financial management of a division consisting of 12 long-term, acute care hospitals.  Among his previous medical-related experience, he has served as Assistant Administrator of Finance for Kindred Hospitals; President and Chief Executive Officer of Doctors Hospital of Hyde Park; and Vice President of Accounting for Cancer Treatment Centers of America.  Mr. Hopkins received a B.S. degree in Finance from Indiana State University and an M.B.A. from Lake Forest Graduate School of Management.

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Karen K. Daniels.  Ms. Daniels joined Adamis in July 2009 as Vice President of Operations.  She has over 30 years of experience in operational and engineering roles across diverse industries including electronics, medical devices, contract manufacturing and pharmaceutical manufacturing.  Prior to joining Adamis, Ms. Daniels served as President of Althea Technologies from 2007 to 2009.  Althea Technologies is a contract manufacturer for the pharmaceutical industry.  She also served as Senior Director of Operations and Logistics for Vidacare, a medical device manufacturer from 2006 to 2007.  From 2003 to 2006, she was President of Lambda Power.  Ms. Daniels received a B.S. degree from the University of Arizona.

Thomas Moll, Ph.D.  Dr. Moll joined Adamis Pharmaceuticals in February 2008 as Vice President of Research.  He has more than 20 years of experience in both academic and industrial preclinical research and development in the areas of inflammation, immunology and cancer biology.  Prior to joining Adamis, Dr. Moll was Vice President of Research at privately held Telos Pharmaceuticals from 2003 to 2008.  From 1998 to 2003 he was Vice President of Immunology at Cardion AG, a privately held German biotech company.  Dr. Moll holds a diploma in Biology II from the University of Basel, Switzerland, and received his doctorate degree in Genetics and Biochemistry from the University of Vienna, Austria.

Director Experience, Qualifications, Attributes and Skills

We believe that the backgrounds and qualifications of our directors, considered as a group, provide a broad mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.  Our Board is composed of a diverse group of leaders in their respective fields.  Many of the current directors have executive experience at public companies, as well as experience serving on other companies’ boards, which provides an understanding of different business processes, challenges and strategies facing boards and other companies.  Further, our directors also have other experience that makes them valuable members and provides insight into issues relevant to Adamis, such as prior experience with financing transactions, acquisitions and licensing transactions.

The following highlights the specific experience, qualification, attributes and skills of our individual Board members that have led our Nominating and Governance Committee and the Board to conclude that these individuals should serve on our Board:

Dennis J. Carlo, Ph.D., brings his executive experience, including his experience in senior management positions at several companies in the life science industry including Immune Response Corporation, Hybritech Inc. and Merck & Co., his extensive knowledge of the markets in which we compete and intend to compete, and his deep knowledge of Adamis gained from his position as chief executive officer of Adamis.

Kenneth M. Cohen brings his extensive leadership, business and scientific knowledge of the life science industry, including his service as an officer and director of private and public biotechnology companies including Somaxon Pharmaceuticals and the knowledge gained from consulting to numerous companies in the biotechnology and pharmaceuticals industries and to entrepreneurs and investors in the life science area, as well as his previous experience working at large pharmaceutical companies.

Craig A. Johnson brings his extensive public accounting, financial and executive management background and experience at many pharmaceutical and life science companies including Pure Bioscience, Inc., NovaDel Pharma Inc., TorreyPines Therapeutics, Inc. and MitoKor, Inc., as well as his service on the board of directors and audit committee of Ardea Bioscience, Inc.

David J. Marguglio brings his executive experience, including his experience in business development of new companies and financial services background, and his deep knowledge of Adamis gained from his position as an officer of Adamis.

Tina S. Nova, Ph.D., brings her extensive leadership, business and scientific expertise, including her background of founding, financing, developing and operating companies in the healthcare industry, her service in senior management positions at several public and private companies in the life science industry including Genoptix, Inc., Nanogen and Selective Genetics, her experience in successfully developing, launching and commercializing medical products, and her service on other public company boards of directors.

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Family Relationships

There is no family relationship between any of our officers or directors.

Involvement in Certain Legal Proceedings

To our knowledge, during the last 10 years, none of our directors, executive officers (including those of our subsidiaries), promoters or control persons have:

●	had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses;

●
been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

●
been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated; or

●
been the subject to, or a party to, any sanction or order, not subsequently reverse, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Director Independence

The Board annually determines the independence of each director, based on the independence criteria set forth in the listing standards of the Marketplace Rules of Nasdaq.  In making its determinations, the Board considers all relevant facts and circumstances brought to its attention as well as information provided by the directors and a review of any relevant transactions or relationships between each director or any member of his or her family, and Adamis, its senior management or Adamis’ independent registered public accounting firm.  Based on its review, the Board determined that each member of the board of directors, other than Dr. Carlo and Mr. Marguglio who are executive officers of Adamis, is independent under the Nasdaq criteria for independent board members, and that each member of the standing committees of the Board is independent under such criteria.

Our Audit Committee is responsible for overseeing risk management and on at least an annual basis reviews and discusses with management policies and systems pursuant to which management addresses risk, including risks associated with our audit, financial reporting, internal control, disclosure control, legal and regulatory compliance, and investment policies.  Our Audit Committee also serves as the contact point for employees to report corporate compliance issues.  Our Audit Committee regularly reviews with our Board any issues that arise in connection with such topics.  Our full Board regularly engages in discussions of risk management to assess major risks facing the Company and reviews options for their mitigation.

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Summary Compensation Table

The following table sets forth all compensation awarded, earned or paid for services rendered in all capacities to Adamis during fiscal year 2013 and 2012 to (i) each person who served as Adamis’ chief executive officer during fiscal 2013, (ii) the two most highly compensated officers other than the chief executive officer who were serving as executive officers at the end of fiscal 2013 and whose total compensation for such year exceeded $100,000, and (iii) up to two additional individuals for whom disclosures would have been provided in this table but for the fact that such persons were not serving as executive officers as of the end of fiscal 2013, of which there were none (sometimes referred to collectively as the “named executive officers"). Except where otherwise indicated, share and per share amounts below reflect the 1-for-17 reverse stock split described elsewhere in this prospectus.

								Non-Equity
				Stock		Option		Incentive Plan	All Other
Name and Principal		Salary	Bonus	Awards		Awards		Compensation	Compensation
Position	Year	($)	($)	($)		($)		($)	($)		Total ($)
Dennis J. Carlo, Ph.D.	2013	$500,000		158,258	(3)	150,075	(1)	—	$19,471	(2)	$827,804
President and Chief Executive Officer	2012	$500,000		—		48,000	(1)	—	$15,515	(2)	$563,515

Robert O. Hopkins	2013	$225,000		63,724	(3)	52,526	(1)	—	$15,829	(2)	$357,079
Vice President, Chief Financial Officer	2012	$225,000		—		10,000	(1)	—	$11,446	(2)	$246,446

David J. Marguglio	2013	$250,000		79,129	(3)	75,037	(1)	—	$18,751	(2)	$422,917
Senior Vice President, Corporate Development	2012	$250,000		—		10,000	(1)	—	$15,515	(2)	$275,515

(1)
Reflects the grant date fair value for financial statement reporting purposes with respect to stock options granted during the years ended March 31, 2013 and 2012, respectively, calculated in accordance with applicable rules and regulations and authoritative guidance.  For a discussion of assumptions used to estimate fair value, please see Note 13 to our audited financial statements appearing elsewhere herein.  The actual amount ultimately realized from the equity awards will likely vary based on a number of factors, including, but not limited to, Adamis’ actual performance, stock price fluctuations, differences from the valuation assumptions used and the timing of exercise or applicable vesting.  Each option is intended to be an incentive stock option.  Each option has a term of 10 years from the grant date, subject to earlier termination of the term as provided in our 2009 Equity Incentive Plan, or the Plan.  Reflects stock options granted on March 6, 2013 to the named executive officers to purchase shares of common stock, as follows:  Dr. Carlo, 31,529 shares; Mr. Hopkins, 11,035 shares; and Mr. Marguglio,15,765 shares.  Each fiscal 2013 option had an exercise price equal to $11.39 per share.  For each 2013 award, the option vests at a rate of 1/36 per month becoming exercisable ratably monthly over a period of three years from the grant date.  Reflects stock options granted in fiscal 2012 to the named executive officers to purchase shares of common stock, as follows:  Dr. Carlo, 35,295 shares; Mr. Hopkins, 7,353 shares; and Mr. Marguglio,7,353 shares.  Each option vested and became exercisable immediately on the grant date with respect to one-third of the shares covered by the option, with the remaining two-thirds of the option shares vesting and becoming exercisable ratably monthly over a period of two years from the grant date.  Each fiscal 2012 option had an exercise price equal to $3.23 per share.

(2)	For fiscal 2013 and 2012, reflects premiums paid by Adamis on behalf of each of Messrs. Carlo, Marguglio and Hopkins for health, dental, and vision insurance.

(3)
Reflects restricted stock unit awards granted on March 6, 2013, with respect to the following numbers of shares of common stock:  Dr. Carlo,13,894 shares (7,316 vesting March 6, 2014 and 6,578 vesting in three equal annual installments on the anniversary of the award date); Mr. Hopkins,5,595 shares (3,292 vesting March 6, 2014 and 2,302 vesting in three equal annual installments on the anniversary of the award date); and Mr. Marguglio, 6,947 shares (3,658 vesting March 6, 2014 and 3,289 vesting in three equal annual installments on the anniversary of the award date).  The fair market value of the shares at the time of issuance was $11.39 per share.  For a discussion of assumptions used to estimate fair value, please see Note 13 to our audited financial statements appearing elsewhere herein.

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Outstanding Equity Awards at Year-End

The following table provides a summary of equity awards outstanding at March 31, 2013, for each of our named executive officers.

	Option Awards							Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name
Dennis J. Carlo, Ph.D.	(1)	876	30,653		$11.39	3/5/2023
	(2)	30,390	4,904		$3.23	9/11/2021	(5)	7,316	$83,333		$
	(3)	49,387	7,966		$4.59	8/20/2020	(6)	6,578	$74,925

Robert O. Hopkins	(1)	307	10,729		$11.39	3/5/2023
	(2)	6,331	1,022		$3.23	9/11/2021	(5)	3,292	$37,500		$
	(3)	25,327	4,085		$4.59	8/20/2020	(6)	2,302	$26,224
	(4)	9,402	—		$4.59	8/20/2020

David J. Marguglio	(1)	438	15,326		$11.39	3/5/2023
	(2)	6,331	1,022		$3.23	9/11/2021	(5)	3,658	$41,667		$
	(3)	27,859	4,493		$4.59	8/20/2020	(6)	3,289	$37,462

(1)
The options vest with respect to 1/36 monthly of the shares subject to the option, and have a term of 10 years (subject to earlier termination upon the events described in the Plan such as termination of employment).

(2)
The options vest with respect to one-third of the shares immediately and monthly thereafter with respect to 1/24 of the shares subject to the option, and have a term of 10 years (subject to earlier termination upon the events described in the Plan such as termination of employment).

(3)
The options vest with respect to one-sixth of the shares subject to the option on the six-month anniversary of the grant date and monthly thereafter with respect to 1/36 of the shares subject to the option, and have a term of 10 years (subject to earlier termination upon the events described in the Plan such as termination of employment).

(4)	The options are fully vested and have a term of 10 years (subject to earlier termination upon the events described in the Plan such as termination of employment).

(5)	The RSUs are fully vested at the end of one year and have a term of 10 years (subject to earlier termination upon the events described in the Plan such as termination of employment).

(6)
The RSUs vest as to one-third of the shares subject to the RSU in three equal annual installments on the anniversary of the award date (subject to earlier termination upon the events described in the Plan or the applicable award agreement, including termination of employment).

There were no options or other derivative securities exercised in fiscal 2013 by our named executive officers.  In addition, there were no shares acquired by our named executive officers upon the vesting during fiscal 2013 of restricted stock or restricted stock units.

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Employment Agreements and Potential Payments Upon Termination or Change in Control

On November 9, 2010, Adamis entered into employment agreements with certain of its officers.  The agreements provide for the employment of the following persons to the following positions:  Dennis J. Carlo, Ph.D., President and Chief Executive Officer; David J. Marguglio, Vice President of Business Development; and Robert O. Hopkins, Vice President of Finance and Chief Financial Officer.  On July 2, 2012, we entered into employment agreements with Karen K. Daniels, Vice President of Operations, and Thomas Moll, Vice President of Research.  The agreements provide for the employment of Ms. Daniels and Dr. Moll in their current officer positions.

The agreements provide for base compensation at the following annual rates:  Dr. Carlo, $500,000; Mr. Marguglio, $250,000; and Mr. Hopkins, Ms. Daniels and Dr. Moll, $225,000.  Under the agreements, the officers are eligible to participate in benefit programs that are routinely made available to executive officers, including any executive stock ownership plans, profit sharing plans, incentive compensation or bonus plans, retirement plans, Company-provided life insurance, or similar executive benefit plans maintained or sponsored by Adamis.

Except with respect to titles, salary amounts, and severance and benefit periods following certain kinds of employment terminations or change of control events, the agreements are similar in all material respects.

The agreements are terminable at any time by either party.  If Adamis terminates the officer’s employment at any time, the officer will be entitled to receive any unpaid prorated base salary for the actual number of days worked along with all benefits and expense reimbursements to which the officer is entitled by virtue of the officer’s past employment with Adamis.  The agreements provide that if the officer’s employment is terminated without cause (as defined in the employment agreements), the officer will be entitled to receive severance payments at the officer’s then-annual base salary for the following periods from the date of termination:  Dr. Carlo, 18 months; and Messrs. Marguglio, Hopkins and Moll and Ms. Daniels, nine months.  These payments will be accelerated in the event of a change of control transaction.  The officers would also receive continued medical, dental and vision benefits pursuant to COBRA at our expense for such periods (or until the officer becomes employed full-time by another employer).  In addition, in the event of a termination without cause, a number of unvested stock options will accelerate, vest and be exercisable in full as if the officer had remained employed during the severance periods described above, and all options will remain exercisable for a period of one year after the date of termination.  The agreements also provide that if officer is terminated without cause or the officer terminates the officer’s employment for good reason (as defined in the employment agreements), in each case within 90 days before a change in control or within 13 months after the date of a change in control, the officer will also be entitled to receive the severance and medical benefits described above.  Good reason is defined in the agreements to include events such as material reduction in base salary or responsibilities and duties or required relocation out of the San Diego area.  In addition, in the event of a change in control, all unvested options held by the officer will accelerate and be exercisable in full and any unvested shares will vest in full.  The company’s obligation to pay the severance benefits described above is conditioned on the officer’s timely execution of a general release of claims.  Upon termination of employment by reason of death or disability, any options that are vested and exercisable on the termination date will remain exercisable for 12 months after the date of cessation of service.

IRC Section 162(m) Compliance

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to public companies for certain compensation in excess of $1.0 million paid to our named executive officers.  Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met.  In general, our compensation program is designed to reward executives for the achievement of our performance objectives.  Our equity incentive plan is designed in a manner intended to comply with the performance-based exception to Section 162(m).  Nevertheless, compensation attributable to awards granted under our plans may not be treated as qualified performance-based compensation under Section 162(m).  In addition, the compensation committee and the Board consider it important to retain flexibility to design compensation programs that are in the best interests of Adamis and its stockholders and, to this end, the committee and the Board reserve the right to use their judgment to authorize compensation payments that may be subject to the limitations under Section 162(m) when the committee or the Board believe that compensation is appropriate and in the best interests of Adamis and our stockholders, after taking into consideration changing business conditions and performance of our employees.

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Compensation of Directors

The general policy of the Board is that compensation for independent directors should be a mix of cash and equity-based compensation.  Adamis does not pay employee directors for Board service in addition to their regular employee compensation.  The Compensation Committee, which consists solely of independent directors, has the primary responsibility for reviewing and considering any revisions to director compensation.  The Board reviews the Compensation Committee’s recommendations and determines the amount of director compensation.

Pursuant to its charter, the Compensation Committee may engage the services of outside advisors, experts, and others to assist them.  During fiscal 2013, the Compensation Committee did not engage the services of outside advisors, experts or others to assist in setting director compensation.

The following table shows amounts earned by each director during the fiscal year ended March 31, 2013, other than Dr. Carlo and Mr. Marguglio, who are named executive officers and received no additional compensation for their services as a director.

Director	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (4)	Option Awards ($) (2) (3)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Kenneth M. Cohen	$38,000	13,250	$10,850	—	—	—	$62,100
Craig A. Johnson	$43,000	15,125	$10,850	—	—	—	$68,975
Tina S. Nova, Ph.D.	$37,000	13,250	$10,850	—	—	—	$61,100

(1)	Reflects the amount of fees earned during the year ended March 31, 2013.

(2)
Amounts reflect the grant date fair value for financial statement reporting purposes with respect to stock options granted during the year ended March 31, 2013, calculated in accordance with applicable rules and regulations and authoritative guidance.  The assumptions used for these calculations are included in Note 13 to our audited consolidated financial statements appearing elsewhere herein.  Represents options awarded to each of Mr. Cohen, Mr. Johnson and Dr. Nova to purchase 2,059 shares of common stock.  The exercise price of the options is $12.75 per share.  The options have a term of 10 years and vest and become exercisable as to 1/36 of the option shares per month over a period of three years.

(3)	The aggregate number of option awards outstanding at March 31, 2013, for each of Mr. Cohen, Mr. Johnson and Dr. Nova, was 7,059.

(4)
Amounts reflect the grant date fair value for financial statement reporting purposes with respect to restricted stock unit awards granted during the year ended March 31, 2013.  The fair market value of the stock on the day of the award was $11.391 per share.  The restricted stock units represent a contingent right to receive 1,164, in the case of Mr. Cohen and Dr. Nova, and1,328 in the case of Mr. Johnson, shares of common stock, vesting on March 6, 2014.

Upon joining the Board, and pursuant to the provisions of the Plan regarding option awards to non-employee directors, each of Mr. Cohen, Mr. Johnson and Dr. Nova was granted an initial stock option to purchase 2,942 shares.  The options have a term of 10  years and an exercise price equal to the fair market value of the common stock on the date of grant.  The initial option vests and becomes exercisable with respect to 1,471 of the shares subject to the option on the grant date.  The option vests and becomes exercisable with respect to the remaining 1,471 of the shares subject to the option monthly over a period of three years from the grant date at the rate of 1/36 of the option shares each month.  Under the provisions of the Plan, each non-employee director also receives a succeeding annual grant, on the first business day after the annual meeting of stockholders, to purchase 1,471 shares of common stock (pro rated if the director joined the Board within the preceding 12 months), with the annual grant vesting and becoming exercisable as to 1/36 of the total shares subject to the annual grant on each monthly anniversary of the date of grant, such that succeeding grants are fully vested and exercisable on the third anniversary of the date of grant, so long as the non-employee director continuously remains a director, consultant or employee of Adamis.  Non-employee directors are also eligible to receive additional option or other awards under the Plan.

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In general, under the company’s policies concerning fees for non-employee directors, non-employee directors of Adamis are entitled to receive the following amounts of cash compensation for service as a director:  each non-employee director is entitled to receive an annual fee of $25,000 per year, paid quarterly in arrears; the Chair of the Audit Committee is entitled to receive $10,000 per year, paid quarterly in arrears; the Chair of the Compensation Committee and the Nominating and Governance Committee are each entitled to receive $5,000 per year, paid quarterly in arrears; and each non-employee director is entitled to receive $1,500 for each meeting attended in person, and $500 for each meeting attended telephonically so long as the telephonic meeting is more than one hour.  Each director is also entitled to reimbursement of reasonable expenses incurred in connection with board-related activities.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of November 30, 2013 (the “Table Date”), regarding beneficial ownership of the Common Stock to the extent known to us, by (i) each person who is a director or a nominee for director, (ii) each named executive officer in the Summary Compensation Table, (iii) all directors and named executive officers as a group, and (iv) each person who is known by us to be the beneficial owner of 5% or more of the outstanding Common Stock.  Except as otherwise noted, each person has sole voting and investment power as to his or her shares.  The table below reflects the 1-for-17  reverse stock split that we completed concurrently with the pricing of this offering.

Directors	Shares Beneficially Owned (1)		Percent
Dennis J. Carlo, Ph.D.	540,987	(2)	8.6
Kenneth M. Cohen	8,570	(3)	*
Craig A. Johnson	5,629	(4)	*
David J. Marguglio	243,929	(5)	3.9
Tina S. Nova, Ph.D.	5,629	(6)	*
Other Named Officers
Robert O. Hopkins	100,759	(7)	1.6
Greater than 5% Holders
Eses Holdings (FZE)	1,742,386	(8)	28.2
Gemini Master Fund (Ltd.)	452,860	(10)	7.3
All Adamis directors and named officers as a group (6 persons) (9)	905,503		14.2

*	Less than 1%.

(1)
Based upon information supplied by officers, directors and principal stockholders.  Beneficial ownership is determined in accordance with rules of the SEC that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares.  Unless otherwise indicated, the persons named in this table have sole voting and sole investing power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.  Shares of common stock subject to an option that is currently exercisable or exercisable within 60 days of the Table Date are deemed to be outstanding and to be beneficially owned by the person holding such option for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.  Except as otherwise indicated, the address of each of the persons in this table is as follows:  c/o Adamis Pharmaceuticals Corporation, 11455 El Camino Real, Suite 310, San Diego, California  92130.  The percentages in the table are based on 104,876,409 pre-reverse split shares, or 6,169,201  post-reverse split shares, of common stock outstanding.

(2)
Includes 432,824  shares of Common Stock owned of record, 5,882 shares of Common Stock held of record by a family member and beneficially owned by Dr. Carlo, and 102,281  shares of Common Stock subject to options which were exercisable as of the Table Date or 60 days after such date.  Excludes 21,895  shares of Common Stock underlying options, which become exercisable over time after such period.

(3)
Includes 2,941 shares of Common Stock owned of record by the Cohen-Salsitz family trust and 5,629 shares of Common Stock subject to options which were exercisable as of the Table Date or 60 days after such date.  Excludes 1,430  shares of Common Stock underlying options which become exercisable or vest over time after such period.

(4)
Includes 0 shares of Common Stock owned of record and 5,629  shares of Common Stock subject to options which were exercisable as of the Table Date or 60 days after such date.  Excludes 1,430  shares of Common Stock underlying options, which become exercisable over time after such period.

(5)
Includes 199,406  shares of Common Stock owned of record and 44,523  shares of Common Stock subject to options which were exercisable as of the Table Date or 60 days after such date.  Excludes 10,947  shares of Common Stock underlying options, which become exercisable or vest over time after such period.

(6)
Includes 0 shares of Common Stock owned of record and 5,629  shares of Common Stock subject to options which were exercisable as of the Table Date or 60 days after such date.  Excludes 1,430  shares of Common Stock underlying options, which become exercisable over time after such period.

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(7)
Includes 51,221  shares of Common Stock owned of record and 49,538  shares of Common Stock subject to options which were exercisable as of the Table Date or 60 days after such date.  Excludes 7,663  shares of Common Stock underlying options which become exercisable or vest over time after such period.

(8)
Based on an Amendment No. 1 to Schedule 13D filed on behalf of Eses Holdings (FZE) with the SEC on July 5, 2011 and subsequent Form 4 filings made by the named stockholder with the SEC.  The address for Eses Holdings (FZE) is Sharjah Airport International Free Zone, Executive Suite, P.O. Box 9366, Sharjah, United Arab Emirates.

(9)	Includes 213,229 shares of Common Stock issuable upon the exercise of options as of or within 60 days after the Table Date.

(10)
The address for Gemini Master Fund, Ltd. is Appleby Trust (Cayman) Ltd., Clifton House #1350, 75 Fort Street, Grand Cayman KY1-1108, Cayman Islands.  All of the securities reflected in the table are owned directly by Gemini Master Fund, Ltd.  Gemini Strategies LLC, Inc. is the investment manager of Gemini Master Fund, Ltd., and Steven Winters is the President of Gemini Strategies LLC, Inc.  Each of Gemini Strategies LLC, Inc. and Steven Winters expressly disclaim any equitable or beneficial ownership of such securities.  Includes (i) 308,561  shares of common stock owned by Gemini Master Fund, Ltd., (ii) 72,150  shares issuable upon conversion of our Secured Notes issued in the June 26, 2013 private placement transaction, and 72,150  shares issuable upon exercise of our June Warrants issued in the June 26, 2013 private placement transaction.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as otherwise indicated, all share and per share information included under this “Certain Relationships and Related Transactions” heading reflects the 1-for-17  reverse stock split that completed concurrently with the pricing of this offering.

In addition to the matters described below, and other than compensation to, and transactions with, our directors and executive officers as disclosed above under the heading “Management,” which disclosures are incorporated herein by reference, to our knowledge, other than as set forth below, during the last three years there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were a party, in which the amount involved exceeded the lesser of (i) $120,000 or (ii) one percent of the average of our total assets at the end of our last two completed fiscal years, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

On November 10, 2010, we completed a private placement transaction with Eses Holdings (FZE), a foreign investor, pursuant to a common stock purchase agreement and a registration rights agreement.  The purchase agreement provided for the sale of up to approximately 2.352,942 shares of our common stock to the purchaser at a price of $4.25  per share, for up to $10.0 million of gross proceeds.  An initial closing was held on November 10, 2010, pursuant to which we received $5.0 million in gross proceeds and issued approximately 1,176,471  shares of common stock.  At subsequent closings linked to the achievement of various milestones, the last of which occurred in February 2012, we received an additional $2.5 million and issued an additional approximately 588,236  shares of common stock.  On May 1, 2012, we exercised our option to terminate the purchase agreement by sending notice to the purchaser.  As the result of the termination of the purchase agreement, the purchaser no longer has the option to purchase any additional shares of stock.  Certain provisions of the purchase agreement survive termination, including the purchaser’s right to have an observer attend meetings of the board of directors and to receive certain materials that are provided to the directors in connection with such meetings.

On April 2, 2012, we completed the closing of a private placement financing transaction with Gemini Master Fund, Ltd., or Gemini, pursuant to a securities purchase agreement.  We issued a 10% Senior Convertible Note in the aggregate principal amount of $1.0 million and 58,824  shares of our common stock, and received gross proceeds of $1.0 million, excluding transaction costs and expenses.  Interest on the note was payable at a rate of 10% per annum and was payable on the maturity date.  During the third quarter of fiscal 2013 the note and accrued interest of approximately $73,000 was converted at $4.25  per share into 252,551  shares of common stock before its maturity date, and the note is no longer outstanding.

On June 11, 2012, we completed the closing of a private placement financing transaction with Gemini.  We issued a 10% Senior Convertible Note in the aggregate principal amount of $500,000 and 29,412  shares of common stock, and received gross proceeds of $500,000, excluding transaction costs and expenses.  As amended, the maturity date was July 11, 2013.  In connection with the closing of the June 2013 Secured Note and Warrant financing transaction described elsewhere in this prospectus, the Gemini note was exchanged for $613,271 principal amount of Secured Notes and June Warrants, and the June 2012 Gemini note is no longer outstanding.

We made payments to Dr. Carlo, our chief executive officer, in repayment of loans previously made by Dr. Carlo to the company, which bear interest at 10% per annum, totaling approximately $208,333, $10,000 and $24,400 of payments for fiscal 2011, fiscal 2012, and fiscal 2013 and thereafter to the date of this prospectus, respectively.  At September 30, 2013, the amount of outstanding notes relating to the loans was $81,232, and accrued interest was $76,727.  In addition, in April 2013 we repaid approximately $7,640 to Dr. Thomas Moll, our Vice President of Research, which was advanced by Dr. Moll to us in March 2013. In addition, one or more of our officers may advance some of the transaction expenses associated with this offering, which we intend to reimburse following the closing of this offering.

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DESCRIPTION OF SECURITIES

Except as otherwise indicated, all share and per share information included under this “Description of Securities” heading reflects the 1-for-17  reverse stock split that we completed concurrently with the pricing of this offering.

General

As of the date of this prospectus, our authorized capital stock consisted of 100,000,000  shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share.  Our board of directors may establish the rights and preferences of the preferred stock from time to time.  As of November 30, 2013, there were 6,169,201  shares of our common stock outstanding; this figure includes 167,926  shares represented by stock certificates of Old Adamis that are held by certain persons who were stockholders of Old Adamis who are entitled to receive certificates for an equal number of shares of our common stock upon compliance with procedures for surrender and exchange of their old stock certificates in connection with the April 2009 merger of the company and Old Adamis.  As of November 30, 2013, no shares of preferred stock are issued and outstanding.  At our annual meeting of stockholders held on October 15, 2013, our stockholders approved a proposal to authorize the Board to implement a reverse stock split at a ratio ranging from 1-for-2 to 1-for-25 of all of the outstanding shares of common stock, the final ratio to be determined at the discretion of the Board and to be implemented, if at all, within 18 months after the date of the meeting.  In connection with the 1-for-17  reverse stock split, the number of authorized shares of common stock was reduced from 200,000,000 to 100,000,000. Immediately following the consummation of the offering and after giving effect to the consummation of the 1-for-17 Reverse Stock Split and the sale by us of 3,720,000 shares of common stock in this offering, we expect to have approximately 9,911,987 shares of common stock outstanding, 100,000,000 shares of common stock authorized, and 10,000,000 shares of preferred stock authorized none of which will be outstanding.

Common Stock

Holders of our common stock are entitled to one vote per share.  Our certificate of incorporation does not provide for cumulative voting.  Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of legally available funds.  However, the current policy of our board of directors is to retain earnings, if any, for the operation and expansion of the company, and the consent of holders of the Notes is required for the payment of any such dividends on our common stock.  Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding preferred stock.  The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

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Preferred Stock

Our certificate of incorporation provides that the Board is authorized to provide for the issuance of shares of preferred stock in one or more series and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware, to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.  The authority of the Board with respect to each series of Preferred Stock includes, but is not limited to, determination of the following:

○	the designation of the series, which may be by distinguishing number, letter or title;

○
the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the certificate of designation) increase or decrease (but not below the number of shares thereof then outstanding);

○
whether dividends, if any, shall be paid, and, if paid, the date or dates upon which, or other times at which, such dividends shall be payable, whether such dividends shall be cumulative or noncumulative, the rate of such dividends (which may be variable) and the relative preference in payment of dividends of such series;

○	the redemption provisions and price or prices, if any, for shares of the series;

○	the terms and amounts of any sinking fund or similar fund provided for the purchase or redemption of shares of the series;

○	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our corporation;

○
whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of our corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion price or prices, or rate or rates, any adjustments thereto, the date or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

○	restrictions on the issuance of shares of the same series or of any other class or series; and

○	the voting rights, if any, of the holders of shares of the series.

Preferred stock may be issued in the future in connection with acquisitions, financings, or other matters as the Board deems appropriate.  In the event that any shares of preferred stock are to be issued, a certificate of designation containing the rights, privileges and limitations of such series of preferred stock may be filed with the Secretary of State of Delaware.  The effect of such preferred stock is that, subject to federal securities laws and Delaware law, the Board alone may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders, and may adversely affect the other rights of the holders of our common stock.  The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of holders of our common stock, including the loss of voting control to others.

Stock Options

As of November 30, 2013, giving effect to the reverse stock split, we had outstanding stock options to purchase 404,622  shares, with a weighted average exercise price of $5.78  per share.

Warrants

As of November 30, 2013, giving effect to the reverse stock split, we had warrants, other than the June Warrants, to purchase 149,079  shares of common stock, with a weighted average exercise price of $14.28  per share, expiration dates ranging from January 2014 through July 2016, and cashless exercise provisions.

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Restricted Stock Units

As of November 30, 2013, giving effect the reverse stock split, there were approximately 42,707  shares that are issuable upon the vesting of outstanding restricted stock units granted under our 2009 Equity Incentive Plan, which vest and become issuable at various times commencing March 6, 2014.

The Secured Notes and the June Warrants

Financing Transaction; Securities Purchase Agreement

On June 26, 2013, which we sometimes refer to below as the issue date or the closing date, we completed the closing of a private placement financing transaction with a small number of accredited institutional investors.  Pursuant to a Subscription Agreement, referred to as the Purchase Agreement, and other transaction documents, we issued Secured Convertible Promissory Notes, referred to as the Secured Notes, initially convertible into 764,960  shares of common stock, sometimes referred to as the Conversion Shares, and common stock purchase warrants, referred to as the June Warrants, to purchase up to 764,960  shares of common stock, sometimes referred to as the Warrant Shares, and received gross cash proceeds of $5,300,000, reflecting an approximately 10% original issue discount from the principal amount of the Secured Notes and excluding transactions costs, fees and expenses.  The Secured Notes have an aggregate principal amount of $6,502,158, including a $613,271 principal amount Secured Note and related Warrant issued to one investor in exchange for its previously outstanding June 2012 convertible note for which we previously received $500,000 of gross cash proceeds, which note is no longer outstanding.  Each investor received a Warrant to purchase a number of Warrant Shares equal to the number of Conversion Shares that are initially issuable upon conversion of the Secured Note issued to that investor.

Effective October 30, 2013, the investors in the transaction, pursuant to action taken by a majority in interest of such investors, amended the transaction documents in certain respects, in the event that we complete a registered underwritten public offering or a registered direct public offering, including this offering, resulting in at least $10 million of gross proceeds to us, referred to as a Qualified Offering, before December 26, 2013.  The investors waived the right of first refusal provisions relating to the investors’ right to purchase shares in such a Qualified Offering.  The investors also waived the price anti-dilution provisions of the transaction documents with respect to such a Qualified Offering, including any adjustment to the Conversion Price of the Secured Notes which could otherwise result from such Qualified Offering, if such Qualified Offering is completed on or before December 26, 2013, and the right of any investor to convert the Secured Notes in connection with or after such a Qualified Offering if the price to the public of common stock sold in such Qualified Offering is at or below $10.03  per share ($0.59 per share as adjusted by the 1-for-17 reverse stock split); however, this waiver did not constitute a waiver of any adjustment to the Exercise Price of the Warrants resulting from the closing of a Qualified Offering on or before December 26, 2013.  Finally, the investors agreed that any election by an investor to accelerate or to convert an investor’s Secured Note in connection with a Qualified Offering before December 26, 2013, must be given three trading days, rather than two trading days, prior to the anticipated closing of such a Qualified Offering.

The Secured Notes

Maturity Date.  Unless earlier converted or redeemed, the Secured Notes mature six months from the closing date, December 26, 2013, referred to as the Maturity Date.

Conversion; Conversion Price.  A holder may, at any time, convert some or all of any outstanding and unpaid principal and accrued unpaid interest of the Secured Note into shares of common stock, at an initial conversion price of $8.50 per share.  We are obligated to deliver shares within three trading days after the holder gives a notice of conversion to us.  During the pendency of an event of default, the conversion price, if lower than $8.50  or the then-applicable conversion price, will be 80% of the lowest volume weighted average price, or VWAP, for any five consecutive trading days during any 30-day period commencing on the issue date and before a conversion date.  In addition, if the holder converts a Secured Note in connection with a Qualified Offering, then the conversion price, if lower than the price as determined above, will be 85% of the lowest sales, conversion, exercise or purchase price of any common stock or common stock equivalent issued in connection with the Qualified Offering.

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Redemption or Conversion in Connection With a Qualified Offering.  Not later than three trading days before the closing of a Qualified Offering, a holder must elect in writing to either (a) accelerate the Maturity Date to not later than 20 trading days after the final closing of such Qualified Offering and receive payment equal to 115% of the outstanding principal amount and interest, if any, on the Secured Note, or (b) exercise the holder’s conversion rights, with such conversion to be effective at the closing of the Qualified Offering, at the conversion price described above.  The holder may elect either or both of the foregoing alternatives provided the entire outstanding principal amount and interest is subject to such election.  As described above, the investors have amended the transaction documents to waive their right to convert the Secured Notes in connection with or after a Qualified Offering that is completed before December 26, 2013, if the price to the public of common stock sold in such Qualified Offering is at or below $10.03  per share.

Events of Default.  Upon the occurrence of an event of default as defined in the transaction documents, all principal, interest and other amounts due on the Secured Notes become immediately due and payable.  Events of default include, without limitation, (i) payment defaults, (ii) uncured material breach by us of any representation, warranty or covenant in the transaction documents, (iii) dissolution, liquidation or cessation of operations, (iv) uncured failure to maintain material intellectual property rights or material assets, (v) bankruptcy, insolvency or certain other similar proceedings or actions, (vi) failure of the common stock to be listed on a stock exchange or the OTCBB or uncured noncompliance with applicable listing standards, (vii) failure to timely deliver shares or to have sufficient shares reserved for issuance upon conversion of the Secured Notes or exercise of the June Warrants, (viii) a material restatement of our financial statements, or (ix) failure to comply with our registration obligations under the transaction documents regarding maintaining a registration statement covering the resale of shares issuable upon conversion of the Secured Notes or exercise of the June Warrants.

After the Maturity Date and during the pendency of an event of default, a default interest rate of 12% per annum applies, and the holder’s conversion rights continue until the Secured Note is paid in full regardless of the occurrence of an event of default.  In addition, if an event of default occurs, each holder may require us to redeem all or any portion of the Secured Notes in cash, by paying to the holder a sum of money determined by multiplying the amount of outstanding principal amount designated by holder by, at the holder’s election, the greater of (i) 115% or (ii) a fraction the numerator of which is the highest closing price of the common stock for the 30 days preceding the date of the holder’s demand and the denominator of which is the lowest applicable conversion price during such 30-day period, together with accrued but unpaid interest and any other amounts due under the transaction documents.

Ranking; Guarantees; Security Agreement.  The Secured Notes are senior secured obligations of the company.  Our obligations under the Secured Notes and the other transaction documents are guaranteed by our principal subsidiaries and, pursuant to a Security Agreement entered into with the investors, are secured by a security interest in substantially all of our assets and those of the subsidiaries.  Pursuant to the Security Agreement, upon an event of default the investors have the right to foreclose on all of the collateral securing the company’s obligations under the transaction documents, and have customary rights of a secured party to dispose of the collateral to help satisfy payment of our obligations under the transaction documents.  In addition, if any proceeding under any bankruptcy or insolvency law is commenced by or against Adamis or a subsidiary, or if any of the collateral becomes the subject to any bankruptcy or insolvency proceeding, the holder is entitled, to the maximum extent permitted under applicable law, to an order from the court granting immediate relief from the automatic stay pursuant to the federal bankruptcy laws to permit the holder to exercise all of holder’s rights and remedies pursuant to the security agreement and other transaction documents or applicable law.

Adjustments to Conversion Price; Anti-Dilution Adjustments.  The conversion price of the Secured Notes, and the number and kind of shares or other securities to be issued upon conversion of the Secured Notes, are subject to adjustment for stock splits, combinations or similar events, and are also subject to price anti-dilution adjustments.

Under the Purchase Agreement, if at any time the Secured Notes or June Warrants are outstanding, other than in connection with Excluded Issuances as described below, we agree to issue or issue any common stock or securities convertible into or exercisable for shares of common stock (or modify any of the foregoing which may be outstanding) to any person or entity for a price per share or conversion or exercise price per share which is less than the conversion price for the Secured Notes in effect at such time, or less than the Warrant exercise price in effect at such time, without the consent of a majority in interest of the Secured Note holders, then the conversion price or exercise price (as applicable) will automatically be reduced to such other lower price.  The conversion price of the Secured Notes and exercise price of the June Warrants will be calculated separately for the Conversion Shares and Warrant Shares.

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Under the transaction documents, the following kinds of issuances of common stock or common stock equivalents by us are defined as Excluded Issuances and do not result in adjustments to the conversion price of the Secured Notes or the exercise of the June Warrants pursuant to the anti-dilution provisions of the Secured Notes and June Warrants:  (i) issuance of securities as full or partial consideration in connection with a bona fide strategic merger, acquisition, consolidation or purchase of substantially all of the securities or assets of a corporation or other entity, or pursuant to acquisitions of assets or intellectual property (or licensing of or rights to use assets or intellectual property) or similar strategic transactions approved by a majority of our non-employee directors, in each case so long as such issuances are not for the purpose of raising capital and which holders of such securities or debt are not at any time granted registration rights, (ii) issuance of securities in connection with bona fide strategic license agreements and other bona fide partnering arrangements so long as such issuances are not for the purpose of raising capital and which holders of such securities or debt are not at any time granted registration rights, (iii) issuance of common stock or the issuances or grants of options, restricted stock, restricted stock units or other equity awards to purchase common stock to officers, employees, and directors, and up to 11,765  shares or awards to consultants who perform consulting services to Adamis, pursuant to any option or equity incentive plan or agreement adopted for such purpose approved by a majority of our non-employee directors, (iv) the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of common stock issued and outstanding on the issue date of the Secured Notes on the unamended terms disclosed in our filings with the SEC, (v) as a result of the exercise of June Warrants or conversion of Secured Notes which are granted or issued pursuant to the transaction documents, (vi) securities issued pursuant to stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the common stock resulting in a proportionate and an equitable adjustment to the conversion price of the Secured Notes or the exercise price of the June Warrants, and (vii) placement agent warrants issuable to licensed broker-dealers in connection with the transactions contemplated by the Purchase Agreement or underwriter warrants issued as compensation to licensed broker-dealers in connection with underwritten public offerings.

Fundamental Transactions.  If, at any time while the Secured Notes are outstanding, (a) Adamis effects any merger or consolidation of Adamis with or into another entity, (b) Adamis effects any sale of all or substantially all of its assets in one or a series of related transactions, (c) any tender offer or exchange offer (whether by Adamis or another entity) for more than 50% of the outstanding shares of common stock is completed, (d) Adamis consummates a stock purchase agreement or other business combination with one or more persons or entities whereby such other persons or entities acquire more than the 50% of the outstanding shares of common stock, (e) any person or group is or becomes the beneficial owner of 50% or more of the aggregate common stock or any material subsidiary, (f) Adamis effects any reclassification (other than stock splits or reverse stock splits or similar proportionate changes) of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property, or (g) a majority of the members of Adamis’ board of directors as of the closing date are no longer serving as directors of Adamis, except as a result of natural causes or as a result of hiring additional outside directors in order to meet stock exchange requirements, each of the above events referred to as a Fundamental Transaction, then, unless prior written consent of the holders had been obtained by Adamis, the Secured Notes will thereafter be deemed to evidence the right to convert into such number and kind of shares or other securities and property as would have been issuable or distributable to holders of common stock on account of such Fundamental Transaction, upon or with respect to the securities subject to the conversion right immediately before such Fundamental Transaction.  Additionally, in connection with the occurrence of a Fundamental Transaction, the holder may either (i) accelerate the Maturity Date of the Secured Notes as of the date of the Fundamental Transaction and receive payment for the then outstanding principal amount of the Secured Note and any other amounts owed to the holder pursuant to the transaction documents, or (ii) redeem the Secured Note together with any other amounts owed to the holder pursuant to the transaction documents.

Delays in Delivering Shares; Removal of Legends.  Upon conversion of a Secured Note or exercise of a Warrant, we are required to promptly deliver to the holder the shares that are issuable upon such conversion or exercise.  In the case of a delay in the delivery of Conversion Shares or Warrant Shares later than the period provided in the Secured Notes or June Warrants, the transaction documents provide for monetary penalties for each trading day after the required delivery date during which the shares are not delivered.  As compensation for late delivery, we agreed to pay to a holder for late issuance of Conversion Shares the amount of $100 per trading day (increasing to $200 per trading day after 10 trading days) after the required delivery date for each $10,000 of Secured Note principal amount and interest (and proportionately for other amounts) being converted of the corresponding Conversion Shares which are not timely delivered.  Also, the holder may revoke all or part of the relevant conversion notice, whereupon we and the holder will each be restored to their respective positions immediately prior to the delivery of such conversion notice, except that the damages payable in connection with our default will be payable through the date of the notice of revocation or rescission.

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In addition, if we fail to timely deliver Conversion Shares or Warrant Shares and if the holder purchases shares of common stock to deliver in satisfaction of a sale by the holder of the common stock which holder was entitled to receive upon such conversion or exercise, then Adamis is obligated to pay to holder, in addition to any remedies available to or elected by the holder, the amount by which (a) the holder’s total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds (b) the aggregate principal and/or interest amount of the Secured Note or Warrant (as applicable) for which such conversion or exercise request was not timely honored, together with interest thereon at a rate of 15% per annum.

If (i) Adamis is prohibited from issuing Conversion Shares, or (ii) an event of default occurs and continues beyond any applicable cure period, or (iii) Adamis or any material subsidiary liquidates, dissolves or winds up, then at the holder’s election, Adamis must pay to holder a sum of money determined by multiplying the amount of outstanding principal amount designated by holder by, at the holder’s election, the greater of (i) 115%, or (ii) a fraction the numerator of which is the highest closing price of the common stock for the 30 days preceding the date demand is made by holder and the denominator of which is the lowest applicable conversion price during such 30-day period, together with accrued but unpaid interest and any other amounts due under the transaction documents.  The holder must receive payment on the same date as the conversion shares otherwise deliverable or within 10 days after request, whichever is sooner.  Upon receipt of such mandatory redemption payment, the corresponding Secured Note principal, interest and other amounts will be deemed paid and no longer outstanding.

We agreed to remove restricted legends from Conversion Shares or Warrant Shares when the shares have been sold or may be sold without restrictions pursuant to Rule 144, or pursuant to a registration statement covering such sale.  If we delay in promptly delivering unlegended shares following a request by a holder, we agreed to pay late payment fees as liquidated damages in the amount of $100 per business day, increasing to $200 per business day after the tenth business day, for each day after the date that we are required to deliver unlegended shares for each $10,000 of purchase price of the unlegended shares that are subject to the delivery default.  If during any 360-day period, the company fails to timely deliver unlegended shares when required as required for an aggregate of 30 days, then each holder holding securities that are subject to such default may, at its option, require the company to redeem all or any portion of the unlegended shares that are subject to such default at a price per share equal to the greater of (i) 120% of the purchase price paid or deemed paid by the holder for the unlegended shares that were not timely delivered, or (ii) a fraction in which the numerator is the highest closing price of our common stock during the 30-day period and the denominator of which is the lowest conversion price or exercise price, as the case may be, during such 30-day period, multiplied by the price paid by the holder for such common stock.

In addition to any other rights that are available to a holder, if the company fails to deliver to a holder unlegended shares as required pursuant to the Purchase Agreement and after the date that the unlegended shares are required to be delivered the holder, or a broker on the holder’s behalf, purchases (in an open market transaction or otherwise) shares of common stock to deliver in satisfaction of a sale by such holder of the shares of common stock which the holder was entitled to receive from the company, referred to as a Buy-In, then the company is obligated to promptly pay in cash to the holder, in addition to any remedies that are available to or elected by the holder, the amount by which (A) the holder’s total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds (B) the aggregate purchase price of the shares of common stock delivered to the company by the holder for reissuance as unlegended shares, together with interest thereon at a rate of 15% per annum accruing until such amount and any accrued interest thereon is paid in full.

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At any time commencing six months after the closing date and ending when the Secured Notes are no longer outstanding, if a holder is not permitted to sell any of the Conversion Shares or Warrant Shares without such shares thereafter being subject to any resale restrictions or without any restrictive legend being put on the shares following their sale or if such sales are permitted but subject to volume limitations or further restrictions on resale as a result of the unavailability to holder of Rule 144, referred to as a Rule 144 Default, for any reason including but not limited to failure by the company to file quarterly, annual or any other filings required to be made by the company by the required filing dates, or the company’s failure to make information publicly available which would allow a holder’s reliance on Rule 144 in connection with sales of Conversion Shares or Warrant Shares, except due to the holder being an affiliate of the company, then the company is obligated to pay to the holder as liquidated damages for each 30 days (or such lesser pro-rata amount for any period less than 30 days) an amount equal to 1.5% of the purchase price of the Conversion Shares and Warrant Shares subject to such 144 Default.  Such damages will not be payable in connection with shares for such times as such shares may be sold by the holder thereof without any legend or volume or other restrictions (other than the availability of current public information) pursuant to Rule 144 or pursuant to an effective registration statement.

Limitations on Conversion and Issuance.  Under the Secured Notes, a holder of a Secured Note is not entitled to convert on a conversion date that amount of the Secured Note that would result in beneficial ownership, determined as provided under the Exchange Act, by the holder and its affiliates of more than 4.99% of the outstanding shares of our common stock on such conversion date.  Subject to the foregoing, a holder will not be limited to aggregate conversions of 4.99%.  The holder has the authority to determine whether the foregoing restriction will limit any conversion, the extent such limitation applies and to which convertible or exercisable instrument or part thereof such limitation applies.  In addition, a Secured Note holder may waive the conversion limitations described above, in whole or in part, upon and effective after 61 days prior written notice to Adamis.

The June Warrants

Term; Exercise Price.  The June Warrants are exercisable for a period of five years from the date of issuance.  The initial exercise price of the June Warrants is $12.16  per share.

Exercise.  The June Warrants are exercisable by means of cash.  However, if at any time commencing 120 days after the initial issuance date of the June Warrants there is no effective registration statement registering, or no current prospectus available for the resale of, the June Warrant Shares by the holder, then a holder may also exercise a June Warrant at the holder’s election, in whole or in part, at such time by means of a net exercise of the June Warrant on a cashless basis.

Failure to Deliver June Warrant Shares.  If we fail to timely deliver June Warrant Shares and if the holder purchases shares of common stock to deliver in satisfaction of a sale by holder of the common stock which holder was entitled to receive upon such exercise, then in addition to any other remedies the holder may have, Adamis is obligated to pay to the holder the amount, if any, by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of June Warrant Shares that we were required to deliver to the holder in connection with the exercise at issue, times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the holder, either reinstate the portion of the June Warrant and equivalent number of June Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the holder the number of shares of common stock that would have been issued had we timely complied with our exercise and delivery obligations.  For example, if the holder purchases common stock having a total purchase price of $11,000 to cover a buy-in with respect to an attempted exercise of shares of common stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under the preceding sentence we would be required to pay the holder $1,000.

Limitations on Exercise and Issuance.  Under the June Warrants, a holder of a June Warrant is not entitled to exercise a portion of a June Warrant if giving effect to the effect to the exercise would result in the holder becoming a beneficial owner of more than 4.99% of our common stock.  The holder may, in the holder’s discretion, with 61 days prior notice to us increase or decrease this percentage limitation, but not in excess of 9.99%.

Call Provisions.  Provided (i) there is an effective registration statement that covers resale of all of the June Warrant Shares, or (ii) all of the June Warrant Shares may be sold pursuant to Rule 144 upon cashless exercise without restrictions including without volume limitations or manner of sale requirements, each such event referred to as a Trigger Condition, the company has the option to “call” the exercise of any or all of the June Warrant, referred to as a June Warrant Call, from time to time by giving a Call Notice to the holder.  The company’s right to exercise a June Warrant Call commences five trading days after either of the Trigger Conditions has been in effect continuously for 15 trading days.  A holder has the right to cancel the June Warrant Call up until the date the called June Warrant Shares are actually delivered to the holder, such date referred to as the June Warrant Call Delivery Date, if the Trigger Condition relied upon for the June Warrant Call ceases to apply.  A Call Notice may not be given within 30 days of the expiration of the term of the June Warrants.  In addition, a Call Notice may be given not sooner than 15 trading days after the June Warrant Call Delivery Date of the immediately preceding Call Notice.

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We may give a Call Notice only within 10 trading days after any 20-consecutive trading day period during which the VWAP of our common stock is not less than 250% of the exercise price for the June Warrants in effect for 10 out of such 20-consecutive trading day period.  The maximum amount of June Warrant Shares that may be included in a Call Notice will be reduced for the holder to the extent necessary so as to prevent the holder from exceeding the beneficial ownership limitation described above.  In addition, a Call Notice may not be given after the occurrence of an event of default.  Subject to the foregoing, a holder must exercise the June Warrant and purchase the called June Warrant Shares within 14 trading days after the Call Date, or the June Warrant will be cancelled with respect to the unexercised portion of the June Warrant that was subject to the Call Notice.  Call Notices generally must be given to all June Warrant holders.

Adjustments to Exercise Price; Anti-Dilution Provisions.  The June Warrants provide for proportional adjustment of the number and kind of securities purchasable upon exercise of the June Warrants and the per share exercise price upon the occurrence of certain events such as stock splits, combinations, reverse stock splits and similar events.  The June Warrants also include price anti-dilution provisions which provide for an adjustment to the per share exercise price of the June Warrants and the number of shares issuable upon exercise of the June Warrants in circumstances generally similar to the Secured Notes.  If we, at any time while the June Warrants are outstanding, sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise issue (or announce any offer, sale, grant or any option to purchase or other disposition) any common stock or common stock equivalents, at an effective price per share less than the exercise price of the June Warrants then in effect, such lower price referred to as the Base Share Price and such issuances collectively referred to as a Dilutive Issuance, excluding in all cases Excluded Issuances, or if the price, conversion price or exercise price of any outstanding securities are reset or adjusted, then simultaneously with the consummation of each Dilutive Issuance the exercise price of the June Warrants will be reduced to equal the Base Share Price and the number of June Warrant Shares issuable upon exercise of the June Warrants will be increased such that the aggregate exercise price of the June Warrants, after taking into account the decrease in the exercise price, will be equal to the aggregate exercise price prior to such adjustment.  Such adjustment shall be made whenever such common stock or common stock equivalents are issued.  Upon the successful listing of our common stock on The Nasdaq Capital Market, the NYSE-Amex or any other national exchange or trading market, any Dilutive Issuance will result in the reduction of the exercise price to the Base Share Price but will not result in the increase of the number of June Warrant Shares issuable upon exercise of the June Warrants.  If we enter into a variable rate transaction, despite the prohibition in the Purchase Agreement on entering into variable rate transactions, then we will be deemed to have issued common stock or common stock equivalents at the lowest possible conversion or exercise price at which such securities may be converted or exercised.

Fundamental Transactions.  If, at any time while the June Warrants are outstanding we engage in a Fundamental Transaction (other than a change in the composition of the board of directors), then, upon any subsequent exercise of a June Warrant, the holder will have the right to receive, for each June Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such transaction, the number of shares of common stock of the successor or acquiring corporation or of the company, if it is the surviving corporation, and any additional consideration, referred to as the Alternate Consideration, receivable as a result of such transaction by a holder of the number of shares of common stock for which the June Warrant is exercisable immediately prior to such transaction.  For purposes of any such exercise, the determination of the exercise price will be appropriately adjusted to apply to such Alternate Consideration.

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If such a transaction is (1) an all cash transaction, (2) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act, or (3) a transaction involving a person or entity not traded on a national securities exchange or trading market, the company or any successor entity will, at the holder’s option which shall be exercised as of the consummation of the transaction, purchase the June Warrant from the holder by paying to the holder concurrently with the consummation of the transaction for each June Warrant Share that would be issuable upon such exercise immediately prior to the occurrence of such transaction, the higher of (i) an amount of cash equal to the Black Scholes Value, calculated as provided in the June Warrant, of the remaining unexercised portion of the June Warrant on the date of the consummation of such transaction, or (ii) the positive difference between the cash per share paid in such transaction minus the then - in effect exercise price.  The company will cause any successor entity in a transaction in which the company is not the survivor to assume in writing all of the obligations of the company under the June Warrant and the other transaction documents prior to such transaction.

Other

Rights Regarding Certain Future Transactions.  For a period of one year after the closing date, the investors have a right of first refusal to purchase securities proposed to be offered and sold in the future by us, other than in connection with Excluded Issuances.  In addition, until the later of (a) 18 months after the closing date, or (b) the Secured Notes are no longer outstanding, the investors have the right to elect to substitute any term or terms of any other offering in connection with which the investor has a right to participate for any term or terms of the offering in connection with the Secured Notes and June Warrants then-owned by the investor, at the investor’s election.

Covenants.  In the Purchase Agreement we made several covenants and agreements with the investors, including the following:  we agreed to (a) advise the investors of any stop orders or similar proceedings seeking to prevent or suspend any securities offering by us, (b) maintain our principal market listing on which our comment stock is traded and comply with applicable requirements of such market, (c) comply with our obligations under the Exchange Act and applicable requirements relating to the registration statement of which this prospectus is a part and use our commercially reasonable best efforts not to terminate or suspend such registration statement or our filing and reporting obligations under the Exchange Act, (d) reserve at least 150% of the shares necessary to allow the investors to convert all of their Secured Notes and 100% of the shares necessary to allow the investors to exercise their June Warrants, (e) maintain participation in the Depository Trust Company Automated Securities Transfer Program, (f) pay taxes when due and payable, (g) maintain customary insurance relating to our assets, (h) keep true records and books of account in accordance with GAAP applied on a consistent basis, (i) use all commercially reasonable efforts to comply in all material respects with requirements of governmental authorities relating to the conduct of our business, (j) use commercially reasonable efforts to maintain our corporate existence and intellectual property rights, and (k) keep our properties in good repair, working order and condition, reasonable wear and tear excepted.

Negative Covenants and Restrictions.  The transaction documents include restrictions on our ability to engage in certain kinds of transactions.  While the Secured Notes are outstanding, we agreed that we would not, without the consent of a majority in interest of the investors:  (a) create, incur, assume or suffer to exist any pledge, lien, security interest or other encumbrance (including any lease or title retention agreement), each of the above referred to as a Lien, upon any of our property, whether now owned or hereafter acquired, except for certain customary permitted Liens, (b) amend our certificate of incorporation or bylaws so as to materially and adversely affect any rights of the investors with respect to the Secured Notes or June Warrants except to increase the number of shares of common stock authorized or to designate a new series of preferred stock, or to effect a stock split or reverse stock split, (c) repurchase or make any dividend or distribution in respect of any of our stock, except pursuant to equity incentive plans or agreements upon events such as termination of employment, (d) except pursuant to agreements, plans, awards, arrangements or instruments described in our SEC filings, engage in any transactions with any officer, director, employee or any affiliate, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to our knowledge, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $100,000 in any rolling 12-month period in one or more transactions, other than (i) for payment of salary, or fees for services rendered, pursuant to and on the terms of a written contract in effect before the closing date, which contracts may be extended on terms customary and reasonable within the marketplace, (ii) reimbursement for authorized expenses incurred on our behalf, (iii) for other employee benefits, including stock option or other equity agreements under any equity incentive plan disclosed in our SEC filings, (iv) with respect to newly hired employees and officers on terms, conditions and arrangements, in the ordinary course of business, that are consistent with the foregoing, or (v) other transactions disclosed in our SEC filings, or (e) pay or redeem any financing related debt or securities, except as permitted pursuant to the transaction documents.

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We also agreed that as long as the Secured Notes are outstanding we would not:

●
without the consent of a majority in interest of the Secured Note holders, enter into or exercise any equity line of credit or similar agreement whereby we have the right to “put” our securities to the investor or underwriter over an agreed period of time and at an agreed price or price formula, or issue or agree to issue any floating or variable priced equity linked instruments or any of the foregoing or equity with price reset rights;

●
except for permitted Liens, without written consent of a majority in interest of the Secured Note holders, grant or allow any security interest to be taken in any of our assets; or issue or amend any debt, equity or other instrument which would give the holder thereof directly or indirectly, a right in any of our assets or any right to payment equal to or superior to any right of the investors as holders of the Secured Notes in or to such assets or payment;

●
except as described above with respect to related party transactions with officers, directors, employees or affiliates, without a consent of a majority in interest of the Secured Note holders, enter into, materially amend, materially modify or materially supplement, any agreement, transaction, commitment, or arrangement, in each case relating to the sale, transfer or assignment of any our tangible or intangible assets with any of our officers or directors (or any persons who were insiders at any time during the previous two years), or any affiliates or relatives of such persons, in a manner that materially adversely affects the rights of the investors under the transaction documents and other than the payment of salary and other compensation made in the ordinary course of our business consistent with past practices and industry standards for similarly situated entities; and

●	not file any registration statements until there is an effective registration statement for the unrestricted resale of the Conversion Shares and June Warrant Shares.

Indemnification.  Under the transaction documents, we agreed to indemnify, hold harmless, reimburse and defend the investors, the investors’ officers, directors, agents, counsel, affiliates, members, managers, control persons, and principal shareholders, against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon the investors or any such person which results, arises out of or is based upon (i) any breach of any representation or warranty, or material misrepresentation, by us in any of the transaction documents, or (ii) after any applicable notice and/or cure periods, any breach or default in performance by us of any covenant or undertaking to be performed by the company under any of the transaction documents.  In no event will the liability of the investors under any of the transaction documents be greater in amount than the dollar amount of the net proceeds actually received by such investor or successor upon the sale of the shares of common stock that are issued upon conversion of the Secured Notes or exercise of the June Warrants.

Registration Rights.  Under the Purchase Agreement, we agreed to file with the Commission a registration statement, of which this prospectus is a part, referred to below as the Registration Statement, in order to register the Registrable Securities for resale and distribution under the Securities Act of 1933, as amended, or the Securities Act, on or before 60 days after the closing date, sometimes referred to below as the Filing Date.  We filed the Registration Statement, and it has been declared effective by the Commission.

To the extent permitted by the Commission, we agreed to register not less than a number of shares of common stock in the Registration Statement that is equal to 125% of the Conversion Shares issued and issuable upon conversion of the Secured Notes and 100% of the June Warrant Shares issuable upon exercise of the June Warrants, which are collectively referred to as the Registrable Securities.  Any security that is a Registrable Security (including June Warrant Shares after giving effect to cashless exercise of the June Warrants) will cease being a Registrable Security once such Registrable Security has been issued without further transfer restrictions after a sale or transfer pursuant to Rule 144 under the Securities Act or once such Registrable Security may be resold under Rule 144 without regard to any volume limitations or manner of sale requirements of Rule 144 (including, with respect to June Warrant Shares, giving effect to the ability to net exercise the June Warrants).  At such time as there are no longer any Registrable Securities, and in all events one year after the closing date, Adamis may terminate the Registration Statement.  We agreed to prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective until such registration statement has been effective for a period of one year.

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Not later than 20 days after first being permitted by applicable Commission rules and regulations, we agreed to amend the Registration Statement or file additional registration statements as necessary to register additional shares of common stock to allow the public resale of all common stock included in and issuable by virtue of the Registrable Securities.  Subject to the provisions below describing Cut-Back Shares, it will be deemed a default of our obligations if at any time after the date the Registration Statement is declared effective by the Commission, referred to as the Actual Effective Date, the company has registered for unrestricted resale on behalf of the holders fewer than 90% of the amount of shares of common stock required to be registered in the Registration Statement (with any Cut-Back Shares being deemed as not required to be registered), the difference between the amount required to be registered and the actual amount of shares registered referred to as the Shortfall.  In such event we have agreed to take all actions as are necessary to cause at least the amount of shares of common stock required to be registered therein to be registered within 45 days after the first day such Shortfall exists.  Failure to file the registration statement in accordance with the preceding sentence within 30 days after the first day such Shortfall first exists or failure to cause such registration to become effective within 45 days after such Shortfall first exists is included in the definition of a Non-Registration Event.  If we remove some of the Registrable Securities from the Registration Statement for reasons relating to SEC Rule 415 or to the status of a selling stockholder as an underwriter, such shares referred to as Cut-Back Shares, then the company will use its best efforts to file with the Commission, as promptly as allowed by SEC guidance, one or more registration statements to register for resale those Registrable Securities that were not registered for resale on the initial Registration Statement, as amended.

If we, at any time, propose to register any of our securities under the Securities Act for sale to the public, except with respect to registration statements on Forms S-4, S-8 or another form not available for registering the Registrable Securities for sale to the public, if the Registrable Securities are not otherwise registered for resale pursuant to an effective registration statement, we agreed to notify the holders of the Registrable Securities and cause such Registrable Securities as to which a holder has requested to be included in the registration.  If the offering is an underwritten or a registered direct public offering, then the managing underwriter or managing placement agent may reduce the number of Registrable Securities that are included in the registration if the underwriter or placement determines that such inclusion would adversely affect the marketing of the securities to be sold by the company therein.

We are permitted to suspend the holders’ sale of Registrable Securities pursuant to the Registration Statement for certain limited periods of time for reasons relating to the existence of material non-public information concerning the company, the need to amend or supplement the Registration Statement, or certain other similar circumstances.  Such allowed delays may be imposed for not more than 45 days (which need not be consecutive days) in any 12-month period.  A holder’s inability to sell Registrable Securities during an allowed delay will not be deemed to be a breach or default, but will result in the accrual of liquidated damages under the provisions of the Purchase Agreement.

If (A) a registration statement is not declared effective within five days after receipt by the company or its attorneys of a written or oral communication from the Commission that the registration statement will not be reviewed or that the Commission has no further comments, (B) any registration statement described in the Purchase Agreement is not filed by the Filing Date, or is not declared effective by the Effective Date or any other applicable date set forth in the Purchase Agreement, or (C) any registration statement described in the Purchase Agreement is filed and declared effective, but shall thereafter cease to be effective without being succeeded within 22 business days by an effective replacement or amended registration statement or for a period of time which exceeds 30 days in the aggregate per year, defined as every rolling period of 365 consecutive days commencing on the effective date, each such event referred to as a Non-Registration Event, then the company is obligated to pay to the holders an amount in cash, referred to as Liquidated Damages, equal to 1.5% for each 30 days (or such lesser pro-rata amount for any period of less than 30 days) of the principal amount of the outstanding Secured Notes and purchase price of Conversion Shares and June Warrant Shares issued upon conversion of Secured Notes and exercise of June Warrants held by holders which are subject to such Non-Registration Event.  The Liquidated Damages must be paid within 10 days after the end of each 30-day period or shorter period thereof for which Liquidated Damages are payable.  In the event a registration statement is filed but is withdrawn prior to being declared effective by the Commission, then such registration statement will be deemed to have not been filed and Liquidated Damages will be calculated accordingly.  Failure to timely respond to Commission communications relating to a registration statement is also a Non-Registration Event for which Liquidated Damages will be payable by the company, calculated from the date the response was required to have been made.  Liquidated Damages will not be payable in connection with Registrable Securities for such times as such Registrable Securities may be freely sold by the holder thereof pursuant to Rule 144 without volume limitations.

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All expenses incurred by the company in connection with the registration statements contemplated by the Purchase Agreement, including all registration and filing fees, printing expenses (if required), fees and disbursements of counsel and independent public accountants for the company, fees and expenses (including reasonable counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of FINRA, transfer taxes, and fees of transfer agents and registrars, are called Registration Expenses.  All underwriting discounts and selling commissions applicable to the sale of Registrable Securities are called Selling Expenses.  We agreed to pay all Registration Expenses in connection with any registration statement described in the Purchase Agreement.  Selling Expenses in connection with each such registration statement will be borne by the holders.

We have agreed, to the extent permitted by law, and with certain exceptions relating to information supplied by the holders, to indemnify and hold harmless the holder, each of the officers, directors, agents, affiliates, members, managers, control persons, and principal shareholders of the holder, each underwriter of such Registrable Securities thereunder and each other person, if any, who controls such holder or underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which the holder, or such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Registrable Securities were registered under the Securities Act pursuant to the Purchase Agreement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances when made, and to reimburse the holder, each such underwriter and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.  Each holder has agreed to indemnify us for similar losses and expenses, but only to the extent that any such loss or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such holder, as such, furnished in writing to the company by such holder specifically for use in such registration statement or prospectus, and provided, further, that the liability of the holder will be limited to the net proceeds actually received by the holder from the sale of Registrable Securities pursuant to such registration statement.

Anti-Takeover Provisions

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law, or the DGCL.  This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

●	prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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●
on or after such date, the business combination is approved by the board of directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

The restrictions in Section 203 do not apply to corporations that have elected, in the manner provided in Section 203, not to be subject to Section 203 of the DGCL or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders.  Our certificate of incorporation and bylaws do not opt out of Section 203.

These statutory provisions could delay or frustrate the removal of incumbent directors or a change in control of our company.  They could also discourage, impede, or prevent a merger, tender offer, or proxy contest, even if such event would be favorable to the interests of stockholders.

Amended and Restated Certificate of Incorporation and Bylaw Provisions

Our amended and restated certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable.  In particular, the certificate of incorporation and bylaws, as applicable, among other things:

●
permit our board of directors, or the Board, to issue up to 10,000,000 shares of preferred stock, without further action by the stockholders, with any rights, preferences and privileges as they may designate;

●
provide that all vacancies on the Board, including newly created directorships, may, except as otherwise required by law, or as determined otherwise by resolution of the Board, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

●
do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

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●
set forth an advance notice procedure with regard to the nomination, other than by or at the direction of the Board, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders; and

●	provide the Board with the ability to alter its bylaws without stockholder approval.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders.  These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company.  These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights.  We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts.  These provisions also may have the effect of preventing changes in our management.

Indemnification of Directors and Officers

Section 145 of the DGCL provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.  In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our bylaws provide that we will indemnify our directors and officers, to the maximum extent permitted by the DGCL, or any other applicable law, except that we are not required to indemnify any director or officer in connection with any proceeding initiated by such person unless (i) such indemnification is expressly required to be made by law or the bylaws, (ii) the proceeding was authorized by the Board, or (iii) such indemnification is provided by us pursuant to the powers vested in the company under the DGCL or any other applicable law.  In addition, our bylaws provide that we may indemnify our employees and other agents as set forth in the DGCL or any other applicable law.  Our bylaws also provide for the advancement of expenses incurred by a person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding by reason of the fact that the person is or was a director or officer of the company, or is or was serving at the request of the company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer shall be made only upon delivery to the company of an undertaking by or on behalf of the indemnitee to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal the indemnitee is not entitled to be indemnified for such expenses under the bylaws.  We carry officer and director liability insurance with respect to certain matters, including matters arising under the Securities Act.

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In addition to the indemnification provisions contained in our amended and restated certificate of incorporation and amended bylaws, we have entered into indemnification agreements with our directors and executive officers.  These agreements, among other things, allow for the advancement of expenses and indemnify our directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by, or in the right of the company, arising out of such person’s services as a director or officer of Adamis, any subsidiary of Adamis or any other company or enterprise to which the person provides services at Adamis’ request.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers and persons controlling us, we have been advised that it is the Securities and Exchange Commission’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is First American Stock Transfer, Inc.

Listing

The shares of our common stock were quoted on the OTCQB under the symbol “ADMP.”  Our common stock is listed The Nasdaq Capital Market under the symbol “ADMP.”

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UNDERWRITING

CRT Capital Group LLC, or CRT Capital, is acting as the sole book-running manager of the offering and as representative of the several underwriters. We have entered into an underwriting agreement dated December 12, 2013 with CRT Capital. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
CRT Capital	3,348,000
Newport Coast Securities, Inc.	372,000
Total	3,720,000

The underwriters are committed to purchase all the shares of common stock offered by us other than those covered by the option to purchase additional shares as described below, if they purchase any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement.  The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters propose to offer the common stock offered by us to the public at the public offering price set forth on the cover of this prospectus.  In addition, the underwriters may offer some of the common stock to other securities dealers at such price less a concession of $0.20 per share.  After the initial offering, the public offering price and concession to dealers may be changed.

We have granted the underwriters an over-allotment option.  This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of 558,000 additional shares of common stock from us to cover over-allotments.  If the underwriters exercise all or part of this option, they will purchase shares of common stock covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount.  If this option is exercised in full, the total price to the public will be $25,454,100 million and the total proceeds to us, after deducting the underwriting discount and the underwriter’s non-accountable expense allowance but before other expenses, will be $23,450,973.

Discounts and Commissions.  The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us.  The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

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	Per Share	Without Over- Allotment	With Over- Allotment

Public offering price	$5.95	$22,134,000	$25,454,100

Underwriting discount (7%)	$0.4165	$1,549,380	$1,781,787

Non-accountable expense allowance (1%)(1)	$0.0595	$221,340	$221,340

Proceeds, before expenses, to us	$0.476	$20,363,280	$23,450,973

(1)	The expense allowance of 1% is not payable with respect to the shares sold upon exercise of the underwriter’s over-allotment option.

We have paid an expense deposit of $5,000 to CRT Capital, which will be applied against the accountable expenses that will be paid by us to the underwriters in connection with this offering.  The underwriting agreement, however, provides that in the event the offering is terminated, the $5,000 expense deposit paid to CRT Capital will be returned to the extent offering expenses are not actually incurred.

We have also agreed to pay the underwriters’ expenses relating to the offering, including without limitation the reasonable fees, disbursements and other charges of the underwriters’ counsel, up to a maximum of $75,000.

Discretionary Accounts.  The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements.  Pursuant to certain “lock-up” agreements, certain of our stockholders, including our executive officers and directors, and we, have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of, directly or indirectly, engage in any short selling of any common stock or securities convertible into or exchangeable or exercisable for any common stock without the prior written consent of the CRT Capital, for a period of 90 days after the date of the pricing of the offering and subject to certain exceptions and subject to the terms of the agreement.

Representative’s Warrants.  We have agreed to issue to CRT Capital warrants, which we refer to as the representative’s warrants, to purchase up to a total of 186,000 shares of common stock (5% of the shares of common stock sold).  The warrants are exercisable at $7.44 per share (125% of the price of the shares sold in the offering), commencing on the date of this prospectus of this offering and expiring five years after the effective date of our registration statement, or December 12, 2018.  The exercise price and number of shares issuable upon exercise of the representative’s warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation.  However, the exercise price of the representative’s warrants will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price. The representative’s warrants are deemed compensation under FINRA rules and are subject to a 180-day lock-up pursuant to FINRA Rule 5110(g)(1). The representative (and its permitted assignees under FINRA rules) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of this prospectus.

Right of First Refusal.  Until twelve months after the closing date of the offering, CRT Capital has a right to participate on a non-exclusive basis as a placement agent or co-manager in connection with any Rule 144A offering, underwritten public offering or other equity financing in excess of $5 million that we may undertake, on terms and conditions customary for CRT Capital for similar transactions.

Financial Advisor Fees.  LifeTech Capital, a division of Aurora Capital, LLC acted as our financial advisor in connection with this offering.  The expenses of this offering include a fee to LifeTech Capital for services rendered as our financial advisor in connection with this offering.  This fee will be payable in its entirety out of the underwriting discount and will not be an expense in addition to the underwriting discount.  In addition, LifeTech Capital will receive warrants to purchase 37,200 shares of common stock (1% of the shares of common stock sold), on the same terms as the representative’s warrants outlined above.  The warrants issued to LifeTech Capital will be issued out of the representative’s warrants and will not be warrants issued in addition to the representative’s warrants. The warrants issued to LifeTech Capital will be subject to the same 180-day lock-up pursuant to FINRA Rule 5110(g)(1) as the representative's warrant described above.

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On June 26, 2013, LifeTech Capital acted as the placement agent in connection with our private placement of convertible debt and warrants.  We paid a fee of $190,000 to LifeTech Capital as the placement agent, and issued common stock purchase warrants to LifeTech Capital to purchase 49,673  shares of common stock at an exercise price equal to $12.16  per share. The warrants issued to LifeTech Capital in connection with the June 26, 2013 private placement were received within 180 days of the date of this prospectus and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(g)(1). LifeTech Capital (and its permitted assignees under FINRA rules) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these options, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of this prospectus.

Electronic Offer, Sale and Distribution of Shares. A prospectus in electronic format may be made available on the websites maintained by the underwriters or one or more selling group members, if any, participating in this offering and the underwriters may distribute this prospectus electronically.  The underwriters may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders.  Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.  Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other Relationships.  Each underwriter and its affiliates may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees, however, except as disclosed in this prospectus we have no present arrangements with the underwriter for any further services.

Stabilization.  In connection with this offering each underwriter may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

●
Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

●
Overallotment transactions involve sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase.  This creates a syndicate short position which may be either a covered short position or a naked short position.  In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that they may purchase in the overallotment option.  In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option.  The underwriter may close out any short position by exercising their overallotment option and/or purchasing shares in the open market.

●
Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions.  In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the overallotment option.  If the underwriter sells more shares than could be covered by exercise of the overallotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market.  A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

●
Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares or common stock or preventing or retarding a decline in the market price of our shares or common stock.  As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions.  Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock.  These transactions may be effected on The Nasdaq Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

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Passive market making.  In connection with this offering, the underwriters and selling group members may engage in passive market making transactions in our common stock on the OTCQB marketplace in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution.  A passive market maker must display its bid at a price not in excess of the highest independent bid of that security.  However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required.  The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction.  Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act.  Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan).  The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area—Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

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An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a) to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

(c) to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”).  The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2 and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2 and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”).  The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel.  The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus.  The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered.  Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

91

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ—$$—Aga e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●
to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●
made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies.  Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder).  Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors.  Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários).  The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal.  This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code.  Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code).  Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

92

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority).  Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument).  Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act).  Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland.  This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland.  Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority.  In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates.  This document does not constitute and may not be used for the purpose of an offer or invitation.  No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities.  This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA.  This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

93

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”).  The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons.  Any person who is not a relevant person should not act or rely on this document or any of its contents.

94

LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon for us by Weintraub Tobin Chediak Coleman Grodin Law Corporation, 400 Capitol Mall, Suite 1100, Sacramento, CA  95814.  K&L Gates LLP, Irvine, CA, is acting as counsel for the underwriters in connection with this offering.

EXPERTS

The financial statements as of March 31, 2013 and 2012 and for the two years in the period ended March 31, 2013, included in this prospectus have been so included in reliance on the report of Mayer Hoffman McCann P.C., an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, and other information with the Securities and Exchange Commission.  Copies of the reports and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C.  20549.  You can request copies of such documents by writing to the SEC and paying a fee for the copying cost.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC.  Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC.  We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus.  For further information you may:  read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s Public Reference Room; or obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or you can review these documents on the SEC’s website, as described above.

95

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES

INDEX TO FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS AS OF MARCH 31, 2013 AND 2012:

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2013 AND 2012:

PAGE
FINANCIAL STATEMENTS:

Condensed Consolidated Balance Sheets	F-26

Condensed Consolidated Statements of Operations	F-27

Condensed Consolidated Statements of Cash Flows	F-28 - F-29

Notes to the Condensed Consolidated Financial Statements	F-30 - F-39

96

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Adamis Pharmaceuticals Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of Adamis Pharmaceuticals Corporation and Subsidiaries (the “Company”) as of March 31, 2013 and 2012, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the two years in the period ended March 31, 2013.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Adamis Pharmaceuticals Corporation and Subsidiaries as of March 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the two-year period ended March 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 2 to the consolidated financial statements, the Company has incurred recurring losses from operations and has limited working capital to pursue its business alternatives.  Management’s plans with regard to these matters are also described in Note 2.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Mayer Hoffman McCann P.C.
MAYER HOFFMAN MCCANN P.C.
Certified Public Accountants

Boca Raton, Florida
July 3, 2013

97

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31, 2013	March 31, 2012
ASSETS

CURRENT ASSETS
Cash	$—	$7,519
Prepaid Expenses and Other Current Assets	64,347	31,520
Debt Issuance Cost	286,582	—

Total Current Assets	350,929	39,039

ASSETS FROM DISCONTINUED OPERATIONS	—	130,000

Total Assets	$350,929	$169,039

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts Payable	$2,431,919	$2,020,713
Accrued Other Expenses	754,709	469,279
Accrued Bonuses	101,436	101,436
Conversion Feature Liability	162,456	—
Derivative Liability	50,545	—
Notes Payable	97,683	195,608
Convertible Notes Payable, net	982,997	—
Notes Payable to Related Parties	97,122	105,632

Total Liabilities	4,678,867	2,892,668

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred Stock – Par Value $.0001; 10,000,000 Shares Authorized; Issued and Outstanding-None	—	—
Common Stock – Par Value $.0001; 200,000,000 Shares Authorized; 109,656,180 and 101,161,953 Issued, 104,427,992 and 95,933,765 Outstanding, Respectively	10,966	10,116
Additional Paid-in Capital	33,643,449	28,053,816
Accumulated Deficit	(37,977,124)	(30,782,332)
Treasury Stock - 5,228,188 Shares, at cost	(5,229)	(5,229)

Total Stockholders’ (Deficit)	(4,327,938)	(2,723,629)

	$350,929	$169,039

The accompanying notes are an integral part of these Consolidated Financial Statements.

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ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended March 31,
	2013	2012

REVENUE	$—	$—

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	2,008,255	2,649,234
RESEARCH AND DEVELOPMENT	1,209,318	2,165,968

Loss from Operations	(3,217,573)	(4,815,202)

OTHER INCOME (EXPENSE)
Interest Expense	(2,333,982)	(35,390)
Gain on Sale of Asset	—	5,297
Change in Fair Value Derivative Liability	(122,945)	—
Change in Fair Value of Conversion Feature Liability	(1,390,292)	—
Total Other Income (Expense)	(3,847,219)	(30,093)

Net (Loss) from Continuing Operations	(7,064,792)	(4,845,295)

DISCONTINUED OPERATIONS
Write-down of Discontinued Operations Receivable	(130,000)	(70,000)

Net (Loss) from Discontinued Operations	(130,000)	(70,000)

Net (Loss)	$(7,194,792)	$(4,915,295)

Basic and Diluted (Loss) Per Share:

Basic and Diluted (Loss) Per Share from Continuing Operations	$(0.07)	$(0.06)

Basic and Diluted (Loss) Per Share from Discontinued Operations	$—	$—

Basic and Diluted (Loss) Per Share	$(0.07)	$(0.06)

Basic and Diluted Weighted Average Shares Outstanding	99,599,545	89,477,725

The accompanying notes are an integral part of these Consolidated Financial Statements.

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ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

			Additional
	Common Stock		Paid-In	Treasury Stock		Accumulated
	Shares	Amount	Capital	Shares	Amount	Deficit	Total

Balance March 31, 2011	86,818,532	8,682	24,483,918	(5,228,188)	(5,229)	(25,867,037)	(1,379,666)

Common Stock Issued for Note Conversions	4,093,101	409	818,210	—	—	—	818,619

Common Stock Issued for Cash at .25 per share	10,000,320	1,000	2,499,080	—	—	—	2,500,080

Common Stock Issued for Services	250,000	25	59,975	—	—	—	60,000

Warrants Issued for Services	—	—	21,000	—	—	—	21,000

Share Based Compensation	—	—	171,633	—	—	—	171,633

Net (Loss)	—	—	—	—	—	(4,915,295)	(4,915,295)
Balance March 31, 2012	101,161,953	$10,116	$28,053,816	(5,228,188)	$(5,229)	$(30,782,332)	$(2,723,629)

Common Stock Issued for Note Conversions at $0.25	4,293,370	430	2,912,913	—	—	—	2,913,343

Common Stock Issued for Note Conversions at $0.55	913,384	91	502,270	—	—	—	502,361

Common Stock Issued for Exercised Warrants	411,473	41	(41)	—	—	—	—

Common Stock Issued for Services	100,000	10	70,990	—	—	—	71,000

Common Stock Issued for Financings	2,776,000	278	1,591,722	—	—	—	1,592,000

Beneficial Conversion Feature	—	—	347,272	—	—	—	347,272

Share Based Compensation	—	—	164,507	—	—	—	164,507

Net (Loss)	—	—	—	—	—	(7,194,792)	(7,194,792)
Balance March 31, 2013	109,656,180	$10,966	$33,643,449	(5,228,188)	$(5,229)	$(37,977,124)	$(4,327,938)

The accompanying notes are an integral part of these Consolidated Financial Statements.

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ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ending March 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES

Net (Loss)	$(7,194,792)	$(4,915,295)

Adjustments to Reconcile Net (Loss) to Net Cash (Used in) Operating Activities:
Stock Issued for Interest	75,703	621
Vesting of Options for Compensation	164,507	171,633
Reduction in Notes Payable	(57,925)	—
Change in Derivative Liability Fair Value	122,945	—
Change in Conversion Feature Liability Fair Value	1,390,292	—
Amortization of Discount on Notes Payable	770,033	—
Amortization of Debt Issuance Cost	1,305,418	—
Amortization of Stock Issued for Services	36,792	364,884
Sales Returns Reserve Adjustment	—	(13,151)
Write-down of Discontinued Operations Receivable	130,000	70,000
Change in Assets and Liabilities:
(Increase) Decrease in:
Prepaid Expenses and Other Current Assets	1,381	(20,694)
Increase (Decrease) in:
Accounts Payable	411,207	757,515
Accrued Other Expenses	285,430	238,628

Net Cash (Used in) Operating Activities	(2,559,009)	(3,345,859)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash Received from Sale of Common Stock	—	2,500,080
Issuance of Note Payable	3,099,800	—
Payment of Notes Payable	(539,800)	(390,000)
(Payment of) Proceeds from Notes Payable to Related Parties	(8,510)	4,400

Net Cash Provided by Financing Activities	2,551,490	2,114,480

(Decrease) in Cash	(7,519)	(1,231,379)
Cash:
Beginning	7,519	1,238,898

Ending	$—	$7,519

The accompanying notes are an integral part of these Consolidated Financial Statements.

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ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ending March 31,
	2013	2012
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid for Interest	$120,561	$33,859

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND INVESTING ACTIVITIES

Common Stock issued for Exercised Warrants	$41	$—
Common Stock issued for Debt Issuance Cost	$1,592,000	$—
Note Payable Discounts from Derivative and Convertible Feature Liabilities	$539,764	$—
Additional Paid-In Capital from Notes Payable Discount	$347,272	$—
Conversion of Sales Return Liability to Notes Payable	$—	$147,866
Notes Payable converted to Common Stock	$1,500,000	$818,000
Common Stock issued for Interest	$75,703	$621
Stock Based Compensation Expense	$164,507	$171,633
Warrants Issued for Prepaid Services	$—	$21,000
Common Stock Issued for Prepaid Services	$71,000	$60,000
Additional Paid-In Capital Resulting from Reduction in Derivative and Conversion Feature Liabilities	$1,840,000	$—
Reduction in Notes Payable	$57,925	$—

The accompanying notes are an integral part of these Consolidated Financial Statements.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:            NATURE OF BUSINESS

The company formerly named Adamis Pharmaceuticals Corporation, or Old Adamis, was founded in June 2006 as a Delaware corporation.  Effective April 1, 2009, Old Adamis completed a business combination transaction with Cellegy Pharmaceuticals, Inc., or Cellegy.  Before the merger, Cellegy was a public company and Old Adamis was a private company.  In connection with the consummation of the merger and pursuant to the terms of the definitive merger agreement relating to the transaction, Cellegy was the surviving corporation in the merger and changed its name from Cellegy Pharmaceuticals, Inc. to Adamis Pharmaceuticals Corporation (the “Company,” “Adamis Pharmaceuticals,” “Adamis,” “we” or “our”), and Old Adamis survived as a wholly-owned subsidiary and changed its corporate name to Adamis Corporation.  The Company has two wholly-owned subsidiaries:  Adamis Corporation; and Biosyn, Inc., which has rights to the C31G product.  Adamis Corporation has two wholly-owned subsidiaries:  Adamis Viral Therapies, Inc., or Adamis Viral, which was formed to focus on the Company’s cancer and vaccine technologies; and Adamis Laboratories, Inc., or Adamis Labs, which was formed to focus on the Company’s allergy and respiratory products.

The Company’s general business strategy is to generate revenue through launch of its allergy and respiratory products in development, in order to generate cash flow to help fund expansion of its allergy and respiratory business, as well as support its future cancer and vaccine product development efforts.

NOTE 2:            GOING CONCERN

The Company’s consolidated financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  However, as shown in the accompanying consolidated financial statements, the Company has sustained substantial losses from continuing operations and has not introduced new revenue producing products since inception.  In addition, the Company has used, rather than provided, cash in its continuing operations.  Without realization of additional capital, it would be unlikely for the Company to continue as a going concern.  Management intends to attempt to secure additional required funding through equity or debt financings, sales or out-licensing of intellectual property assets, seeking partnerships with other pharmaceutical companies or third parties to co-develop and fund research and development efforts, or similar transactions.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

NOTE 3:            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include Adamis Pharmaceuticals and its wholly-owned operating subsidiaries.  All significant intra-entity balances and transactions have been eliminated in consolidation.

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements.  Actual results could differ from those estimates, and the differences could be material.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with original maturities at the date of purchase of three months or less to be cash equivalents.

103

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash, accounts payable and accrued liabilities approximate their fair value due to their short-term nature.  The Company’s notes payable approximate fair value based upon current rates available to the Company for loans with similar maturities.  The convertible notes payable have fixed interest rates and conversion features which are based upon the conversion price specified in the agreements.  Additionally, one of the convertible notes payable contains price anti-dilution features which are adjusted to fair value on a recurring basis.

Long-Lived Assets

The Company periodically assesses whether there has been permanent impairment of its long-lived assets held and used whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by comparison of the carrying amount of the asset to future net undiscounted cash flows expected to be generated from the use and eventual disposition of the asset.

Derivative Instruments and Hedging Activities

Derivatives are recognized as either assets or liabilities in the consolidated balance sheets and are measured at fair value.  The treatment of gains and losses resulting from changes in the fair values of derivative instruments is dependent on the use of the respective derivative instrument and whether they qualify for hedge accounting.  As of March 31, 2013, no derivative instruments qualified for hedge accounting.  See Note 8 for further discussion of derivative instruments.

Discontinued Operations

As discussed in Note 4, the assets and liabilities at March 31, 2012, related to International Labs, Inc. (“INL”), the company’s former packaging division, have been accounted for as discontinued operations.  There are no operations related to INL in the accompanying consolidated financial statements.

Revenue Recognition

In accordance with our revenue recognition policy, revenue is recognized when title and risk of loss are transferred to the customer, the sales price to the customer is fixed and determinable, and collectability of the sales price is reasonably assured.  Reported revenue is net of estimated customer returns and other wholesaler fees.  Our policy regarding sales to customers is that we do not recognize revenue from, or the cost of, such sales, where we believe the customer has more than a demonstrably reasonable level of inventory.  We make this assessment based on historical demand, historical customer ordering patterns for purchases, business considerations for customer purchases and estimated inventory levels.  If our actual experience proves to be different than our assumptions, we would then adjust such allowances accordingly.

Stock-Based Compensation

The Company accounts for stock-based compensation transactions in which the Company receives employee services in exchange for options to purchase common stock.  Stock-based compensation cost for restricted stock units (“RSUs”) is measured based on the closing fair market value of the Company’s common stock on the date of grant.  Stock-based compensation cost for stock options is estimated at the grant date based on each option’s fair-value as calculated by the Black-Scholes option-pricing model.  The Company recognizes stock-based compensation cost as expense ratably on a straight-line basis over the requisite service period.

104

Research and Development

Research and development costs are expensed as incurred.  Non-refundable advance payments for goods and services to be used in future research and development activities are recorded as an asset and are expensed when the research and development activities are performed.

Legal Expense

Legal fees are expensed as incurred and are included in selling, general and administrative expenses on the consolidated statements of operations.

Income Taxes

The Company accounts for income taxes under the deferred income tax method.  Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws.

Deferred income tax provisions and benefits are based on changes to the assets and liabilities from year to year.  In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which they operate, estimates of future taxable income, and available tax planning strategies.  If tax regulations, operating results or the ability to implement tax planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required.  Valuation allowances are recorded related to deferred tax assets based on the “more likely than not” criteria.

The Company accounts for uncertain tax positions in accordance with accounting guidance which requires the Company to recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would, more likely than not, sustain the position following an audit.  For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.  At the adoption date, the Company applied the guidance to all tax positions for which the statute of limitations remained open.  Upon implementation, the Company did not recognize any additional liabilities for unrecognized tax benefits.  Accordingly, the adoption of the guidance had no impact on the Company’s financial statements.  There have been no material changes in unrecognized tax benefits since April 1, 2009.

The Company is subject to income taxes in the United States Federal jurisdiction, California and Florida.  The Company is no longer subject to the United States Federal, California or Florida income examinations by tax authorities for the years before the year ended March 31, 2009.  The Company recognizes interest and penalty accrued related to unrecognized tax benefits in its income tax expense, if any.  No interest or penalties have been accrued for all presented periods.

Net Loss Per Share

The Company computes basic loss per share by dividing the loss attributable to holders of common stock for the period by the weighted average number of shares of common stock outstanding during the period.  Since the effect of common stock equivalents was anti-dilutive, all such equivalents were excluded from the calculation of weighted average shares outstanding.  Outstanding warrants at March 31, 2013 and 2012 were 1,800,505 and 2,473,245, respectively.  The outstanding options at March 31, 2013 and 2012 were 6,723,582 and 5,230,398, respectively.  Outstanding restricted stock units at March 31, 2013 and 2012 were 726,019 and 0, respectively.

Reclassifications

Certain reclassifications have been made to the March 31, 2012 financial statement presentation to correspond to the current year’s classification.  Total stockholders’ (deficit) and net loss are unchanged due to these reclassifications.

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NOTE 4:            DISCONTINUED OPERATIONS

Effective July 18, 2008, the Company’s former packaging division (INL) was sold for $2,654,000.  On the closing date, $2,154,000 was paid to a lender to retire long-term debt.  Additionally, $500,000 of the purchase price was held in escrow to secure any of the Company’s indemnification obligations.  During 2011 and 2012, the Company settled a total of $150,000 of the amount held for indemnification obligations.  At March 31, 2013 and 2012, assets from discontinued operations consisted of $0 and $130,000, respectfully.

NOTE 5:            CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to credit risk consist principally of cash and accounts payable.

Cash

The Company at times may have cash in excess of the Federal Deposit Insurance Corporation (“FDIC”) limit.  The Company maintains its cash with larger financial institutions.  The Company has not experienced losses on these accounts and management believes that the Company is not exposed to significant risks on such accounts.

Purchases and Accounts Payable

The Company had balances greater than 10% of trade accounts payable at March 31, 2013 with three vendors.  Vendor A had a balance that accounted for 23% of total accounts payables, Vendor B had a balance of 14% and Vendor C had a balance of 10% at March 31, 2013.  Comparatively, the Company had balances greater than 10% of trade accounts payable at March 31, 2012 with three vendors.  Vendor A had a balance that accounted for 26% of total accounts payables Vendor B had a balance of 13% and Vendor C had a balance of 11% at March 31, 2012.

NOTE 6:            PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets at March 31, 2013 and 2012:

	2013	2012
Prepaid Insurance	$4,000	$3,750

Prepaid Rent	10,827	10,827
Prepaid Consulting Fees	47,333	13,125
Other Current Assets	2,187	3,818

	$64,347	$31,520

NOTE 7:            NOTES PAYABLE

Ben Franklin Note

Biosyn (a wholly owned subsidiary of the Company and previously a wholly owned subsidiary of Cellegy) issued a note payable to Ben Franklin Technology Center of Southeastern Pennsylvania (“Ben Franklin Note”) in October 1992, in connection with funding the development of Savvy, a compound then under development to prevent the transmission of HIV/AIDS.

The Ben Franklin Note was recorded at its estimated fair value of $205,000 and was assumed by Cellegy as an obligation in connection with its acquisition of Biosyn in 2004.  The repayment terms of the non-interest bearing obligation include the remittance of an annual fixed percentage of 3.0% applied to future revenues of Biosyn, if any, until the principal balance of $777,902 (face amount) is satisfied.  Under the terms of the obligation, revenues are defined to exclude the value of unrestricted research and development funding received by Biosyn from nonprofit sources.  Absent a material breach of contract or other event of default, there is no obligation to repay the amounts in the absence of future Biosyn revenues.  Cellegy accreted the discount of $572,902 against earnings using the interest rate method (approximately 46%) over the discount period of five years, which was estimated in connection with the Ben Franklin Note’s valuation at the time of the acquisition.

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Accounting principles generally accepted in the United States emphasize market-based measurement through the use of valuation techniques that maximize the use of observable or market-based inputs.  The Ben Franklin Note’s peculiar repayment terms outlined above affects its comparability with main stream market issues and also affects its transferability.  The value of the Ben Franklin Note would also be impacted by the ability to estimate Biosyn’s expected future revenues which in turn hinge largely upon future efforts to commercialize the product candidate, the results of which efforts are not known by the Company.  Given the above factors and therefore the lack of market comparability, the Ben Franklin Note would be valued based on Level 3 inputs.  As such, management has determined that the Ben Franklin Note will have no future cash flows, as we do not believe the product will create a revenue stream in the future.  As a result, the Note had no fair market value at the time of the merger between the Company and Cellegy (see Note 1).

G-Max Trust Notes

On December 29, 2009, the Company issued a Convertible Promissory Note (the “G-Max Note”) in the aggregate principal amount of $500,000 and 500,000 shares of common stock to The G-Max Trust (the “Investor”) in connection with a private placement to the Investor for gross proceeds of $500,500.  The market value of the common stock on the date issued was $0.25 per share, for a total value of $125,000.  A discount on the note payable of $124,500 was recorded as a result, and was being amortized to interest expense over the term of the G-Max Note.  The stock was restricted for six months from the date issued.  As of March 31, 2012, the net carrying amount was $0 and the net unamortized discount was $0.  The interest recognized in the contractual interest coupon was $0 and $12,638 for the years ended March 31, 2013 and 2012, respectively.

Interest on the outstanding principal balance of the G-Max Note accrued at a rate of 10% per annum compounded monthly and was payable monthly commencing February 1, 2010.  All unpaid principal and interest on the G-Max Note was due and payable on June 30, 2011 (the “Maturity Date”).

At any time on or before the Maturity Date, the Investor had the right to convert part or all of the principal and interest owed under the G-Max Note into common stock at a conversion price equal to $0.20 per share (subject to adjustment for stock dividends, stock splits, reverse stock splits, reclassifications or other similar events affecting the number of outstanding shares of common stock).  The conversion feature is considered beneficial to the Investor due to the purchase of the discounted shares.  The estimated value of the beneficial conversion feature was $249,500.  The entire amount was recorded as interest expense upon issuance as the G-Max Note was convertible at any time.  The effective annual interest rate of the G-Max Note was 84.8% after considering the discount and beneficial conversion feature.  The G-Max Note was converted into 2,500,000 shares of common stock on June 30, 2011.

On June 11, 2012, the Company issued a convertible promissory note in the aggregate principal amount of $500,000 and 500,000 shares of common stock to The G-Max Trust, and received gross proceeds of $500,000, excluding transaction costs and expenses.  Interest on the outstanding principal balance of the note accrued at a rate of 10% per annum compounded monthly and is payable monthly commencing July 1, 2012.  All unpaid principal and interest on the note is due and payable on April 1, 2013.  At any time on or before the maturity date, the investor had the right to convert part or all of the principal and interest owed under the note into common stock at a conversion price equal to $0.55 per share (subject to adjustment for stock dividends, stock splits, reverse stock splits, reclassifications or other similar events affecting the number of outstanding shares of common stock).  The market value of the common stock on the date issued was $0.74 per share, for a total value of $370,000.  Debt issuance cost of $370,000 was recorded as a result, and was being amortized over the term of the G-Max Note.  The stock is restricted for six months from the date issued.  Amortization of the debt issuance cost, which is included in interest expense, was $370,000 for the year ended March 31, 2013, and the remaining unamortized balance was $0.

The conversion feature of the G-Max Note was considered beneficial to the investor due to the conversion price for the convertible note being lower than the market value of the common stock on the date the note was issued.  The estimated value of the beneficial conversion feature was $172,727.  The beneficial conversion feature was being amortized over the term of the G-Max Note.  The effective annual interest rate of the G-Max Note was 111.50% after considering the debt issuance cost and the beneficial conversion feature.

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In January 2013, the G-Max Note and accrued interest payable of approximately $2,000 was converted at $.55 per share into 913,384 shares of common stock.  The entire value of the beneficial conversion feature was recorded as a charge to interest expense as a result.

On October 25, 2012 the Company entered into a zero coupon secured promissory note with The G-Max Trust, evidencing a loan from G-Max to the Company, and received gross proceeds of approximately $500,000.  The note had a stated maturity date of six months after the date of the note, April 25, 2013.  At maturity, we agreed to repay G-Max the sum of $588,000.  The note did not have a stated interest rate so long as we repaid the principal balance by the maturity date and there was no other event of default.  The note was also due and payable if we completed a financing transaction or series of transactions after the date of the note that result in proceeds to the Company of $2,000,000 or more.  As additional consideration for the loan, we issued to G-Max 176,000 shares of our common stock.  Pursuant to the terms of a security agreement and a stock escrow agreement, we issued 700,000 shares of our common stock as collateral for the timely repayment of the note, to be held by a third party escrow agent pursuant to the terms of the escrow agreement.  When the loan was repaid, then the collateral shares were to be returned to the Company and cancelled.  On December 31, 2012 the note was repaid and the shares held in escrow were cancelled.

Gemini Master Fund, Ltd. Notes

The Company completed a private placement financing transaction (the “January 2010 Financing”) with a small number of institutional investors led by Gemini Master Fund, Ltd., pursuant to a Securities Purchase Agreement.  The Company issued 10% Senior Secured Convertible Notes (the “Notes”) in the aggregate principal amount of approximately $1.5 million and 1,500,000 shares of common stock of the Company, and received gross proceeds of $1.5 million, excluding transaction costs and expenses.  The fair market value of the Company’s common stock on the date of the transaction was $ 0.41 per share.  A discount of approximately $600,000 was calculated as a result, and was being amortized to interest expense over the life of the Notes.  The stock was restricted for six months from the date issued.  As of March 31, 2012, the net carrying amount was $0 and the net amortized discount was $0.  Interest recognized on the contractual coupon was $0 and $11,724 for the years ended March 31, 2013 and 2012, respectively.

Interest on the Notes was payable at a rate of 10% per annum and was payable monthly on the first business day of each month.  Principal and any accrued and unpaid interest were due and payable on June 30, 2011.  The Notes were convertible into shares of the Company’s common stock at any time at the discretion of the investor at an initial conversion price per share of $0.20, subject to adjustment for stock splits, stock dividends and other similar transactions and subject to the terms of the Notes.  The conversion price was also subject to price anti-dilution adjustments providing that if the Company issues equity securities or securities convertible into equity securities at an effective price per share below the conversion price of the Notes (subject to certain exceptions), the conversion price of the Notes would be adjusted downward to equal the price of the new securities.  The conversion feature was considered beneficial to the investors due to the purchase of the discounted shares.  The estimated value of the beneficial conversion feature was approximately $2.2 million.  The entire amount was recorded as interest expense upon issuance since the Notes were convertible at any time.  The effective interest rate of the Notes was 210.4% after considering the discount and beneficial conversion feature.

During April through June 2011, certain of the Gemini Note holders exercised their conversion feature to convert their Notes into shares of the Company’s common stock.  A total of 1,593,102 shares were issued in the conversion of notes with a total converted amount of $318,620, including interest.  On June 30, 2011, the three remaining Gemini note holders accepted payment of the principal amounts owed.  The amount of the Notes paid and retired was $345,000.

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On April 2, 2012, the Company completed the closing of a private placement financing transaction with Gemini Master Fund, Ltd. pursuant to a securities purchase agreement.  The Company issued a 10% Senior Convertible Note (the “Gemini Note”) in the aggregate principal amount of $1.0 million and 1,000,000 shares of our common stock, and received gross proceeds of $1.0 million, excluding transaction costs and expenses.  Interest on the Gemini Note is payable at a rate of 10% per annum and is payable on the maturity date of the Gemini Note.  Principal and accrued and unpaid interest is due and payable 9 months after the date of the Gemini Note.  The Gemini Note is convertible into shares of common stock at any time at the discretion of the investor at an initial conversion price per share of $0.25, subject to adjustment for stock splits, stock dividends and other similar transactions and subject to the terms of the Gemini Note.  The conversion price is also subject to price anti-dilution adjustments providing that with the exception of certain excluded categories of issuances and transactions, if we issue equity securities or securities convertible into equity securities at an effective price per share less than the conversion price of the Gemini Note, the conversion price of the Gemini Note will be adjusted downward to equal the per share price of the new securities.  The Company bifurcated the conversion option derivative from the debt.  See Note 8.  Our obligations under the Gemini Note and the other transaction agreements are guaranteed by our principal subsidiaries, including Adamis Corporation, Adamis Laboratories, Inc. and Adamis Viral, Inc.  The market value of the common stock issued on April 2, 2012 was $0.25 per share, aggregated $250,000.  Debt issuance cost of $250,000 was recorded as a result and amortized over the term of the Gemini Note, and is included in interest expense.  The stock was restricted for six months from the date issued.  Debt issuance costs have been fully amortized as of March 31, 2013.

During the quarter ended December 31, 2012, the Gemini Note and accrued interest payable of approximately $73,000 was converted at $.25 per share into 4,293,370 shares of common stock.  Concurrent with the conversion, the Company settled the related derivative and conversion feature liabilities which had a total fair value of $1,840,000.  The fair value of the derivative and conversion feature liabilities on the day prior to conversion was determined using the intrinsic value.  This resulted in an increase to the derivative and conversion feature liabilities of $354,800.  On December 31, 2012, the balance of the adjusted fair value of the derivative and conversion feature liabilities totaling $1,840,000 was reclassified to additional paid in capital.  For further details on the conversion feature see Note 8.  The effective annual interest of the Gemini Note was 46.1% after considering the debt issuance cost and the conversion feature.

On June 11, 2012, the Company completed the closing of a private placement financing transaction with Gemini.  The Company issued a 10% Senior Convertible Note in the aggregate principal amount of $500,000 (“Gemini Note II”) and 500,000 shares of common stock, and received gross proceeds of $500,000, excluding transaction costs and expenses.  The maturity date was originally 9 months after the date of the note, but was extended to July 11, 2013 on the original maturity date.  The other material terms and conditions are similar to the Gemini Note described above, except that the initial conversion price per share is $0.55.  The market value of the common stock on the date issued was $0.74 per share, for a total value of $370,000.  Debt issuance cost of $370,000 was recorded as a result, and was amortized over the term of the Gemini Note II, and is included in interest expense.  The stock was restricted for six months from the date issued.  For further details on the conversion feature see Note 8.  Debt issuance costs have been fully amortized as of March 31, 2013.  At March 31, 2013, the net carrying value of the Gemini Note II was $500,000.  The effective annual interest rate of the Gemini Note II is 22.5% after considering the debt issuance cost and the beneficial conversion feature.

Convertible Promissory Note

On December 31, 2012, the Company issued a convertible promissory note in the principal amount of $600,000 and 600,000 shares of common stock to a private investor, and received gross proceeds of $600,000, excluding transaction costs and expenses.  Interest on the outstanding principal balance of the note accrues at a rate of 10% per annum compounded monthly and is payable monthly commencing February 1, 2013.  All unpaid principal and interest on the note is due and payable on September 30, 2013.  At any time on or before the maturity date, the investor has the right to convert part or all of the principal and interest owed under the note into common stock at a conversion price equal to $0.55 per share (subject to adjustment for stock dividends, stock splits, reverse stock splits, reclassifications or other similar events affecting the number of outstanding shares of common stock).  The market value of the common stock on the date issued was $0.71 per share, for a total value of $426,000.  Debt issuance cost of $426,000 was recorded as a result, and is being amortized over the term of the note.  The stock is restricted for six months from the date issued.  Amortization of the debt issuance cost, which is included in interest expense, was $139,418 for the year ended March 31, 2013, and the remaining unamortized balance at March 31, 2013 was $286,582.

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The conversion feature of the note is considered beneficial to the investor due to the conversion price for the convertible note being lower than the market value of the common stock on the date the note was issued.  The estimated value of the beneficial conversion feature was $174,545.  The beneficial conversion feature is being amortized over the term of the note.  This resulted in a charge to interest expense of $57,542 for the year ended March 31, 2013.  At March 31, 2013, the net carrying value of the note was $482,997.

The effective annual interest rate of the note is 107% after considering the debt issuance cost and the beneficial conversion feature.

Notes Payable

On November 30, 2010, the Company entered into a note payable with a drug wholesaler related to sales returns in the amount of $132,741.  The note bears interest at the prime rate, plus 2% (5.25% at March 31, 2013), and originally required monthly payments of $10,000.  The note is currently due on demand.  The outstanding balance on this note at March 31, 2013 and 2012 was $22,441 and $75,242, respectively.

On May 1, 2011, the Company entered into a non-interest bearing note payable with a drug wholesaler related to sales returns in the amount of $147,866.  The note required monthly payments of $10,000 with a final payment of $7,866 due on July 15, 2012.  The note is currently due on demand and now bears interest at 12% per annum.  The outstanding balance on this note at March 31, 2013 and 2012 was $94,463 and $120,366, respectively.

Notes Payable to Related Parties

The Company had notes payable to a related party reflecting loans by related parties to the Company, amounting to $97,122 and $105,632 at March 31, 2013 and 2012, respectively, which bear interest at 10%.  Accrued interest, which is included in accrued expenses, in the consolidated balance sheet, related to the notes was $72,655 and $63,934 at March 31, 2013 and 2012, respectively.

On various dates during the 12 months ended March 31, 2013 and 2012, and included in the amounts above, the Company issued promissory notes to the related party reflecting loans by a related party to the Company, for a total of $15,890 and $14,400, respectively, that bear interest at 10% with all principal and interest due on various maturity dates, originally.  The principal amount repaid during fiscal 2013 and 2012 was $24,400 and $10,000, respectively.  Interest continues to accrue on the unpaid principal balances.

NOTE 8:            DERIVATIVE LIABILITY AND FAIR VALUE MEASUREMENTS

Accounting Standards Codification (ASC) 815 - Derivatives and Hedging provides guidance to determine what types of instruments, or embedded features in an instrument, are considered derivatives.  This guidance can affect the accounting for convertible instruments that contain provisions to protect holders from a decline in the stock price, or down-round provisions.  Down-round provisions reduce the exercise price of a convertible instrument if a company either issues equity shares for a price that is lower than the exercise price of those instruments, or issues new convertible instruments that have a lower exercise price.  We have determined that the conversion feature with the down-round provision on the Gemini notes should be treated as a derivative liability.  The Company is required to report the conversion feature liability and the derivative liability resulting from the down-round provision at fair value and record the fluctuation of the fair value in current operations.

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The Company recognizes the derivative liabilities at their respective fair values at inception and on each reporting date.  The Company values its financial assets and liabilities on a recurring basis and certain nonfinancial assets and nonfinancial liabilities on a nonrecurring basis based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  In order to increase consistency and comparability in fair value measurements, a fair value hierarchy that prioritizes observable and unobservable inputs is used to measure fair value into three broad levels, which are described below:

Level 1:	Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2:
Observable inputs other that Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in inactive markets; or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated with observable market data.

Level 3:	Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value.

The Company recognizes the derivative liabilities at their respective fair values at inception and on each reporting date.  The Company utilized a binomial option pricing model (BOPM) to develop its assumptions for determining the fair value of the conversion and anti-dilution features of the Gemini note.  Key assumptions at March 31, 2013 for the June 11, 2012 note include a volatility factor of 92.1%, a discount rate of 1, a dividend yield of 0%, expected life of .28 years and a risk free interest rate of .07%.

The Company estimated the original fair values of the embedded conversion and anti-dilution features of the Gemini Note dated April 2, 2012 note to be $287,600 and $58,800, respectively.  The loss on the convertible feature liability is $1,397,291 and the loss on the derivative liability is $96,309.  As disclosed in Note 7, the note was converted to common stock during the quarter ended December 31, 2012.

The Company estimated the original fair values of the embedded conversion and anti-dilution features of the Gemini Note II dated June 11, 2012 note to be $169,455 and $23,909, respectfully.  The gain on the convertible feature liability is $7,000 and the loss on the derivative liability is $26,636 for the year ended March 31, 2013.  The carrying value of the conversion feature at March 31, 2013 is $162,456 and the carrying value of the anti-dilution feature for the same date is $50,545.

The derivative liabilities and conversion feature liabilities are considered Level 3 liabilities on the fair value hierarchy as the determination of fair values includes various assumptions about future activities and stock price and historical volatility as inputs.

Significant unobservable inputs for the derivative and conversion feature liabilities include the estimated probability of the occurrence of a down-round financing during the term over which the related debt is convertible and the estimated magnitude of the down-round.  These estimates which are unobservable in the market were utilized to value the anti-dilution features of the convertible debt as of March 31, 2013.

The table below provides a reconciliation of beginning and ending balances for the liabilities measured at fair value using significant unobservable inputs (Level 3).

	Derivative Liability	Convertible Feature Liability	Total
Balance, April 1, 2012	$—	—	—
Fair Value at Issuance	82,709	457,055	539,764
Net Change in Fair Value	122,945	1,390,292	1,513,237
Conversion of Debt	(155,109)	(1,684,891)	(1,840,000)
Balance, March 31, 2013	$50,545	$162,456	$213,001

NOTE 9:            LEGAL MATTERS

In addition to the matters described below, we may become involved in or subject to, routine litigation, claims, disputes, proceedings and investigations in the ordinary course of business, which in our opinion will not have a material adverse effect on our financial condition, cash flows or results of operations.

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Cosmo Bioscience, Inc. et. al. v. Adamis Pharmaceuticals Corp. and Maurizio Zanetti

Cosmo Bioscience, Inc. et. al. v. Adamis Pharmaceuticals Corp. and Maurizio Zanetti was filed in San Diego Superior Court in May 2010.  Plaintiffs were affiliated Cosmo Bioscience entities who claimed to have sublicensed certain patented technology from Eurogen BV, an entity wholly owned and controlled by Maurizio Zanetti.  Plaintiffs claimed that Dr. Zanetti wrongfully terminated their license, and further that Dr. Zanetti improperly licensed the same technology to Adamis in violation of plaintiffs’ exclusive sublicense agreement.  Plaintiffs asserted a single claim for declaratory relief seeking a declaration that the Cosmo sublicense was in full force and effect, and that the Adamis license is invalid.  On February 21, 2013, the Court resolved the motion in Adamis’ favor and dismissed the action with prejudice, thereby precluding the plaintiffs from bringing the suit again.

Curtis Leahy, et. al. v. Dennis J. Carlo, et al.

In May 2010, Curtis Leahy, et. al. v. Dennis J. Carlo, et al. was filed in San Diego Superior Court.  The plaintiffs – Antaeus Capital Partners, Curtis Leahy, and David Amron – are Adamis shareholders.  The defendants named in the Complaint are Adamis, Dennis Carlo, David Marguglio, Robert Hopkins, and Richard Aloi, who are (or, in the case of Mr. Aloi, were) officers and/or directors of Adamis.  Plaintiffs assert claims for violations of Section 25401, 25501, and 25504 of the California Corporations Code, and claims for common law fraud and negligent misrepresentation based on the allegations that defendants misrepresented and omitted material information in private placement memoranda distributed by Adamis in 2006 and 2008 regarding, among other things, Adamis’ license rights with respect to certain patented anti-viral technology.

On May 27, 2011, plaintiffs filed a motion for class certification seeking to certify a putative class of shareholders who purchased stock pursuant to either or both of Adamis’ 2006 and 2008 private placement memoranda.  On June 28, 2011, the court issued an order denying the plaintiffs’ motion for class certification on the grounds that (1) plaintiffs failed to meet their burden to show that there are common issues of fact to certify the class, and (2) the individual plaintiffs were not adequate class representatives.  Plaintiffs have appealed the court’s order denying class certification.  The Company filed a motion for summary judgment on March 28, 2012.  In June 2013, the Company and plaintiffs have entered into preliminary settlement negotiations.

The litigation fees and costs have been submitted to our insurance carrier who has agreed to pay the fees and costs pursuant to the terms of our insurance policy, subject to a reservation of rights letter.

Agape World, Inc.

Agape World, Inc. is a company involved in an involuntary bankruptcy proceeding filed in 2009.  Its principal, Nicholas Cosmo, was indicted on many counts of wire fraud and other claims, based on allegations that he operated a Ponzi scheme through Agape and other entities.  Mr. Cosmo pled guilty in 2010 and to the Company’s knowledge is serving his sentence in prison.  More than three years before the date of this Report on Form 10-K, the bankruptcy trustee of Agape contacted Adamis by telephone, asserting that Agape World paid $1.0 million to Adamis for two million shares of common stock of Adamis, but that the stock was issued not to Agape World, but instead to Mr. Cosmo, a principal of Agape World, and claiming that this constituted a fraudulent transfer.  The Company believes that the trustee has recovered the stock from the principal.  The Company responded to the trustee denying any fraudulent transfer or any other basis for a claim by the trustee.  There has been no further communication between the trustee and Adamis for more than three years, and no suit or any action has been filed against Adamis.  Management believes that the trustee has no basis for any fraudulent transfer or other claims against Adamis.  Due to the limited nature of discussions with Agape, the early stage of this matter and the facts in this case, the outcome of this matter cannot be determined at this time.

The litigation described in this section could divert management time and attention from Adamis, could involve significant amounts of legal fees and other fees and expenses.  An adverse outcome in any such litigation could have a material adverse effect on Adamis.

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NOTE 10:          LICENSING AGREEMENTS

On July 28, 2006, the Company entered into a nonexclusive, royalty free license agreement with an entity for the technology used to research and develop new viral therapies, and an exclusive royalty-bearing license requiring a small percentage of revenue received by the Company on future products developed and sold with a payment cap of $10,000,000.  The Company paid the entity an initial license fee and granted one of the entity’s officers the right to purchase 1,000,000 shares of common stock of the Company at price of $0.001 pursuant to a separate stock purchase agreement.  The Company also granted the entity a royalty-free non-exclusive license to use any improvements made on the existing technology for research purposes only.  The Company and the entity have the right to sublicense with written permission of each party.  In the event that the entity sublicenses or sells the improved technology to a third party, then a portion of the total payments, to be decided by mutual agreement, will be due to the Company.

The Company is obligated to make the following milestone payments to the entity based on commencement of various clinical trials and submissions of an application to the FDA for regulatory approval:

Amount	Date due
$50,000	Within 30 days of commencement of Phase I/II clinical trial.

50,000	Within 30 days of commencement of a separate Phase II trial as required by the FDA.

300,000	Within 30 days of commencement of a Phase III trial.

500,000	Within 30 days of submission of a biological license application or a new drug application with the FDA.

Total milestone payments are not to exceed $900,000 and can only be paid one time and will not repeat for subsequent products.  At March 31, 2013 and 2012, no milestones have been achieved.

The agreement will remain in effect as long as the patent rights remain in effect.  Adamis has the right to terminate the agreement if it is determined that no viable product can come from the technology.  Adamis would be required to transfer and assign all filings, rights and other information in its control if termination occurs.  Adamis would retain the same royalty rights for license, or sublicense, agreements if the technology is later developed into a product.

Either party may terminate the license agreement in the event of a material breach of the agreement by the other party that has not been cured or corrected within 90 days of notice of the breach.

On September 22, 2006, the Company entered into an agreement with an entity to manufacture an influenza vaccine for the Company.  The agreement requires the Company to pay $70,000 upon commencement of the project, followed by monthly payments based upon services performed until the project is complete.  No product has been manufactured and no payments have been made as of March 31, 2013.  Once the project begins, the total payments will aggregate $283,420.  The project has an open ended start time.  Adamis may terminate the agreement upon notice to the other party, other than reimbursing the other party for non-cancellable materials and supplies ordered, and work in progress, through the date of the termination.

On February 24, 2010, the Company entered into an agreement with Colby Pharmaceutical Company (“Colby”) to acquire three separate exclusive license agreements, covering three small molecule anti-inflammatory compounds, named APC-100, APC-200 and APC-300, for the potential treatment of human prostate cancer, or PCa, in exchange for shares of the Company’s common stock.  Colby licensed the patents, patent applications and related intellectual property relating to the compounds pursuant to license agreements with a third party (“WARF”).  Pursuant to the agreement as amended, on February 25, 2010, the Company was assigned and transferred the license agreement relating to the APC-300 compound in consideration of the issuance of 800,000 shares of common stock to Colby.  The transfer of the license agreements relating to APC-100 and APC-200 occurred at a subsequent closing, pursuant to an amendment to the original agreement.  Under the amendment, Colby assigned and transferred to the Company the license agreements relating to APC-100 and APC-200 in consideration for the issuance to Colby of 5,000,000 shares of the Company’s common stock.  Additionally, the Company issued 1,250,000 shares to each of two parties related to Colby, for consulting services rendered to the Company in connection with the intellectual property covered by the license agreements.

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Under the agreements, with respect to sublicenses granted by the Company, the Company is to pay WARF according to the following schedule:

1.
Forty percent (40%) of amounts received under each agreement entered into before an Investigational New Drug (“IND”) application is filed by the Company with the Federal Drug Administration (“FDA”) for a Product made a subject of the sublicense.

2.	Thirty percent (30%) of amounts received under each agreement entered into after the filing of an IND under item (1) above until completion of a Phase 1 clinical trial by the Company for that Product.

3.	Twenty-five percent (25%) of amounts received under each agreement entered into after completion of item (2) above until completion of a Phase II clinical trial by the Company for that Product.

4.	Twenty percent (20%) of amounts received under each agreement entered into after completion of item (3) above until a New Drug Application (“NDA”) has been approved by the FDA for that Product.

5.	Ten percent (10%) of amounts received under each agreement entered into after the NDA has been approved by the FDA for that Product.

Milestone Payments are outlined below:

1.	$25,000 upon the filing of the first IND or comparable regulatory filing for a human therapeutic Product.

2.	$150,000 upon the enrollment of its first patient under a Phase II clinical trial for the first human therapeutic Product.

3.	$200,000 upon the enrollment of its first patient under a Phase III clinical trial for the first human therapeutic Product.

4.	$250,000 for the first NDA or comparable regulatory approval for a human therapeutic Product.

These milestone payments occur only once for each of the compounds.

On April 18, 2011, the Company entered into an agreement with The Regents of the University of California (University) and the Dana-Farber Cancer Institute, Inc. (DFCI) to acquire the Telomerase Reverse Transcriptase as Antigen for Immunization in Cancer.  The term of the agreement expires with the last expiration of the last patent covered by the license.

Under the agreement, with respect to sublicenses granted by the Company, the Company is to pay the University and DFCI according to the following schedule:

1.	A license issue fee of $10,000, within 30 days after the effective date.

2.
License maintenance fees of $10,000 per year and payable on the first through third anniversary of the effective date and $20,000 annually thereafter on each anniversary until commercially selling a licensed product.

3.	Milestone payments in the amounts payable according to the following schedule or events:

(i)	$25,000 upon dosing of 50% of the patients expected to be enrolled for a Phase I clinical trial for the first indication (if such a trial is needed) of a licensed product;

(ii)	$25,000 upon the filing of an IND for the second indication of a licensed product;

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(iii)	$100,000 upon dosing of the first patient and $150,000 upon dosing of the 40th patient in a Phase II clinical trial for the first indication of a licensed product;

(iv)	$250,000 upon dosing of the first patient for a Phase II clinical trial for the second indication of a licensed product;

(v)	$600,000 upon dosing of the first patient for a Phase III clinical trial for the first indication of a licensed product;

(vi)	$600,000 upon dosing of the first patient for a Phase III clinical trial for the second indication of a licensed product;

	(vii)	$1,000,000 upon receipt of US regulatory approval for each indication of a licensed product.

4.	An earned royalty of two percent (2%) on net sales of licensed products as defined in the agreement.

In addition, the Company will reimburse the University and DFCI for past and future patent costs as outlined in the agreement.

During the years ended March 31, 2013 and 2012, the Company paid license fees and reimbursed patent defense costs related to this agreement of approximately $7,900 and $46,200, respectively.

NOTE 11:          COMMITMENTS AND CONTINGENCIES

In addition to the matters described in Note 9, the Company may become involved in or subject to, routine litigation, claims, disputes, proceedings and investigations in the ordinary course of business, which in our opinion will not have a material adverse effect on our financial condition, cash flows or results of operations.

Office Lease

In April 2011, the Company leased approximately 2,400 square feet of office space in San Diego, California.  The term of the lease is three years.  The rent for the remaining 10 months is $55,283.  There are no options to extend the lease term.  Total rent expense was $64,948 and $71,050 for the years ended March 31, 2013 and 2012, respectively.

NOTE 12:          CAPITAL STRUCTURE

The Company is authorized to issue 200,000,000 shares of common stock and 10,000,000 shares of preferred stock with a par value of $0.0001 per share.

On November 10, 2010, the Company completed a private placement transaction (the “Financing”) pursuant to a Common Stock Purchase Agreement (the “Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”).  The Purchase Agreement provided for the sale of up to 40,000,000 shares of common stock of Adamis to a foreign institutional investor (the “Purchaser”), at a price of $0.25 per share, for up to $10.0 million of gross proceeds.  An initial closing was held on November 10, 2010 pursuant to which the Company received $5,000,000 in gross proceeds and issued 20,000,000 shares of common stock.  Proceeds have been reduced by $36,664 for fees incurred related to the private placement transaction.

During the first fiscal quarter ending June 30, 2011, certain holders of the Gemini Notes exercised their conversion feature to convert their notes into shares of the Company’s common stock.  A total of 1,593,101 shares were issued in the conversion of notes and accrued interest with a total converted amount of $318,619.

On June 30, 2011, the holder of the G-Max Note converted the entire $500,000 principal amount of the note into 2,500,000 shares of common stock at the conversion price stated in the note.

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On June 30, 2011, the Purchaser received 2,200,000 shares of common stock at $0.25 per share in connection with the Financing, for cash proceeds totaling $550,000.  Effective July 21, 2011, the Purchaser received an additional 2,200,000 shares of common stock at $0.25 per share in connection with the second cash payment of $550,000 pursuant to the amendment to the Purchase Agreement.

On August 1, 2011, the Company entered into a consulting agreement with a consultant to assist the Company in the evaluation of potential product and technology candidates and related product financing structures and arrangements, and the development of the Company’s general business plan.  As compensation, the Company issued 250,000 shares of its common stock, with a value of $60,000.  The value was capitalized and was amortized over the five-month term of the agreement.

On November 10, 2011, the Company issued 2,800,000 shares of common stock to the Purchaser under the second amendment to the Purchase Agreement for cash proceeds totaling $700,000.

On January 31, 2012, the Purchaser received 1,500,000 shares of common stock at $0.25 per share in connection with the Financing, for cash proceeds totaling $375,000.  Effective February 13, 2012, the Purchaser received an additional 499,680 shares of common stock at $0.25 per share in connection with the second cash payment of $124,920.  On February 29, 2012, the Purchaser received 800,640 shares of common stock at $0.25 per share in connection with the Financing, for cash proceeds totaling $200,160 pursuant to the third amendment to the Purchase Agreement.

On April 2, 2012, the Company issued 1,000,000 shares of common stock to Gemini as part of the $1,000,000 Gemini Note transaction as described in Note 7 above.

On June 11, 2012, the Company issued 500,000 shares of common stock to G-Max as part of the $500,000 note transaction described in Note 7 above.

On June 11, 2012, the Company issued 500,000 shares of common stock to Gemini as part of the $500,000 note transaction described in Note 7 above.

On October 25, 2012, the Company issued 176,000 shares of common stock to G-Max as part of the $588,000 note transaction described in Note 7 above.

During the quarter ended December 31, 2012, Gemini converted its April 2012 note into common stock, and the Company issued 4,293,370 shares in conversion of the $1,000,000 principal and interest of $73,343.

On December 28, 2012, the Company issued 100,000 shares of common stock to a consultant for services to be provided through December 2013.

On December 31, 2012, the Company issued 600,000 shares of common stock to a private investor as part of the $600,000 note transaction as described in Note 7 above.

On January 18, 2013, G-Max converted its June 2012 note into common stock, and the Company issued 913,384 shares in conversion of the $500,000 principal and interest of $2,361.

During the year ended March 31, 2013, the Company issued 411,473 shares of common stock to warrant holders for various strike prices ranging from $0.20 to $0.30.  The exercised warrants were cashless conversions.

NOTE 13:          STOCK OPTION PLANS, SHARES RESERVED AND WARRANTS

The Company has a 2009 Equity Incentive Plan (the “2009 Plan”).  The 2009 Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards, and other forms of equity compensation (collectively “stock awards”).  In addition, the 2009 Plan provides for the grant of performance cash awards.  The initial aggregate number of shares of common stock that may be issued initially pursuant to stock awards under the 2009 Plan was 7,000,000 shares.  The number of shares of common stock reserved for issuance automatically increase on January 1 of each calendar year, from January 1, 2010 through and including January 1, 2019, by the lesser of (a) 5.0% of the total number of shares of common stock outstanding on December 31 of the preceding calendar year, or (b) a lesser number of shares of common stock determined by the Company’s board of directors before the start of a calendar year for which an increase applies.  On January 1, 2013 and 2012, the number of shares reserved for this issuance increased by 5,175,731 and 4,656,698 respectively, aggregating to 23,239,344 at March 31, 2013.

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On August 20, 2010 the Company granted 3,150,398 options to a number of its employees to purchase the Company’s common stock.  The stock options have an exercise price of $0.27 per share, which was equal to the fair market value of the Company’s common stock on the date of the grant. 2,525,000 of the stock options vest over a period of three years from the date of the grant, and expire on the 10th anniversary of the grant date of the option and 625,398 of the stock options immediately vest.  The Company estimated that the stock options have a fair market value of $0.12 per share using the Black-Scholes valuation model.  Management’s assumptions included in the model were volatility of 31.675%, a risk-free interest rate of 2.6% based on the 10-year Treasury Rate at the date of the grant and no dividends.  The Company estimated a forfeiture rate of 0%.  The Company recorded stock based compensation expense of $125,465 and a reduction of accrued expenses of $1,068,786 related to such stock options for the year-ended March 31, 2011.  Stock based compensation expense related to these options was $101,000 for each of the years ended March 31, 2013 and 2012.

On January 12, 2011, the Company added a board member, who was granted a stock option by the Company to purchase up to 50,000 shares of common stock.  The stock option has an exercise price of $0.21 per share, which was equal to the fair market value of the Company’s common stock on the date of the grant.  The stock option vests over a period of three years from the date of the grant, and expire on the 10th anniversary of the grant date of the option.  The Company estimated that the stock option has a fair market value of $0.10 per share using the Black-Scholes valuation model.  Management’s assumptions included in the model were volatility of 30.865%, a risk-free interest rate of 3.4% based on the 10-year Treasury Rate at the date of the grant and no dividends.  The Company estimated a forfeiture rate of 0%.  The Company recorded stock based compensation expense of $832 related to such stock options for each of the years ended March 31, 2013 and 2012.

On February 10, 2011, the Company added two board members, who were granted stock options by the Company to purchase up to 100,000 shares of common stock.  The stock options have an exercise price of $0.20 per share, which was equal to the fair market value of the Company’s common stock on the date of the grant.  The stock options vest over a period of three years from the date of the grant, and expire on the 10th anniversary of the grant date of the options.  The Company estimated that the stock options have a fair market value of $0.10 per share using the Black-Scholes valuation model.  Management’s assumptions included in the model were volatility of 30.865%, a risk-free interest rate of 3.7% based on the 10-year Treasury Rate at the date of the grant and no dividends.  The Company estimated a forfeiture rate of 0%.  The Company recorded stock based compensation expense of $1,668 related to such stock options for each of the years ended March 31, 2013 and 2012.

On July 11, 2011, the Company entered into a consulting agreement with a consultant to assist the Company in researching its markets and analyzing its opportunities.  As part of the compensation, the consultant received a warrant to purchase 300,000 shares of common stock, with an exercise price of $0.22 and a term of five years.  The value of the warrants was $21,000.

On September 12, 2011, the Company issued options to purchase 1,575,000 shares of common stock to directors, officers and employees of the Company under the 2009 Equity Incentive Plan with an exercise price of $0.19 per share.  One-third of the options vest immediately, and the options become exercisable with respect to the remaining shares over a period of two years.  These options were valued using the Black-Scholes option pricing model during the quarter ended September 30, 2011; the expected volatility was approximately 31% and the risk-free interest rate was approximately 2%, which resulted in a calculated fair value of $126,000.  The Company recorded stock based compensation expense of $42,000 and $66,500 for the years ended March 31, 2013 and 2012, respectively.

On September 13, 2011, the Company issued options to purchase 105,000 shares of common stock to the independent directors of the Company under the 2009 Equity Incentive Plan with an exercise price of $0.18 per share.  The options become exercisable with respect to 1/36 of the shares monthly over a period of three years.  These options were valued using the Black-Scholes option pricing model during the quarter ended September 30, 2011; the expected volatility was approximately 31% and the risk-free interest rate was approximately 2%, which resulted in a calculated fair value of $8,400.  The Company recorded stock based compensation expense of $2,800 and $1,633 for the years ended March 31, 2013 and 2012, respectively.

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On October 11, 2012, the Company issued options to purchase 105,000 shares of common stock to the independent directors of the Company under the 2009 Equity Incentive Plan with an exercise price of $0.75 per share.  The options become exercisable with respect to 1/36 of the shares monthly over a period of three years.  These options were valued using the Black-Scholes option pricing model during the quarter ended December 31, 2012; the expected volatility was approximately 29% and the risk-free interest rate was approximately 2%, which resulted in a calculated fair value of $32,550.  The Company recorded stock based compensation expense of $5,424 for the year ended March 31, 2013.

On March 6, 2013, the Company issued options to purchase 1,388,184 shares of common stock to directors, officers and employees of the Company under the 2009 Equity Incentive Plan with an exercise price of $0.67 per share.  The options vest monthly in equal amounts over 36 months.  These options were valued using the Black-Scholes option pricing model during the quarter ended March 31, 2013; the expected volatility was approximately 29% and the risk-free interest rate was approximately 2%, which resulted in a calculated fair value of $388,691.  The Company recorded stock based compensation expense of $10,783 for the year ended March 31, 2013.

The following summarizes the stock option activity for the years ended March 31, 2013 and 2012 below:

	2009 Equity Incentive Plan	Weighted Average Exercise Price	Weighted Average Remaining Contract Life	Non-Plan Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contract Life

Balance as of April 1, 2011	3,550,398	$0.26	9.34 years	100,714	$41.27	2.61 years
Options Granted	1,680,000	$0.19	9.24 years	—		—
Options Exercised	—		—	—		—
Options Canceled	—		—	—		—

Balance as of March 31, 2012	5,230,398	$0.24	8.69 years	100,714	$41.27	1.60 years

Options Granted	1,493,184	$0.68	9.91 years	—		—
Options Exercised	—		—	—		—
Options Canceled	—		—	—		—

Balance as of March 31, 2013	6,723,582	$0.34	8.18 years	100,714	$41.27	0.60 years

Exercisable at March 31, 2013	4,653,437	$0.25	7.69 years	100,714	$41.27	0.60 years

The Company has reserved shares of common stock for issuance upon exercise at March 31, 2013 as follows:

Warrants	1,800,505
Non-Plan Stock Options	100,714
2009 Equity Incentive Plan	23,239,344
Total Shares Reserved	25,140,563

The weighted-average grant-date fair value of stock options granted during the years ended March 31, 2013 and 2012 was approximately $1,021,000 and $317,000, respectively.

At March 31, 2013 and 2012, there was approximately $479,000 and $222,000, respectively, of unrecognized compensation costs related to non-vested option awards.  The expense is expected to be recognized over a weighted average period of 2.88 years.

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The expiration date of the Old Adamis Warrants was extended three years to November 15, 2015.  The following summarizes warrants outstanding at March 31, 2013:

	Warrant Shares	Exercise Price Per Share	Date Issued	Expiration Date
Biosyn Warrants	4,105	$57.97 - $173.92	October 22, 2004	January 4, 2014
Investor Warrants	275,000	$0.30	September 15, 2010	September 15, 2015
Old Adamis Warrants	1,000,000	$0.50	November 15, 2007	November 15, 2015
Consultant Warrants	221,400	$0.20	January 29, 2010	January 25, 2015
Consultant Warrants	300,000	$0.22	July 11, 2011	July 11, 2016

Total Warrants	1,800,505

During the year 4,140 Biosyn warrants expired.  The strike price of the warrants were between $67.83 and $57.97.

On March 6, 2013, the Company issued restricted stock units (RSU’s) of 726,019 shares of common stock to directors, officers and employees of the Company under the 2009 Equity Incentive Plan.  The value of the award per share is $0.67.  A portion of the award vests on the first anniversary date of issuance with the remaining vesting monthly in equal amounts over 36 months.  The fair value of RSU’s are $486,433.  At March 31, 2013 none of the RSUs were vested and unrecognized compensation expense will be recognized over a weighted average period of approximately one year.

NOTE 14:          INCOME TAXES

At March 31, 2013, the Company had net operating loss carry forwards of approximately $128.0 million and $56.0 million for federal and state purposes, respectively.  The net operating loss carry forwards expire through the year 2031.  At March 31, 2013, the Company also had research and development credit carry forwards of approximately $2.8 million and $200,000 for federal and state purposes, respectively.  The federal credits expire through the year 2027 and the state credits expire through the year 2019.  The Tax Reform Act of 1986 (the “Act”) provides for a limitation on the annual use of net operating loss and research and development tax credit carry forwards following certain ownership changes that could that could limit the Company’s ability to utilize these carry forwards.  The Company most likely has experienced various ownership changes, as defined by the Act, as a result of past financings.  Accordingly, the Company’s ability to utilize the aforementioned carry forwards may be limited.  Cellegy’s merger with Adamis as described in Note 1, may also impact the ability for the Company to utilize certain of its net operating loss carry forwards.  Additionally, U.S. tax laws limit the time during which these carry forwards may be applied against future taxes, therefore, the Company may not be able to take full advantage of these carry forwards for federal income tax purposes.  The Company determined that the net operating loss carry forwards relating to Cellegy and Biosyn are limited due to the acquisitions, in 2009 and 2004 and has reflected the estimated amount of usable net operating loss carry forwards in its deferred tax assets below.

The benefit for income taxes from continuing operations consists of the following for the years ended March 31, 2013 and 2012:

	2013	2012

Current	$—	$—
Deferred	(2,707.000)	1,212,000

Total	(2,707.000)	1,212,000
Change in Valuation Allowance	2,707,000	(1,212,000)

Tax Benefit, net	$—	$—

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At March 31, 2013 and 2012 the significant components of the deferred tax assets from continuing operations are summarized below:

	2013	2012

Net Operating Loss Carry forwards	$43,458,000	$40,945,000
Deferred Tax Assets	579,000	385,000

Net Deferred Tax Assets	44,037,000	41,330,000
Less Valuation Allowance	(44,037,000)	(41,330,000)

Net Deferred Tax Assets	$—	$—

Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities.  In addition to net operating loss carry forwards, differences are primarily attributable to stock compensation expense, depreciation of assets, and accruals.

We have determined at March 31, 2013 and 2012 that a full valuation allowance would be required against all of our operating loss carry forwards and deferred tax assets that we do not expect to be utilized by deferred tax liabilities.

The following table reconciles our losses from continuing operations before income taxes for the years ended March 31, 2013 and 2012.

		2013	2012

Net (Loss)		$(7,195,000)	$(4,915,000)

Permanent Differences:

Non-Cash Interest		—	1,000
Meals and Entertainment		2,000	4,000
		$(7,193,000)	$(4,910,000)

Federal Statutory Rate	34.00%	$(2,446,000)	$(1,671,000)
State Income Tax, net of Federal Tax	3.63%	(261,000)	(178,000)

Permanent Differences	37.63%	—	3,060,000
Change in Valuation Allowance		2,707,000	(1,211,000)

Expected Tax Benefit		$—	$—

NOTE 15:          SUBSEQUENT EVENTS

On April 5, 2013, the Company issued convertible promissory notes in the principal amount of $575,000 to private investors, and received gross proceeds of $575,000, excluding transaction costs and expenses.  Interest on the outstanding principal balance of the note accrues at a rate of 12% per annum compounded monthly.  All principal and interest on the note is due and payable on October 5, 2013.  At any time on or before the maturity date, the investor has the right to convert part or all of the principal and interest owed under the note into common stock at a conversion price equal to $0.50 per share (subject to adjustment for stock dividends, stock splits, reverse stock splits, reclassifications or other similar events affecting the number of outstanding shares of common stock).  The conversion price is also subject to price anti-dilution adjustments.  On June 28, 2013, the investors exercised their conversion features to convert a portion of the notes into shares of the Company’s common stock.  A total of 208,000 shares were issued in the conversion of $104,000 of principal.  The balance of the notes was paid from the net proceeds of the June 2013 private placement transaction described below.

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On May 30, 2013, the Company issued common stock upon exercise of an employee stock option.  The employee utilized a cashless conversion of 94,442 options with a strike price of $0.19 and received 68,054 shares of common stock.

On June 21, 2013 the Company converted a warrant for a total of 145,800 shares.  The strike prices were $.20 and the warrant was exercised by means of a cashless conversion with a value of $94,770.

On June 26, 2013, we completed a private placement financing transaction pursuant to which we issued the Notes and common stock purchase warrants to purchase up to 13,004,316 shares of common stock, to a small number of institutional investors and received gross cash proceeds of $5,300,000, excluding transactions costs, fees and expenses.  The Notes have an aggregate principal amount of $6,502,158, including $613,271 of principal amount resulting in the exchange of an outstanding convertible note for the Notes and Warrants.  The maturity date of the Notes is December 26, 2013.  The Notes are convertible into shares of common stock at any time at the discretion of the investor at an initial conversion price per share of $0.50, subject to adjustment for stock splits, stock dividends and other similar transactions, and to possible price anti-dilution adjustments.  Our obligations under the Notes and the other transaction documents are guaranteed by our principal subsidiaries, and are secured by a security interest in substantially all of our assets and those of the subsidiaries, pursuant to a Security Agreement.  The common stock purchase warrants have a term of five years and have an exercise price of $0.715 per share, subject to adjustment.

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ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2013	March 31,
	(Unaudited)	2013
ASSETS
CURRENT ASSETS
Cash	$119,579	$—
Prepaid Expenses and Other Current Assets	55,100	64,347
Non-refundable Deposit	3,000,000	—
Debt Issuance Cost	347,986	286,582
Total Assets	$3,522,665	$350,929
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts Payable	$2,335,177	$2,431,919
Accrued Other Expenses	562,322	754,709
Accrued Bonuses	101,436	101,436
Conversion Feature Derivative, at fair value	381,026	162,456
Down-round Protection Derivative, at fair value	730,843	50,545
Warrant Derivative, at fair value	377,126	—
Warrant Down-round Protection Derivative, at fair value	771,156	—
Convertible Notes Payable, net	561,295	982,997
Secured Convertible Prommisory Notes, net	2,456,393	—
Other Notes Payable	97,683	97,683
Notes Payable to Related Party	81,232	97,122
Total Liabilities	8,455,689	4,678,867

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred Stock – Par Value $.0001; 10,000,000 Shares Authorized; Issued and Outstanding-None	—	—
Common Stock – Par Value $.0001; 200,000,000 Shares Authorized; 110,104,597 and 109,656,180 Issued, 104,876,409 and 104,427,992 Outstanding, Respectively	11,011	10,966
Additional Paid-in Capital	34,112,775	33,643,449
Accumulated Deficit	(39,051,581)	(37,977,124)
Treasury Stock - 5,228,188 Shares, at cost	(5,229)	(5,229)
Total Stockholders’ (Deficit)	(4,933,024)	(4,327,938)
	$3,522,665	$350,929

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

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ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

REVENUE	$—	$—	$—	$—

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	762,078	429,742	1,277,322	1,047,108
RESEARCH AND DEVELOPMENT	194,954	421,403	419,470	528,760
Loss from Operations	(957,032)	(851,145)	(1,696,792)	(1,575,868)

OTHER INCOME (EXPENSE)
Interest Expense	(2,777,575)	(579,330)	(3,182,459)	(874,295)
Change in Fair Value Derivative Liabilities	(244,198)	(105,636)	(203,653)	(77,036)
Change in Fair Value of Conversion Feature Liability	2,542,344	678,636	2,603,981	(1,056,673)
Change in Fair Value of Warrants Liability	1,404,466	—	1,404,466	—
Total Other Income (Expense)	925,037	(6,330)	622,335	(2,008,004)

Net (Loss)	$(31,995)	$(857,475)	(1,074,457)	$(3,583,872)

Basic and Diluted Gain (Loss) Per Share	$—	$(0.01)	$(0.01)	$(0.04)

Basic and Diluted Weighted Average Shares Outstanding	104,875,832	98,293,417	104,659,058	97,743,066

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements

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ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended September 30,
	2013	2012
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (Loss)	$(1,074,457)	$(3,583,872)
Adjustments to Reconcile Net (Loss) to Net Cash (Used in) Operating Activities:
Vesting of Options for Compensation	145,871	74,134
Change in Derivative Liabilities Fair Value	203,653	77,036
Change in Conversion Feature Liability Fair Value	(2,603,981)	(1,401,056,673
Change in Warrant Liability Fair Value	(1,404,466)
Amortization of Discount on Notes Payable	2,534,691	359,142
Amortization of Debt Issuance Costs	444,445	427,506
Amortization of Stock Issued for Services	35,500	—
Change in Assets and Liabilities:
(Increase) Decrease in:
Prepaid Expenses and Other Current Assets	(26,253)	(29,904)
Increase (Decrease) in:
Accounts Payable	(96,742)	(176,709)
Accrued Other Expenses	(140,443)	(137,036)
Net Cash (Used in) Operating Activities	(1,982,182)	(1,933,030)
CASH FLOWS FROM INVESTING ACTIVITIES
Payments of Non-refundable deposit	(3,000,000)	—
Net Cash (Used in) Investing Activities	(3,000,000)	—
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Notes Payable	5,875,000	2,000,000
Payment of Notes Payable	(471,000)	(40,000)
Cash Paid for Debt Issuance Costs	(286,349)	—
Payment of Notes Payable to Related Parties	(15,890)	(24,400)
Net Cash Provided by Financing Activities	5,101,761	1,935,600
Increase in Cash	119,579	2,570
Cash:
Beginning	—	7,519
Ending	$119,579	$10,089

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements

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ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended September 30,
	2013	2012
	(Unaudited)	(Unaudited)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid for Interest	$208,667	$13,056

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND INVESTING ACTIVITIES
Common Stock issued for Exercised Warrants and/or Options	$25	$41
Common Stock issued for Debt Issuance Cost	$—	$990,000
Note Payable Discounts from Deriviative and Convertible Feature Liabilities, and Warrants	$5,962,763	$539,764
Additional Paid-In Capital from Notes Payable Discount	$—	$172,727
Accrued Interest Applied to Principal Balance	$51,944	$—
Notes Payable Converted to Common Stock	$104,000	$—
Stock Based Compensation Expense	$145,871	$74,134
Warrants Issued for Debt Costs	$219,500	$—
Settlement of Derivative Liability though Modification of Note	$110,818	$—

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1:          Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Articles 8 and 10 of Regulation S-X promulgated by the Securities and Exchange Commission (“SEC”). Accordingly, certain information and footnote disclosures normally included in annual financial statements have been condensed or omitted. In the opinion of management, the accompanying unaudited interim condensed consolidated financial statements reflect all adjustments (including normal recurring adjustments and the elimination of intercompany accounts) considered necessary for a fair statement of all periods presented. The results of Adamis Pharmaceuticals Corporation operations for any interim periods are not necessarily indicative of the results of operations for any other interim period or for a full fiscal year. These unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2013.

 Liquidity and Capital Resources

Our cash and cash equivalents were $119,579 and $0 at September 30, 2013 and March 31, 2013, respectively.

We prepared the condensed consolidated financial statements assuming that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities during the normal course of business. In preparing these condensed consolidated financial statements, consideration was given to the Company’s future business as described below, which may preclude the Company from realizing the value of certain assets.

The Company has negative working capital, liabilities that exceed its assets and significant cash flow deficiencies. Additionally, the Company will need significant funding for future operations and the expenditures that will be required to conduct the clinical and regulatory work to develop the Company’s product candidates. Management’s plans include seeking additional funding to satisfy existing obligations, liabilities and future working capital needs, to build working capital reserves and to fund its research and development projects. There is no assurance that the Company will be successful in obtaining the necessary funding to meet its business objectives.

Basic and Diluted (Loss) per Share

The Company computes basic loss per share by dividing the loss attributable to holders of common stock for the period by the weighted average number of shares of common stock outstanding during the period.  Since the effect of common stock equivalents was anti-dilutive, all such equivalents were excluded from the calculation of weighted average shares outstanding.  Potential dilutive securities, which are not included in dilutive weighted averages shares for the three and six month periods ended September 30, 2013 and September 30, 2012  consist of outstanding stock options and other compensation arrangements (7,600,315 and 5,331,112, respectively), outstanding warrants (15,538,668 and 1,804,645, respectively), and  potential common stock to be issued upon conversion of  convertible debt (14,095,225 and  5,818,182, respectively).

Recent Accounting Pronouncements

In July 2013, the Financial Accounting Standards Board (“FASB”) issued accounting guidance on the presentation of an unrecognized tax benefit when a net operating loss carryforward exists. Under this guidance, an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward. This guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Other than a potential change in presentation within the consolidated balance sheet, this accounting guidance will not have an impact on our consolidated financial position, results of operations or cash flows.

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Note 2:          Notes Payable

10% Secured Convertible Note

 On June 11, 2012, the Company completed the closing of a private placement financing transaction with Gemini. The Company issued a 10% Senior Convertible Note in the aggregate principal amount of $500,000 (“Gemini Note II”) and 500,000 shares of common stock, and received gross proceeds of $500,000, excluding transaction costs and expenses. The maturity date was originally nine months after the date of the note, but was extended to July 11, 2013 on the original maturity date.  The Gemini Note II was convertible into shares of common stock at any time at the discretion of the investor at an initial conversion price per share of $0.55, subject to adjustment for stock splits, stock dividends and other similar transactions and subject to the terms of the Gemini Note II. The conversion price was also subject to price anti-dilution adjustments (or down-round protection) providing that with the exception of certain excluded categories of issuances and transactions, if we issue equity securities or securities convertible into equity securities at an effective price per share less than the conversion price of the Gemini Note II, the conversion price of the Gemini Note II will be adjusted downward to equal the per share price of the new securities. The Company bifurcated the conversion option derivative from the debt. See Note 3. Our obligations under the Gemini Note II and the other transaction agreements were guaranteed by our principal subsidiaries, including Adamis Corporation, Adamis Laboratories, Inc. and Adamis Viral, Inc.  The Gemini Note II, including accrued interest of $51,944, was exchanged for Secured Notes and Warrants as part of the Company’s June 26, 2013 private placement transaction, and is no longer outstanding.

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Secured Convertible Promissory Notes

On June 26, 2013, the Company completed the closing of a private placement financing transaction (the “Transaction”) with a small number of accredited institutional investors.  Pursuant to a Subscription Agreement (the “Purchase Agreement”) and other transaction documents, we issued Secured Convertible Promissory Notes (“Secured Notes”) and common stock purchase warrants (“Warrants”) to purchase up to 13,004,316 shares of common stock (“Warrant Shares”), and received gross cash proceeds of $5,300,000, of which $286,349 was used to pay for transaction costs, fees and expenses.  The Secured Notes have an aggregate principal amount of $6,502,158, including a $613,271 principal amount note issued to Gemini Master Fund Ltd. in exchange for its previously outstanding Gemini Note II, which is no longer outstanding.  The maturity date of the Secured Notes is December 26, 2013.  Our obligations under the Secured Notes and the other transaction documents are guaranteed by our principal subsidiaries and, pursuant to a Security Agreement entered into with the investors, are secured by a security interest in substantially all of our assets and those of the subsidiaries.  The Secured Notes are convertible into shares of common stock at any time at the discretion of the investor at an initial conversion price per share of $0.50.  The conversion prices of the Secured Notes and the Warrants are subject to anti-dilution provisions providing that, with the exception of certain excluded categories of issuances and transactions, if we issue any shares of common stock or securities convertible into or exercisable for common stock, or if common stock equivalents are repriced, at an effective price per share less than the conversion price of the Secured  Notes or the exercise price of the Warrants (as applicable), without the consent of a majority in interest of the investors, the conversion price of the Secured Notes and Warrants will be adjusted downward to equal the per share price of the securities issued or deemed issued in such transaction.  The Company bifurcated the conversion feature derivative and down-round protection derivative from the debt, and recorded a discount totaling $3,564,483 as a result. See Note 3.

The Warrants are exercisable for a period of five years from the date of issuance.  The exercise price of the Warrants is $0.715 per share, which was 110% of the closing price of the common stock on the day before the closing.  The Warrants provide for proportional adjustment of the number and kind of securities purchasable upon exercise of the Warrants and the per share exercise price upon the occurrence of certain specified events, and include price anti-dilution provisions which provide for an adjustment to the per share exercise price of the Warrants and the number of shares issuable upon exercise of the Warrants, if the Company issues common stock or common stock equivalents at effective per share prices lower than the exercise price of the Warrants, on terms similar in material respects to the anti-dilution provisions relating to the Secured Notes.

Provided (i) there is an effective registration statement that covers resale of all of the Warrant Shares, or (ii) all of the Warrant Shares may be sold pursuant to Rule 144 upon cashless exercise without restrictions including without volume limitations or manner of sale requirements, each such event referred to as a Trigger Condition, the company has the option to “call” the exercise of any or all of the Warrant, referred to as a Warrant Call, from time to time by giving a Call Notice to the holder.  The company’s right to exercise a Warrant Call commences five trading days after either of the Trigger Conditions has been in effect continuously for 15 trading days.  A holder has the right to cancel the Warrant Call up until the date the called Warrant Shares are actually delivered to the holder, such date referred to as the Warrant Call Delivery Date, if the Trigger Condition relied upon for the Warrant Call ceases to apply.  A Call Notice may not be given within 30 days of the expiration of the term of the Warrants.  In addition, a Call Notice may be given not sooner than 15 trading days after the Warrant Call Delivery Date of the immediately preceding Call Notice.

We may give a Call Notice only within 10 trading days after any 20-consecutive trading day period during which the volume weighted average price (“VWAP”) of our common stock is not less than 250% of the exercise price for the Warrants in effect for 10 out of such 20-consecutive trading day period.  The maximum amount of Warrant Shares that may be included in a Call Notice will be reduced for the holder to the extent necessary so as to prevent the holder from exceeding the beneficial ownership limitation described in the warrants.  In addition, a Call Notice may not be given after the occurrence of an event of default.  Subject to the foregoing, a holder must exercise the Warrant and purchase the called Warrant Shares within 14 trading days after the Call Date, or the Warrant will be cancelled with respect to the unexercised portion of the Warrant that was subject to the Call Notice.  Call Notices generally must be given to all Warrant holders.

The Warrants with the embedded call option as of September 30, 2013 were valued using the Binomial Option Pricing Model. The average fair value of a single Warrant, including the call option, was $0.0290 per share and the average value of the Warrant anti-dilution reset feature was $0.0593per share as of September 30, 2013. As a result, the Company recorded a discount to the Notes for the warrant derivative and warrant down-round protection derivative totaling $1,148,282.  See Note 3.

The Secured Notes have a stated interest rate of 0% and were issued with an original issue discount of $539,395.  The effective annual interest rate of the note is 199.6%.

The total discount balance related to the Secured Notes resulting from anti-dilution provisions, the conversion features and warrants and original issue discount was $6,502,158 as of June 30, 2013, and is amortized to interest expense using the effective interest method: Amortization for the three months ended September 30, 2013 was $2,456,393.

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In conjunction with the private placement financing transaction, the Company issued warrants to a private placements agent to purchase up to 844,444 shares of common stock.  The fair market value of the warrants at the time of issuance was $152,000 and was recorded as debt issuance costs.  The costs are being amortized to interest expense over the life of Secured Notes.  Amortization expense for the quarter ended September 30, 2013 was $76,415.  See Note 6.

Convertible Notes Payable

On December 31, 2012, the Company issued a convertible promissory note in the principal amount of $600,000 and 600,000 shares of common stock to a private investor, and received gross proceeds of $600,000, excluding transaction costs and expenses. Interest on the outstanding principal balance of the note accrues at a rate of 10% per annum compounded monthly and is payable monthly commencing February 1, 2013.  All unpaid principal and interest on the note was due and payable on September 30, 2013.  In connection with the June 26, 2013 private placement transaction, the maturity date of the note was extended to March 26, 2014.  At any time on or before the maturity date, the investor has the right to convert part or all of the principal and interest owed under the note into common stock at a conversion price equal to $0.55 per share (subject to adjustment for stock dividends, stock splits, reverse stock splits, reclassifications or other similar events affecting the number of outstanding shares of common stock). The market value of the common stock on the date issued was $0.71 per share, for a total value of $426,000. Debt issuance cost of $426,000 was recorded as a result, and is being amortized over the term of the note. The stock is restricted for six months from the date issued. Amortization of the debt issuance cost, which is included in interest expense, was $190,768 for the six month period ended September 30, 2013, and the remaining unamortized balance at September 30, 2013 was $95,814.

The conversion feature of the note is considered beneficial to the investor due to the conversion price for the convertible note being lower than the market value of the common stock on the date the note was issued. The estimated value of the beneficial conversion feature was $174,545. The beneficial conversion feature is being amortized over the term of the note. This resulted in a charge to interest expense of $78,299 for the six month period ended September 30, 2013. At September 30, 2013, the net carrying value of the note was $561,295.

The effective annual interest rate of the note is 107% after considering the debt issuance cost and the beneficial conversion feature.

In connection with extending the maturity date of the convertible promissory note and for other considerations related to the June 26, 2013 private placement transaction, the Company issued warrants on June 26, 2013 to the December 31, 2012 note holder to purchase up to 375,000 shares of common stock.  The fair market value of the warrants at the time of issuance was $67,500 and was recorded as debt issuance costs.  The Company is amortizing the costs over the life of note.  Amortization expense for the six months ended September 30, 2013 was $23,724.  See Note 6.

     On April 5, 2013, we completed the closing of a private placement financing transaction with two investors pursuant to a Securities Purchase Agreement.  Pursuant to the purchase agreement, we issued 12% Convertible Debentures in the aggregate principal amount of $575,000, and received gross proceeds of $575,000, of which $67,000 was used to pay for transaction costs, fees and expenses.  Interest on the debentures was payable in the amount of 12% of the principal amount, regardless of how long the debentures remain outstanding.  Principal and interest was due and payable October 5, 2013.  The debentures were convertible into shares of common stock at any time at the discretion of the investor at an initial conversion price per share of $0.50.  In June 2013, the note holders converted a portion of the notes into 208,000 shares of common stock, and $644,000 of the net proceeds from the Secured Note and warrant private placement transaction discussed below was used to redeem and pay the outstanding amounts due under the notes including $173,000 for interest.  As a result, the notes are no longer outstanding at September 30, 2013.

Other Notes Payable

On November 30, 2010, the Company entered into a note payable with a drug wholesaler related to sales returns in the amount of $132,741. The note bears interest at the prime rate, plus 2% (5.25% at September 30, 2013), and originally required monthly payments of $10,000. The note is currently due on demand. The outstanding balance on this note at September 30, 2013 and March 31, 2013 was $25,074.

On May 1, 2011, the Company entered into a non-interest bearing note payable with a drug wholesaler related to sales returns in the amount of $147,866. The note required monthly payments of $10,000 with a final payment of $7,866 due on July 15, 2012. The note is currently due on demand and now bears interest at 12% per annum.  The outstanding balance on this note at September 30, 2013 and March 31, 2013 was $72,609.

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Notes Payable to Related Party

The Company had notes payable to a related party amounting to $81,232 at September 30, 2013, and $97,122 at March 31, 2013, respectively. The notes bear interest at 10%. Accrued interest related to the notes was $76,727 at September 30, 2013 and $72,655 at March 31, 2013, respectively.

Note 3:          Derivative Liabilities and Fair Value Measurements

Accounting Standards Codification (“ASC”) 815 - Derivatives and Hedging provides guidance to determine what types of instruments, or embedded features in an instrument, are considered derivatives. This guidance can affect the accounting for convertible instruments that contain provisions to protect holders from a decline in the stock price, referred to as anti-dilution or down-round protection. Down-round provisions reduce the exercise price of a convertible instrument if a company either issues equity shares for a price that is lower than the exercise price of those instruments, or issues new convertible instruments that have a lower exercise price. The Company has determined that the conversion feature liability, warrant liability and related down-round provisions on the Gemini Notes II and Secured Notes should be treated as derivatives.  The Company is required to report derivatives at fair value and record the fluctuations in fair value in current operations.

 The Company recognizes the derivative liabilities at their respective fair values at inception and on each reporting date. The Company values its financial assets and liabilities on a recurring basis and certain nonfinancial assets and nonfinancial liabilities on a nonrecurring basis based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in fair value measurements, a fair value hierarchy that prioritizes observable and unobservable inputs is used to measure fair value into three broad levels, which are described below:

Level 1:	Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.
Level 2:
Observable inputs other that Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in inactive markets; or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated with observable market data.

Level 3:	Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value.

The Company recognizes the derivative liabilities at their respective fair values at inception and on each reporting date. The Company utilized a binomial option pricing model (“BOPM”) to develop its assumptions for determining the fair value of the conversion and anti-dilution features of the Gemini Note II, Secured Notes and Warrants.  Key assumptions at June 26, 2013 for the Gemini Note II include a volatility factor of 50.0%, a dividend yield of 0%, expected life of .04 years and a risk free interest rate of 0.02%.

            The Company estimated the original fair values of the embedded conversion and anti-dilution features of the Gemini Note II dated June 11, 2012 note to be $169,455 and $23,909, respectfully. The fair value of the embedded conversion and anti-dilution features were $162,456 and $50,545 at March 31, 2013, respectively. The fair value of the conversion feature at the exchange date of June 26, 2013 of $100,819 and the fair value of the anti-dilution feature for the same date of $10,000 were settled as part of the modification of the Gemini Note II in conjunction with the June 26, 2013 private placement financing transaction.  The gain on the conversion feature derivative is $61,637 and the gain on the down-round protection derivative is $40,545 for the three months ended June 30, 2013.  Since the note was exchanged with the Secured Notes in June no gain or loss was recorded in the second quarter.

Key assumptions at September 30, 2013 for the embedded converison and down round protection features include a volatility factor of 88.0%, a dividend yield of 0%, expected life of .25 years and a risk free interest rate of 0.02%.

The Company estimated the fair value of the embedded conversion feature derivative of the Secured Notes to be $0.0293 per share and the down-round protection derivative for the same notes is estimated at $0.0562. The number of potential conversion shares for the Secured Notes is 13,004,316. The carrying value of the conversion feature derivative at September 30, 2013 was $381,026 and the carrying value of the down-round protection derivative for the same date was $730,843.

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Key assumptions at September 30, 2013 for the Warrants discussed in Note 2 include a volatility factor of 137.0%, a dividend yield of 0%, expected life of 4.75 years and a risk free interest rate of 1.39%.

The Company estimated the fair value of the Warrants, including call options, to be $0.0290 per share and the down-round protection derivative for the same warrants is estimated at $0.0593. The number of Warrants issued was 13,004,316. The carrying value of the Warrants with call options at September 30, 2013 was $377,126 and the carrying value of the down-round protection derivative for the same date was $771,156.

The table below provides a reconciliation of beginning and ending balances for the liabilities measured at fair value using significant unobservable inputs (Level 3)

		Convertible		Warrant
	Down-round	Feature	Warrant	Down-round
	Protection Derivative	Derivative	Derivative	Protection Derivative	Total

Balance, March 31, 2013	$(50,545)	$(162,456)	$—	$—	$(213,001)
Net Change in Fair Value	40,545	61,637	—	—	102,182
Settlement Through Modification of Gemini Note II	10,000	100,819	—	—	110,819
Fair Value at Issuance of Secured Notes	(641,113)	(2,923,370)	(1,781,592)	(616,688)	(5,962,763)
Balance at June 30, 2013	(641,113)	(2,923,370)	(1,781,592)	(616,688)	(5,962,763)
Net Change in Fair Value	(89,730)	2,542,344	1,404,466	(154,468)	3,702,612

Balance at September 30, 2013	$(730,843)	$(381,026)	$(377,126)	$(771,156)	$(2,260,151)

The derivative liabilities are considered Level 3 liabilities on the fair value hierarchy as the determination of fair values includes various assumptions about future activities and stock price and historical volatility inputs.

The following table describes the valuation techniques used to calculate fair values for assets in Level 3.  There were no changes in the valuation techniques during the quarter ended September 30, 2013.

	Fair Value at 9/30/2013	Valuation Technique	Unobservable Input	Range

Conversion Feature Derivative and Down-round Protection Derivative (combined)	$1,111,869	Binomial Option Pricing Model	Probability of common stock issuance at prices less than conversion prices stated in agreements	80%

Warrant Derivative and Warrant Down-round Protection Derivative (combined)	$1,148,282	Binomial Option Pricing Model	Probability of common stock issuance at prices less than exercise prices stated in agreements	80%

Significant unobservable inputs for the derivative liabilities include the estimated probability of the occurrence of a down‐round financing during the term over which the related debt and warrants are convertible or exercisable and the estimated magnitude of the down‐round. These estimates which are unobservable in the market were utilized to value the anti-dilution features of the convertible debt and warrants as of September 30, 2013.

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Note 4: License Agreement

On August 1, 2013, we entered into an agreement to initially license and, with an additional closing payment fully acquire from 3M Company and 3M Innovative Properties Company (“3M”), certain intellectual property and assets relating to 3M’s Taper Dry Powder Inhaler (DPI) technology under development for the treatment of asthma and chronic obstructive pulmonary disease (“COPD”).  The intellectual property includes patents, patent applications and other intellectual property relating to the Taper assets.

Pursuant to the terms of the agreement, we made an initial non-refundable payment to 3M of $3 million and obtained an exclusive worldwide license to the assets and intellectual property in all indications in the dry powder inhalation field.  Upon a subsequent closing payment by Adamis of an additional $7 million before December 31, 2013, and satisfaction of other customary closing conditions, ownership of the assets and intellectual property will be transferred to the Company, with the Company granting back to 3M a license to the intellectual property assets outside of the dry powder inhalation field.

Under the agreement, if we have not made the closing payment and the closing has not occurred by December 15, 2013, then 3M may in its discretion elect to accept payment of the closing payment by delivery of a number of shares of our common stock equal to $14,000,000 divided by the average of the closing prices of the common stock for the 30 trading days preceding the business day before the closing date.

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If the closing does not occur by December 31, 2013, then the exclusive license converts to a non-exclusive license, and 3M can license, transfer, assign or otherwise enter into any transaction involving the assets with any third party.  If after December 31, 2013, 3M sells or enters into an agreement with a third party to sell or exclusively license in any territory any of the assets, then 3M may terminate the agreement with us.  If before June 30, 2014, 3M has not entered into such an agreement with a third party and the Company tenders the closing payment in cash plus a premium of $1,000,000, and the other closing conditions are satisfied or waived, then the assets will be transferred to the Company with the same effect as if the closing had occurred before December 31, 2013.  If the closing does not occur by June 30, 2014, 3M may terminate the agreement.  The agreement includes other customary provisions including representations and warranties, warranty disclaimers and indemnification provisions.

Note 5: Common Stock

On May 30, 2013, the Company issued common stock upon exercise of an employee stock option.  The employee utilized a cashless conversion of 94,442 options with a strike price of $0.19 and received 68,054 shares of common stock.

On June 21, 2013, the Company issued common stock upon exercise of an investor warrant. The investor utilized a cashless conversion of 210,600 warrants with a strike price of $0.20 and received 145,800 shares of common stock.

On June 26, 2013, the Company issued 208,000 shares of common stock in conversion of $104,000 of principal of the notes issued on April 5, 2013.

On July 3, 2013, the Company issued common stock upon exercise of an investor warrant. The investor utilized a cashless conversion of 50,000 warrants with a strike price of $0.30 and received 26,563 shares of common stock.

Note 6: Stock Option Plans, Shares Reserved and Warrants

On May 30, 2013, the Company issued common stock upon exercise of an employee stock option.  The employee utilized a cashless conversion of 94,442 options, discussed in Note 5.

On June 21, 2013, the Company issued common stock upon exercise of an investor warrant. The investor utilized a cashless conversion of 210,600 warrants, discussed in Note 5.

Effective June 26, 2013, the Company issued warrants to purchase up to 13,004,316 shares of common stock to the holders of the Secured Notes.  The warrants have a five-year term.  The exercise price of the warrants is $0.715 per share.  The warrants were valued using a binomial option pricing model.  The calculated fair value of the warrants was $1,781,592.  See Note 3.

Effective June 26, 2013, the Company issued warrants to purchase up to 844,444 shares of common stock to the private placements agents involved in the June 26, 2013 private placement transaction.  The warrants were valued using the Black-Scholes option pricing model; the expected volatility was approximately 32% and the risk-free interest rate was approximately 1%, which resulted in a calculated fair value of $152,000.

Effective June 26, 2013, the Company issued a warrant to purchase 375,000 shares of common stock to the holder of the Company’s convertible promissory note dated December 31, 2012, in connection with the June 26, 2013 private placement transaction.   The warrant has a five-year term.  The exercise price of the warrant is $0.715 per share.  The warrant was valued using the Black-Scholes option pricing model; the expected volatility was approximately 32% and the risk-free interest rate was approximately 1%, which resulted in a calculated fair value of $67,500.

No options expired or were cancelled during the three months ended September 30, 2013. During the six months ended September 30, 2013, approximately 5,600 options were cancelled.  The options had an exercise price of $0.19.  During the three months ended September 30, 2013, 100,000 of investor warrants expired.  The warrants had an exercise price of $0.30.  During the six months ended September 30, 2013, 225,000 of investor warrants expired.  The warrants had an exercise price of $0.30.

On July 15, 2013, the Company issued a stock option to a new employee under the Company’s equity incentive plan to purchase up to 150,000 shares of common stock.  The option has a ten-year term.  The exercise price of the option is $0.51 per share.  The option was valued using a Black Scholes model.  The calculated fair value of the options was $73,500.

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The Company recorded $145,871 of share based compensation expense during the six months ended September 30, 2013. The following summarizes outstanding stock options at September 30, 2013:

	Number of Stock Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Stock Options Vested
Non-Plan Stock Options	100,714	.10 Years	$41.27	100,714

2009 Equity Incentive Plan	6,773,582	5.44 Years	$0.34	5,398,706

 The following summarizes warrants outstanding at September 30, 2013:

	Warrant Shares	Exercise Price Per Share	Date Issued	Expiration Date
Biosyn Warrants	4,105	$57.97 - $173.92	October 22, 2004	January 4, 2014
Old Adamis Warrants	1,000,000	$0.50	November 15, 2007	November 15, 2015
Consultant Warrants	10,800	$0.20	January 29, 2010	January 29, 2015
2013 Private Placement	14,223,763	0.715	June 26, 2013	June 25, 2018
Consultant Warrants	300,000	$0.22	July 11, 2011	July 11, 2016

Total Warrants	15,538,668

At September 30, 2013, the Company has reserved shares of common stock for issuance upon exercise of outstanding options and warrants, and options and other awards that may be granted in the future under the 2009 Equity Incentive Plan, as follows:

Warrants	15,538,668
Non-Plan Stock Options	100,714
2009 Equity Incentive Plan	23,239,344
Total Shares Reserved	38,878,726

Note 7: Legal Matters

Information regarding certain legal proceedings to which the Company is a party can be found in the description of legal proceedings contained in the Company’s most recent Annual Report on Form 10-K for the year ended March 31, 2013 previously filed with the Securities and Exchange Commission, and is incorporated herein by reference. There have not been any material developments with respect to such proceedings during the quarter to which this Report on Form 10-Q relates.

134

Note 8: Subsequent Events

As the Company has previously on a Report on Form 8-K filed with the Securities and Exchange Commission, effective October 30, 2013, the investors in the private placement financing Transaction described in Note 2 above, pursuant to action taken by a majority in interest of such investors, amended the transaction documents in certain respects, in the event that the Company completes a registered underwritten public offering or a registered direct public offering resulting in at least $10 million of gross proceeds to the Company (a “Qualified Offering”) before December 26, 2013.  The investors waived the right of first refusal provisions relating to the investors’ right to purchase shares in such a Qualified Offering.  The investors also waived the price anti-dilution provisions of the transaction documents with respect to such a Qualified Offering, including any adjustment to the Conversion Price of the Secured Notes which could otherwise result from such Qualified Offering, if such Qualified Offering is completed on or before December 26, 2013, and the right of any investor to convert the Secured Notes in connection with or after such a Qualified Offering if the price to the public of common stock sold in such Qualified Offering is at or below $0.59 per share; however, this waiver did not constitute a waiver of any adjustment to the Exercise Price of the Warrants resulting from the closing of a Qualified Offering on or before December 26, 2013.  Finally, the investors agreement that any election by an investor to accelerate or to convert an investor’s Secured Note in connection with a Qualified Offering before December 26, 2013, must be given three trading days, rather than two trading days, prior to the anticipated closing of such a Qualified Offering.

135

3,720,000 Shares of Common Stock

PROSPECTUS

Sole Book-Running Manager

CRT Capital
Co- Manager
Newport Coast Securities, Inc.

December 12, 2013